As filed with the Securities and Exchange Commission on October 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST ULB CORP.

(Exact name of registrant as specified in its charter)

California	6035	94-3134590
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

100 Hegenberger Road

Oakland, California 94621

510.567.6900

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Malcolm F. Hotchkiss

President and Chief Executive Officer

First ULB Corp.

100 Hegenberger Road

Oakland, California 94621

510.567.6900

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Peter F. McAndrews, Esq. McAndrews, Allen & Matson, PC 429 Santa Monica Boulevard, Suite 550 Santa Monica, California 90401 310.260.8750	Gordon M. Bava, Esq. Manatt, Phelps & Phillips, LLP 11355 W. Olympic Boulevard Los Angeles, California 90064 310.312.4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities	Amount to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock no par value		$28,750,000	$3,295

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(o) under the Securities Act of 1933, as amended. Includes offering price of any additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION October     , 2011

PROSPECTUS

                     Shares

FIRST ULB CORP.

THE HOLDING COMPANY FOR

UNITED LABOR BANK

Common Stock

First ULB Corp. is a thrift holding company headquartered in Oakland, California. We are offering                      shares of our common stock. This is our initial public offering and no public market currently exists for our common stock. We anticipate that the initial public offering price will be between $         and $         per share.

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “FULB.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 for a discussion of the factors you should consider before you make your decision to invest in our common stock.

	Per Share	Total
Public offering price of common stock	$	$
Underwriting discounts(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	For a description of the compensation to be received by the underwriter in addition to the underwriting discounts and commissions, see “Underwriting”.

The underwriter may also exercise its option to purchase up to an additional                  shares of common stock from us at the public offering price less the underwriting discount for 30 days after the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OF A BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

The underwriter expects to deliver the shares of our common stock to purchasers on                     , 2011, subject to customary closing conditions.

San Juan Islands
Bellingham
Mt Baker
Mount Vernon
Everett
Port Angeles
Seattle
Leavenworth
Washington
Spokane
Tacoma
Aberdeen
Olympia
Mt Rainier
Yakima
Pullman
Richland
Mt St Helens
Walla Walla
Longview
Vancouver
Lake Tahoe
Nevada
Sacramento
Napa
Oakland
San Francisco
California
San Jose
Fresno
Monterey
San Luis Obispo
Bakersfield
Pacific Ocean
Santa Barbara
Channel Islands
Los Angeles
Palm Springs
Santa Catalina Is.
San Diego

UNITED LABOR BANK

Locations:

Seattle, Washington
Sacramento, California
Oakland, California
San Francisco, California
San Jose, California
Glendale, California
Long Beach, California
San Diego, California

You should rely only on the information contained in the prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the underwriter has authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operation, cash flows and/or prospects may have changed since that date. Information contained on, or accessible through, our website www.laborbank.com is not part of this prospectus.

Neither we nor any underwriter is making an offer to sell or seeking offers to buy our common stock in any jurisdiction where the offer is not permitted.

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

In this prospectus we rely on and refer to information and statistics regarding the banking industry, demographics and populations and the California and Washington markets. We obtained this information from independent publications or other publicly available information.

For investors outside the United States: neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere or incorporated by reference in this prospectus. For a more complete understanding of this offering, you should carefully read the entire prospectus, the registration statement of which this prospectus is a part and the information incorporated by reference in this prospectus, including the risk factors, the financial statements and the notes thereto. Unless the context indicates otherwise, all references to “we,” “us,” “our” and “Company” in this prospectus include the Company and the Bank, on a consolidated basis. All references to “year” refer to our fiscal year, which ends September 30.

About our Company

First ULB Corp. (“Company”) was incorporated in California on October 17, 1990 and is a thrift holding company headquartered in Oakland, California. The Company is the parent of United Labor Bank, F.S.B. (“Bank”). Our Company’s principal business consists of managing its investment in the Bank, which is our wholly owned subsidiary. Our Company also owns First ULB Trust I, a Delaware statutory business trust formed during the fourth quarter of 2004, which has for its sole purpose the issuance of trust preferred securities.

About our Bank

Our Bank was incorporated and opened for business on May 4, 1990 as a federally chartered stock savings bank. Our Bank engages in substantially all the business operations customarily conducted by independent community banks in California, such as accepting deposits into checking and various types of deposit accounts, offering a full range of real estate, commercial and other installment and term loans and providing other customary banking services. Our Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the maximum legal limits and we are a member of the Federal Home Loan Bank of San Francisco (“FHLB-SF”). See “DESCRIPTION OF BUSINESS.”

Our objective is to be a superior performing bank serving the needs of the communities in which we operate by expanding our branch network.

Market areas

We are a community-oriented financial institution which primarily originates real estate loans within our market areas. Our deposit gathering and lending efforts are focused primarily in the San Francisco Bay Area, the Los Angeles and Sacramento metropolitan areas of California and Seattle, Washington. Aside from our principal office and branch location in Oakland, we maintain branches in San Francisco, San Jose, Sacramento, Long Beach, Glendale, San Diego and Seattle. In the third quarter of 2011, our Bank added a Small Business Loan Department, headquartered in Los Angeles.

Growth strategies

We primarily market our products and services to small and medium-sized businesses and to retail consumers. Our strategy is to provide service through our employees, who are relationship-oriented and committed to our customers. Through this strategy, we intend to grow our business, expand our customer base and improve our profitability. The key elements of our strategy are to:

•	Utilize the strength of our management team. The experience and market knowledge of our management team is one of our greatest strengths and competitive advantages.

•	Leverage our existing foundation for additional growth. Based on our management’s depth of experience and certain infrastructure investments, we believe that we will be able to take advantage of certain economies of scale typically enjoyed by larger organizations to expand our operations both organically and through strategic cost-effective branch or bank acquisitions. We believe that the investments we have made in our data processing, staff and branch network will be able to support a much larger asset base. We are committed, however, to control any additional growth in a manner designed to minimize the risk and to maintain strong capital ratios. We believe that the net proceeds raised in this offering will assist us in implementing our growth strategies by providing the capital necessary to support future asset growth, both organically and through strategic acquisitions.

•

Pursue selective acquisition opportunities. Acquisitions have not been a part of our growth in the past, but we intend to pursue this avenue of growth in the future. We will continue to review branch and whole bank acquisition opportunities, including possible acquisitions of failed financial institutions in FDIC-assisted transactions and will pursue these opportunities if they represent the most efficient use of our capital under the circumstances. We believe that we have the skill set and experience to acquire and integrate successfully both bank and branch acquisitions, and that with the stronger capital positions we expect to have following this offering, we will be well positioned to take advantage of acquisition opportunities as they may arise. We intend to focus on targets in our market areas or other attractive areas with significant core deposits and/or a potential customer base compatible with our growth strategy.

•

Build and maintain customer loyalty through superior service. Our goal at the Bank is to attract labor unions, small to medium-sized businesses and retail consumers in our markets to turn to us first for their banking needs, as a result of our superior personal service and the tailored products and services that we provide. To achieve this goal, we:

•

have a standing credit committee that meets as often as necessary to review completed loan applications, making extensive use of technology to facilitate and expedite our internal communications and thereby enabling us to respond to our customers promptly; and

•

provide Internet business banking at www.laborbank.com which allows our business customers 24-hour Web-based access to their accounts so they can confirm or transfer balances, pay bills, download statements and use our cash management services.

•

Maintain local decision making and accountability. We believe that we have a competitive advantage over larger national and regional financial institutions by providing superior customer service with experienced, knowledgeable management, localized decision making capabilities and prompt credit decisions. We believe that our customers want to deal directly with the individuals who make the credit decisions.

•

Focus on asset quality and strong underwriting. We consider asset quality to be of primary importance and have taken measures in an effort to ensure that, despite the growth in our loan portfolio, we consistently maintain strong asset quality. As of June 30, 2011, we had $4.9 million in nonperforming assets, which as a percentage to total assets, was 1.79%. We also seek to maintain a prudent allowance for loan losses. The ratio of our allowance for loan losses to total loans as of June 30, 2011 was 1.39%.

•

Maintain and grow a stable core deposit base. We intend to continue to grow a stable core deposit (NOW, demand, money market and passbook accounts) base of customers. To the extent that our asset growth outpaces this local deposit funding source, we plan to borrow and raise deposits in the national market using deposit intermediaries. We intend to continue our practice of developing a deposit relationship with each of our loan customers. As of June 30, 2011, the aggregate amount of our NOW, demand, money market and passbook accounts, was $185 million, or 77% of our total deposits and our time deposits were $55 million or 23% of our total deposits.

Corporate information

Our principal executive offices are located at 100 Hegenberger Road, Oakland, California 94621. Our telephone number is 1-800-734-6888. Our website is www.laborbank.com. Information on our website www.laborbank.com is not incorporated by reference and is not a part of this prospectus.

The offering

Common stock offered	shares

Common stock to be outstanding immediately after this offering	shares

Use of proceeds	We intend to use these net proceeds to provide capital to our Bank to support its anticipated organic growth, to support potential future acquisitions of branches or whole banks, including the possible acquisitions of failed financial institutions in FDIC-assisted transactions and for other general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have not historically declared or paid dividends on our common stock and we do not expect to do so in the foreseeable future. Any future determination relating to dividend policy will be at the discretion of our Board of Directors (“Board”) and will depend on a number of factors, including our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock, state and federal banking law requirements and other factors deemed relevant by our Board. See “Dividend Policy.”

Risk factors	Before investing, you should carefully consider the information set forth under “RISK FACTORS” beginning on page 7 and other information included in this prospectus before making a decision to invest in our common stock.

Symbol	“FULB”

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary selected consolidated financial data. You should read the summary selected consolidated financial information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing in this prospectus. The financial data as of and for the nine months ended June 30, 2011 and June 30, 2010 have been derived from our unaudited consolidated financial statements. We believe these unaudited consolidated financial statements reflect all adjustments necessary for a fair presentation of our financial position and results of operations for the periods presented. The financial data as of and for the fiscal years ended September 30, 2010, 2009, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements. Historical results are not necessarily indicative of future results and the results for the nine months ended June 30, 2011 are not necessarily indicative of our expected results for the full year ended September 30, 2011 or any other period.

	At or For the Nine Months Ended June 30,		At or For the Fiscal Years Ended September 30,
	2011	2010	2010	2009	2008	2007	2006
	(dollars in thousands except per share data)
Income Statement Summary
Net interest income	$7,619	$8,087	$10,794	$10,397	$8,243	$7,330	$6,845
Provision for loan losses	280	830	975	799	340	11	71
Noninterest income (expense)	592	792	707	279	(562)	175	231
Noninterest expense	6,734	6,857	8,949	8,249	7,010	6,430	5,913

Income before taxes	1,197	1,192	1,577	1,628	331	1,064	1,092
Income tax expense (benefit)	381	411	438	517	(54)	275	358

Net income	$816	$781	$1,139	$1,111	$385	$789	$734

Dividend on Preferred Stock	$—	$—	$—	$66	$—	$—	$—

Net income available to common shareholders	$816	$781	$1,139	$1,045	$385	$789	$734

Per Share Data
Earnings per share-Basic	$0.63	$0.70	$0.98	$1.10	$0.44	$0.90	$0.85
Earnings per share-Diluted	$0.63	$0.70	$0.98	$1.10	$0.44	$0.90	$0.85
Book value per share	$17.48	$16.81	$17.15	$16.35	$14.49	$14.33	$13.31
Dividends per share on common stock	$—	$—	$—	$—	$—	$—	$—
Weighted average shares oustanding-Basic	1,298,900	1,121,192	1,165,619	947,461	870,639	874,563	863,872
Weighted average shares oustanding-Diluted	1,298,900	1,121,192	1,165,619	947,461	870,639	874,563	863,872
Shares outstanding at end of period	1,298,900	1,298,000	1,298,900	1,012,976	868,349	874,349	874,849

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (continued)

	At or For the Nine Months Ended June 30,		At or For the Fiscal Years Ended September 30,
	2011	2010	2010	2009	2008	2007	2006
	(dollars in thousands except per share data)
Selected Asset Quality Data
Nonaccrual loans	$3,341	$1,724	$1,417	$6,040	$2,659	$2,002	$—
Loans 90 days past due & still accruing	—	—	—	—	—	—	—

Total nonperforming loans	3,341	1,724	1,417	6,040	2,659	2,002	—
Other real estate owned	1,586	3,464	3,259	1,261	432	323	—

Total nonperforming assets	$4,927	$5,188	$4,676	$7,301	$3,091	$2,325	$—

Allowance for loan losses	$2,086	$2,046	$2,194	$1,987	$1,665	$1,667	$1,672

Asset Quality Ratios
Nonperforming loans to total gross loans	2.23%	1.16%	0.97%	3.87%	1.85%	1.59%	0.00%
Nonperforming assets to total assets	1.79%	1.99%	1.76%	2.79%	1.23%	1.08%	0.00%
Allowance for loan losses to gross loans	1.39%	1.37%	1.50%	1.27%	1.16%	1.32%	1.18%
Allowance for loan losses to nonaccrual loans	62.44%	118.68%	154.83%	32.90%	59.61%	77.02%	0.00%

Financial Condition Data:
Assets
Cash and due from banks	$78,633	$46,239	$55,433	$23,181	$10,171	$10,274	$10,227
Federal funds sold	—	5,015	5,015	5,990	25,000	24,000	—
Interest bearing deposits in banks	6,123	6,960	7,513	3,312	3,389	618	343
Investment securities:
Available-for-sale, at fair market value	23,018	34,743	33,657	61,838	57,436	44,275	19,781
Held-to-maturity, at amortized cost	97	115	110	134	164	201	258
Net loans	147,757	147,030	143,536	153,920	141,635	124,348	139,750
Premises and equipment	7,428	7,322	7,263	7,450	7,625	7,409	7,047
Federal Home Loan Bank stock, at cost	1,403	1,466	1,466	1,402	1,270	1,194	1,132
Accrued interest & other assets	10,412	11,856	12,346	4,152	3,705	2,760	2,209

Total Assets	$274,871	$260,746	$266,339	$261,379	$250,395	$215,079	$180,747

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (continued)

	At or For the Nine Months Ended June 30,		At or For the Fiscal Years Ended September 30,
	2011	2010	2010	2009	2008	2007	2006
	(dollars in thousands except per share data)
Liabilities
Non-interest-bearing	$107,480	$100,782	$100,503	$81,359	$6,020	$6,463	$3,943
Interest-bearing	133,188	126,966	132,284	139,845	217,228	175,536	139,839

Total Deposits	240,668	227,748	232,787	221,204	223,248	181,999	143,782
Collateralized deposits	—	431	433	12,298	3,520	2,409	4,511
FHLB Advances	3,000	3,000	3,000	3,000	3,000	10,500	13,500
Accured interest payable & other	2,106	1,361	1,457	1,921	1,650	1,249	919
Junior subordinated deferrable interest debentures	6,392	6,392	6,392	6,392	6,392	6,392	6,392
Shareholders’ Equity	22,705	21,814	22,270	16,564	12,585	12,530	11,643

Total Liabilities and Shareholders’ Equity	$274,871	$260,746	$266,339	$261,379	$250,395	$215,079	$180,747

Performance Ratios and Other Data
Return on average assets	0.40%	0.38%	0.42%	0.43%	0.16%	0.39%	0.41%
Return on average equity	4.86%	5.54%	5.80%	6.95%	2.97%	6.60%	6.65%
Efficiency ratio	82.01%	77.23%	77.80%	77.27%	91.28%	85.68%	83.56%
Net interest margin	4.03%	4.24%	4.21%	4.16%	3.75%	4.01%	4.20%
Shareholder’s equity to total assets	8.26%	8.37%	8.36%	6.34%	5.03%	5.83%	6.44%

Capital Ratios
Tier 1 risk based capital	14.73%	13.16%	13.53%	10.50%	9.50%	11.00%	10.00%
Total risk based capital	15.98%	14.41%	14.78%	11.70%	10.50%	12.10%	11.10%
Leverage capital ratio	8.15%	8.07%	8.10%	6.90%	6.30%	7.20%	8.30%

RISK FACTORS

An investment in our common stock involves a high degree of risk. There are risks, many beyond our control, which could cause our financial condition or results of operations to differ materially from management’s expectations. Some of the risks that may affect us are described below. Before deciding to invest in our common stock, you should carefully consider the risks described below together with all the information contained in this prospectus, including our financial statements and the notes thereto. Any of the risks described below, by itself or together with one or more other factors, may adversely affect our business, results of operations, financial condition, prospects and the market price and liquidity of our common stock, perhaps materially. The risks presented below are not the only risks that we face. Additional risks that we do not presently know or that we currently deem immaterial may also have an adverse effect on our business, results of operations, financial condition, prospects and the market price and liquidity of our common stock. In such a case, you may lose all or part of your original investment. Further, to the extent that any of the information contained in this prospectus constitutes forward-looking statements, the risk factors below also are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS” on page 19.

Risks Related to Our Business and Operations

We face significant competition to attract and retain banking customers.

We operate in the highly competitive banking industry and face significant competition for customers from other banks and financial institutions located both within and beyond our principal markets. We compete with other thrifts, commercial banks, savings banks, credit unions, nonbank financial services companies and other financial institutions operating within or near the areas we serve. Additionally, we compete with companies that solicit loans and deposits in our principal markets or over the Internet.

Many of our nonbank competitors are not subject to the extensive regulations that govern our activities and may have greater flexibility in competing for business. Many of our competitors are also larger and have significantly more resources, greater name recognition and larger market shares than we do, enabling them to maintain numerous banking locations, mount extensive promotional and advertising campaigns and to be more aggressive than us in competing for loans and deposits. We expect competition to continue to intensify due to the recent consolidation of many financial institutions. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes, such as the recent repeal of federal prohibitions on the payment by depository institutions of interest on demand deposit accounts. Additionally, some of our current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we may be able to accommodate.

In addition, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Our ability to compete successfully will depend on a number of factors, including, among other things:

•	our ability to build and maintain long-term customer relationships while ensuring high ethical standards and safe and sound banking practices;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	customer satisfaction with our products and services; and

•	industry and general economic trends.

Our failure to perform or weakness in any of these areas could significantly and negatively impact our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our dependence on loans secured by real estate subjects us to risks relating to fluctuations in the real estate market and related interest rates, environmental risks and legislation that could result in significant additional costs and capital requirements that could adversely affect our assets and results of operations.

A significant portion of our loan portfolio is secured by real estate. Real estate served as the principal source of collateral with respect to approximately 97% of our loan portfolio at June 30, 2011. Real estate markets in California and elsewhere have experienced modest to dramatic depreciation. A decline in economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing loans and the value of real estate owned by us, as well as our financial condition and results of operations in general and the market value of our common stock. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also adversely affect our financial condition.

Our real estate lending also exposes us to the risk of environmental contamination liabilities.

In the course of our business, it is necessary to foreclose and take title to real estate, which could subject us to environmental liabilities with respect to these properties. Hazardous substances or waste, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. We could be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at such properties. The costs associated with investigation or remediation activities could be substantial and could substantially exceed the value of the real property. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. We may be unable to recover costs from any third party. These occurrences may materially reduce the value of the affected property, and we may find it difficult or impossible to use or sell the property prior to or following any environmental remediation. If we ever become subject to significant environmental liabilities, our business, financial condition and results of operations could be materially and adversely affected.

Our Bank’s business, financial condition and results of operations are sensitive to and may be adversely affected by interest rate changes.

Our earnings are substantially affected by changes in prevailing interest rates. Changes in interest rates affect the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and the rates we must pay on deposits and borrowings. The difference between the rates we receive on loans and short-term investments and the rates we must pay on deposits and borrowings is known as the interest rate spread. Given our current volume and mix of interest-bearing assets and liabilities, our interest rate spread can be expected to increase when market interest rates are rising, and to decline when market interest rates are declining. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may adversely affect our business, financial condition and result of operations.

Our net interest margin increased from 4.16% to 4.21% from the year ended September 30, 2009 to the year ended September 30, 2010. Our net interest margin decreased from 4.24% to 4.03% from the nine months ended June 30, 2010 to the nine months ended June 30, 2011. We are asset sensitive, which means that our assets reprice faster than our liabilities. Thus in an increasing interest rate environment the net interest margin will generally increase, and in a declining interest rate environment the net interest margin will generally decline. However, variable rate loans with interest rate floors generally do not reprice in periods when their rate floors exceed calculated variable rates.

The recent downgrade of the U.S. Government’s credit rating by Standard & Poor’s could result in economic uncertainty and a significant rise in interest rates, either of which could have a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our shareholders.

On August 2, 2011, legislation was enacted to increase the federal debt ceiling and to reduce future U.S. Government spending levels. Notwithstanding the passage of this legislation, there remains uncertainty about whether and when the U.S. Government will implement contemplated budget cuts, which has resulted in continued concerns that the U.S. Government could default on its obligations in the future. On August 5, 2011, Standard & Poor’s downgraded the U.S. Government’s credit rating for the first time in history as a result of its belief that the legislation was inadequate to address the country’s growing debt burden. Standard & Poor’s decision to downgrade the U.S. Government’s credit rating could create broader financial and global banking turmoil and uncertainty and could lead to a significant rise in interest rates. These events could cause the interest rates on our borrowings and our cost of capital to increase significantly and negatively impact performance of our investment portfolio. These adverse consequences could also extend to our customers and, as a result, could materially and adversely affect the ability of our borrowers to continue to pay their obligations as they become due and our ability to continue to originate loans on favorable terms. These consequences could be exacerbated if other statistical rating agencies, particularly Moody’s and Fitch, decide to downgrade the U.S. Government’s credit rating in the future. Furthermore, the downgrade of the U.S. Government’s credit rating could result in significant volatility in global stock markets, which could cause the market price of our common stock to decrease significantly. Any of these outcomes could have a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our shareholders.

Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

Our financial performance generally, and in particular the ability of borrowers to pay interest on and repay the principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer and whose success we rely on to drive our future growth, is highly dependent on the business environment in the markets in which we operate and in the United States as a whole. Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, the prevailing yield curve, inflation, monetary supply, fluctuations in the debt and equity capital markets and the strength of the domestic economy and the local economies in the markets in which we operate. Unfavorable market conditions can result in a deterioration of the credit quality of borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, adverse asset values and a reduction in assets under management. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence, limitations on the availability or increases in the cost of credit and capital, increases in inflation or interest rates, high unemployment, natural disasters, state or local government insolvency or a combination of these or other factors.

Overall, the adverse business environment beginning in September 2008 has had a negative effect on our business and the credit quality of our loans. Although the economic conditions in the markets in which we operate and in the United States as a whole may recently be showing signs of recovery, there can be no assurance that these conditions will continue to improve. These conditions may again decline in the future. Any unfavorable change in the general business environment in which we operate or in the United States as a whole could adversely affect our business, results of operations, financial condition or prospects.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase our interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act, which was signed into law on July 21, 2010. As a result, beginning on July 21, 2011, financial institutions could commence offering interest on demand deposits to compete for clients. We do not yet know what interest rates other institutions may offer. Our interest expense will increase and our net interest margin will decrease if we begin offering interest on demand deposits to attract additional customers or maintain current customers. Consequently, our business, results of operations, financial condition or prospects may be adversely and materially affected.

Our success has been built upon profitable growth, and we may be unable to sustain our profitable growth or our rate of growth which would adversely affect our profits and results of operations.

We have experienced steady, moderate growth from $261.4 million in total assets and $233.5 million in total deposits (which included collateralized deposits of $12.3 million) at September 30, 2009 to $266.3 million in total assets and $233.2 million in total deposits (which includes collateralized deposits of $433 thousand) at September 30, 2010. We have experienced growth from $260.7 million in total assets and $227.7 million in total deposits at June 30, 2010 to $274.9 million in total assets and $240.7 million in total deposits at June 30, 2011. We expect to continue to experience growth in assets, deposits and scale of operations. If the margins in key business areas are less than what we have historically experienced, if our growth declines or if we do not manage our growth effectively, we will become less profitable, which will adversely affect our business and prospects.

We are required to make a number of judgments in applying accounting policies and different estimates and assumptions in the application of these policies could result in a decrease in capital and/or other material changes to our reports of financial condition and results of operations.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and reserve for unfunded lending commitments, other real estate owned, and income tax assets or liabilities (including deferred tax assets). While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in a decrease to net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

We may incur additional costs and experience impaired operating results if we are unable to retain our key management or are unable to attract and retain additional successful bankers in order to grow our business.

Malcolm Hotchkiss has been the president and chief executive officer of our Bank since 1994 and is employed pursuant to an employment agreement dated January 1, 2007 that expires in September 2013. Mr. Hotchkiss and our executive management team developed numerous aspects of our current business strategy, and the implementation of that strategy depends heavily upon the active involvement of Mr. Hotchkiss and our executive management team. The loss of the services of Mr. Hotchkiss, or other senior officers who are part of our succession planning, could adversely affect our business strategy and could cause us to incur additional costs and experience impaired operating results while we seek suitable replacements. We also need to continue to attract and retain senior management and to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, we plan to continue to develop new and to expand current locations, products and services. The loss of the services of any senior management personnel or relationship managers, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, results of operations, financial condition and prospects. Additionally, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits that may reduce our earnings or adversely affect our business, results of operations, financial condition or prospects.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend to a significant extent on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential Web hosting and other Internet systems, deposits processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, results of operations, financial condition or prospects could be adversely affected, perhaps materially. Even if we are able to replace them, it may be at higher cost to us, which could adversely affect our business, results of operations, financial condition or prospects.

Our business, financial condition and results of operations may be adversely affected if we are unable to insure against or control our operations risks.

We are subject to various operations risks, including, but not limited to, data processing system failures and errors, communications and information systems failures, errors and breaches, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. Should an event occur that is not prevented or detected by our internal controls, or is uninsured or in excess of applicable insurance limits, it could damage our reputation, result in a loss of customer business, cause additional regulatory scrutiny and expose us to litigation risks and possible financial liability, any of which could adversely affect our business, financial condition and results of operations.

We rely on the accuracy and completeness of information about our clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished by or on behalf of clients and counterparties, including financial statements and other financial information. We may also rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. If this information is inaccurate or incomplete, we may be subject to loan losses, regulatory action, reputational harm or other adverse effects on the operation of our business, results of operations, financial condition or prospects.

The soundness of other financial services institutions may adversely affect our credit risk.

We rely on other financial services institutions through trading, clearing, counterparty and other relationships. We maintain limits and monitor concentration levels of our counterparties as specified in our internal policies. Our reliance on other financial services institutions exposes us to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect our results of operations and financial condition.

Our success depends, in part, upon our ability to effectively use rapidly changing technology in providing and marketing products and services to our customers.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to use technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations and compliance with regulatory expectations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing those products and services to our customers.

Our business is subject to liquidity risk, and changes in our source of funds may adversely affect our performance and financial condition by increasing our cost of funds.

Our ability to make loans is directly related to our ability to secure funding. Core deposits are our primary source of liquidity. Also, we use the Promontory Interfinancial Network (“CDARS”), which allows the Bank to place and receive certificate of deposits (“CD”) in the CDARS network of member banks. Both the national CD market and brokered CDs are rate-sensitive and may have, at times, a higher rate than deposits generated in our local markets. We use advances from the FHLB-SF and Federal Fund lines of credit to satisfy temporary borrowing needs. Payments of principal and interest on loans and sales and participations of eligible loans are also a primary source for our liquidity needs. Primary uses of funds include withdrawal of and interest payments on deposits, originations and purchases of loans and payment of operating expenses. Core deposits represent significant sources of low-cost funds. Alternative funding sources such as large balance time deposits or borrowings are a comparatively higher-cost source of funds. Liquidity risk arises from the inability to meet obligations when they come due or to manage the unplanned decreases or changes in funding sources. Although we believe we can continue to successfully pursue our core deposit funding strategy, significant fluctuations in core deposit balances may adversely affect our financial condition and results of operations.

We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect to or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms, or at all. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth could be materially impaired.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

From time to time, we may become party to various litigation claims and legal proceedings. Management evaluates these claims and proceedings to assess the likelihood of unfavorable outcomes and estimates, if possible, the amount of potential losses. We may establish a reserve, as appropriate, based upon our assessments and estimates in accordance with our accounting policies. We base our assessments, estimates and disclosures on the information available to us at the time and rely on the judgment of our management with respect to those assessments, estimates and disclosures. Actual outcomes or losses may differ materially from assessments and estimates, which could adversely affect our reputation, financial condition and results of operations.

Risks Related to the Regulatory Oversight of Our Institution

The banking industry is highly regulated and legislative or regulatory actions taken now or in the future may have a significant adverse effect on our operations.

The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily to protect depositors, the public, the FDIC’s Deposit Insurance Fund, and the banking system as a whole, not our shareholders. We have historically been subject to the regulation and supervision of the Office of Thrift Supervision (“OTS”). The Office of the Comptroller of the Currency (“OCC”) became our primary regulator effective July 21, 2011. The banking laws, regulations and policies applicable to us govern matters ranging from the regulation of certain debt obligations, changes in the control of us and the maintenance of adequate capital to the general business operations conducted by us, including permissible types, amounts and terms of loans and investments, the amount of reserves held against deposits, restrictions on dividends, establishment of new offices and the maximum interest rate that may be charged by law.

We are subject to changes in federal and state banking statutes, regulations and governmental policies, and the interpretation or implementation of them. Regulations affecting banks and other financial institutions in particular are undergoing continuous review and frequently change and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that will affect us. Any changes in any federal and state law, as well as regulations and governmental policies could affect us in substantial and unpredictable ways, including ways that may adversely affect our business, results of operations, financial condition or prospects. In addition, federal and state banking regulators have broad authority to supervise our banking business, including the authority to prohibit activities that represent unsafe or unsound banking practices or constitute violations of statute, rule, regulation or administrative order. Failure to appropriately comply with any such laws, regulations or regulatory policies could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could adversely affect our business, results of operations, financial condition or prospects.

Recent legislative and regulatory actions may have a significant adverse effect on our operations. The Dodd-Frank Act will result in sweeping changes in the regulation of financial institutions. As a result of this legislation, we face the following changes, among others:

•	repeal of the federal prohibitions on the payment of interest on demand deposits, thereby generally permitting depository institutions to pay interest on all deposit accounts; and

•

capital requirements for banks imposed by the FDIC are to be countercyclical so that the amount of capital an institution is required to maintain increases in times of economic expansion and decreases in times of economic contraction, consistent with the safety and soundness of the institution.

Some of these provisions may have the consequence of increasing our expenses, decreasing our revenues and changing the activities in which we choose to engage. Many of these and other provisions of the Dodd-Frank Act remain subject to regulatory rulemaking and implementation, the effects of which are not yet known. We may be forced to invest significant management attention and resources to make any necessary changes related to the Dodd-Frank Act and any regulations promulgated thereunder, which may adversely affect our business, results of operations, financial condition or prospects. We cannot predict the specific impact and long-term effects the Dodd-Frank Act and the regulations promulgated thereunder will have on our financial performance, the markets in which we operate and the financial industry generally.

In addition to changes resulting from the Dodd-Frank Act, recent proposals published by the Basel Committee on Banking Supervision (the “Basel Committee”), if adopted, could lead to significantly higher capital requirements, higher capital charges and more restrictive leverage and liquidity ratios. In July and December 2009, the Basel Committee published proposals relating to enhanced capital requirements for market risk and new capital and liquidity risk requirements for banks. On September 12, 2010, the Basel Committee announced an agreement on additional capital reforms that increases required Tier 1 capital and minimum Tier 1 common equity capital and requires banks to maintain an additional capital conservation buffer during times of economic prosperity. While the ultimate implementation of these proposals in the United States is subject to the discretion of U.S. bank regulators, these proposals, if adopted, could restrict our ability to grow during favorable market conditions or require us to raise additional capital, including through sales of common stock or other securities that may be dilutive to our shareholders. As a result, our business, results of operations, financial condition or prospects could be adversely affected.

Increases in FDIC insurance premiums may adversely affect our earnings.

Our deposits are insured by the FDIC up to legal limits and, accordingly, we are subject to FDIC deposit insurance assessments. We generally cannot control the amount of premiums we will be required to pay for FDIC insurance. Under the FDIC’s risk-based assessment system, the assessment rate is based on classification of a depository institution in one of several different risk assessment categories. Such classification is currently based upon the institution’s capital level and upon certain supervisory evaluations of the institution by its primary federal banking regulator. The FDIC may adjust insurance assessment rates under certain circumstances. The Dodd-Frank Act requires the FDIC to revise the assessment rate so that rather than applying the assessment rate to an institution’s United States deposit balance, the base assessments are determined by the average total consolidated assets of an insured depository institution during the assessment period, less the average tangible equity of the institution during the assessment period. The FDIC has also requested comments on a proposed rule tying assessment rates of FDIC-insured institutions to the institution’s employee compensation programs.

The exact nature and extent of these recent changes is not yet known but could increase the amount of premiums we must pay for FDIC insurance. In addition, higher levels of bank failures in recent years and increases in the statutory deposit insurance limits have increased resolution costs to the FDIC and depleted the FDIC insurance fund. In response, the FDIC increased assessment rates on insured institutions, charged a special assessment to all insured institutions as of June 30, 2009 and required banks to prepay three years’ worth of premiums on December 30, 2009 to replenish the FDIC insurance fund. As of June 30, 2011, we had a prepaid insurance asset of $944 thousand. As of September 30, 2010, we had a prepaid insurance asset of $1.21 million. If there are additional financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels, or the FDIC may charge additional special assessments. The previously announced increases and any future increases or required prepayments of FDIC insurance premiums may adversely affect our business, results of operations, financial condition or prospects.

The cost of additional finance and accounting systems, procedures and controls to satisfy our new public company reporting requirements will increase our expenses; the requirements of being a public company may divert management’s attention from our business operations.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations and compliance with related regulations, will require significant expenditures. In addition, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy. Compliance with public reporting obligations will, among other things, require us to assess our internal controls and procedures and evaluate our accounting systems. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy these obligations. We may need to hire additional compliance, accounting and financial staff with the appropriate public company experience and technical knowledge. This may not be completed in a timely fashion. As a result, we may need to rely on outside consultants to provide these services until we hire qualified personnel. These obligations will increase our operating expenses. We cannot estimate the amount of the additional costs necessary for compliance to these requirements nor predict our management’s attention from our operations.

Risks Related to an Investment in Our Common Stock

Your shares of common stock will not be an insured deposit and therefore are subject to risk of loss.

Our common stock is not a bank deposit and therefore, is not insured against loss by the FDIC, by any other deposit insurance fund, by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “RISK FACTORS” section and is subject to the same market forces that affect the price of common stock in any company as well as other factors that affect the stock of financial services companies in general and of our Bank in particular. If you acquire our common stock, your investment is not insured and, therefore, you may lose some or all of the value of your investment.

There was no trading market for our common stock; if an active market does not develop or sustain then the market price of our common stock may be volatile.

Before this offering, there was no public market for our common stock. Although we have applied for listing of our common stock on the NASDAQ Capital Market, an active trading market for our common stock may never be developed or sustained. In addition, you could pay a price for our common stock in this offering that was not established in a competitive market. Instead, you will pay a price that we negotiated with the underwriter. See “UNDERWRITING” for factors considered in determining the initial public offering price.

The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets and may be higher than the market price of our common stock after this offering.

In particular, we cannot assure you as to:

•	the likelihood that an active public trading market for the shares of our common stock will develop after this offering, or, if developed, that a public trading market can be sustained;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their shares of our common stock; or

•	the price that our shareholders may obtain for their shares of our common stock.

If no public market develops, it may be difficult or impossible to resell our common stock if you should desire to do so. Even if an active trading market develops, the market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations after this offering. Therefore, we cannot predict how the shares of our common stock will trade in the future.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. The trading price of our common stock depends on many factors, which from time to time may change, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities and other factors identified in the Summary above under the heading “SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS.” Accordingly, the shares of our common stock purchased, whether in this offering or in the secondary market, may trade at a lower price than that at which they were purchased. In some cases, the markets produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

We intend to remain independent, which may mean you will not receive a premium for your common stock.

We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirers, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our stock value may suffer from antitakeover provisions in our articles of incorporation and bylaws that may impede potential takeovers that management opposes.

Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our Board opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Antitakeover provisions contained in our corporate documents include:

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders; and

•	our ability to issue additional shares of common stock without shareholder approval.

We do not currently intend to pay dividends on our common stock.

We currently do not intend to pay any cash dividends on our common stock in the foreseeable future following this offering. We intend to follow a policy of retaining earnings, if any, to fund the development and growth of the business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors. Further, our ability to pay dividends is limited by state and federal banking laws. Accordingly, if you purchase shares in this offering, to realize a gain on your investment, the price of our common stock must appreciate. This may not occur. Investors seeking cash dividends should not purchase our common stock. See “DESCRIPTION OF COMPANY CAPITAL STOCK.”

The book value and ownership percentage of your common stock will be subject to dilution.

Book value dilution means a reduction in the tangible book value (shareholders’ equity) per share of stock, and ownership dilution means a decrease in a shareholder’s percentage ownership due to the issuance of additional shares. Assuming the sale of all             shares of common stock at $            per share,             .

Our authorized capital includes 10,000,000 shares of common stock and 10,000,000 shares of preferred stock. At June 30, 2011, we had 1,298,900 shares of common stock outstanding and no shares of preferred stock outstanding. Our Board generally has the authority, without action by or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock and preferred stock for any corporate purpose. We may seek additional equity capital in the future as we develop our business and expand our operations. Any issuance of additional shares of common stock or derivative securities will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock. These issuances or the perception that such issuances may occur could also adversely affect the market price of our common stock. Our organizational documents do not provide for preemptive rights, so you may not have the ability to participate in future issuances of equity securities by us and may be diluted as a result of such issuances.

Dilution resulting from exercise under our Stock Incentive Plan.

To the extent grants to purchase our common stock are issued and exercised under our Stock Incentive Plan, investors purchasing stock in this offering will experience further dilution.

Our common stock is subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, our common stock ranks junior to all our customer deposits and indebtedness, and other nonequity claims on us, with respect to assets available to satisfy claims. Additionally, holders of common stock are subject to the prior dividend and liquidation rights of the holders of any series of preferred stock we may issue.

Our management will have broad discretion to use the proceeds to us generated in this offering and may be unable to effectively use the proceeds to earn additional profits.

We intend to use the net proceeds generated by this offering to provide capital to our Bank, support potential future acquisition of branches or whole banks and for other general corporate purposes. We have not designated the amount of net proceeds that we intend to use for any particular purpose. Accordingly, we will have broad discretion regarding the application of the net proceeds to us generated in this offering and could use them for purposes other than those contemplated at the time of the offering. You may not agree with the manner in which we choose to allocate and spend the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that our use of the net proceeds from this offering will not increase our market value or yield a favorable return to us.

SPECIAL CAUTIONARY NOTICE REGARDING “FORWARD-LOOKING STATEMENTS”

This prospectus contains statements about future expectations, activities and events that constitute forward-looking statements within the meaning of, and subject to the protection of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “continue,” “would,” “could,” “hope,” “might,” “assume,” “objective,” “seek,” “plan,” “strive” or similar words, or the negatives of these words, identify forward-looking statements.

Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements. In addition to the other factors discussed in the “RISK FACTORS” section of this prospectus, factors that could contribute to those differences include, but are not limited to:

•

the risks presented by adverse changes in economic conditions, which could adversely affect credit quality, collateral values, investment values, liquidity and loan originations and loan portfolio delinquency rates;

•	variances in the actual versus projected growth in assets and return on assets;

•	potential increasing loan losses;

•	potential increasing levels of expenses associated with resolving nonperforming assets as well as regulatory changes;

•	changes in the interest rate environment, including interest rates charged on loans, earned on securities investments and paid on deposits and other borrowed funds;

•	competitive effects;

•	potential declines in fee and other noninterest income earned associated with economic factors as well as regulatory changes;

•

general economic conditions nationally, regionally and within our operating markets could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets;

•	potential continued decline in real estate values in our operating markets;

•

the effects of uncontrollable events such as the political unrest in the Middle East, terrorism, the threat of terrorism or the impact of the current military conflicts in Afghanistan and Iraq and the conduct of the war on terrorism by the United States and its allies, worsening financial and economic conditions, natural disasters (like earthquakes and tsunamis) and disruption of power supplies and communications;

•	changes in accounting standards, tax laws or regulations and interpretations or such standards, laws or regulations; and

•	fiscal and governmental policies of the United States government.

The factors set forth under “RISK FACTORS” in this prospectus and other cautionary statements and information set forth in this prospectus should be carefully considered and understood as being applicable to all related forward-looking statements contained in this prospectus, when evaluating our business prospects.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and shareholder values may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus.

USE OF PROCEEDS

We estimate that our net proceeds from our sale of             shares of our common stock in this offering (based on an assumed offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus) will be approximately $            million, after deduction of underwriting discounts and commissions and offering expenses payable by us estimated to be $            . If the underwriter’s overallotment option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $            , after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds from this offering as follows:

•	to provide capital to our Bank to support its anticipated organic growth;

•	to support potential future acquisition of branches or whole banks, including possible acquisitions of failed institutions in FDIC-assisted transactions; and

•	for other general corporate purposes.

We have broad discretion over the uses of the net proceeds of this offering.

By establishing a public market for our common stock, this offering is also intended to facilitate our future access to public markets.

DIVIDEND POLICY

Dividends are paid at the discretion of our Board. Although we paid a cash dividend on our common stock once in our Company’s history, it is our Board’s intention to not pay a cash or stock dividend for the foreseeable future. The amount and frequency of dividends, if any, will be determined by our Board after consideration of our earnings, capital requirements, our financial condition and our ability to service any equity or debt obligations senior to our common stock, and will depend on cash dividends paid to us by our subsidiary Bank. As a result, our ability to pay future dividends will depend on the earnings of the Bank, its financial condition and its need for funds. At this time, the Company has no preferred stock outstanding and does not intend to issue preferred stock in the foreseeable future.

There are a number of restrictions on our ability to pay cash dividends. It is regulatory policy that holding companies of savings associations should pay cash dividends on common stock only if there are sustainable core earnings and there are adequate liquid assets, consistent with a company’s capital needs, asset quality and overall financial condition. For a foreseeable period of time, our principal source of cash will be dividends paid by our subsidiary Bank with respect to its capital stock. There are certain restrictions on the payment of these dividends imposed by federal and state banking laws, regulations and authorities as well. See “SUPERVISION AND REGULATION-Capital distributions.”

Regulatory authorities may impose limitations on the ability of our subsidiary Bank to pay dividends to us if they determine such limits are appropriate to preserve capital or in the interests of “safety and soundness.”

MARKET FOR OUR COMMON STOCK

We have applied to have the common stock of our Company listed for trading on the NASDAQ Capital Market and our common stock will trade under the symbol “FULB.” We cannot assure you that our common stock will be approved for listing on the NASDAQ Capital Market.

Making a market in our common stock may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. There can be no assurance that you will be able to sell your shares at or above the purchase price.

CAPITALIZATION

The following table sets forth our actual capitalization and capital ratios at June 30, 2011 and pro forma capitalization and capital ratios as of that date after giving effect to sales of             shares being offered at the offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us:

Actual and Pro Forma Capitalization and Capital Ratios at June 30, 2011

	Actual	Assuming shares are sold
Shareholders’ equity:
Common Stock	$15,796,284
Retained earning	6,434,733
Unrealized gain in securities available-for-sale, net	474,487	474,487

Total shareholders’ equity	$22,705,504
Total capitalization	$22,705,504
Consolidated capital ratios:
Leverage	8.2%
Tier 1 risk-based capital	14.7%
Total risk-based capital	16.0%

DILUTION

If you invest in our common stock, you will suffer dilution to the extent that the offering price per share of our common stock exceeds the tangible net book value per share of our common stock immediately following this offering. Net tangible book value per share is equal to our shareholders’ equity less tangible assets, divided by the number of shares of our common stock outstanding. As of June 30, 2011, our tangible book value was $            or $            per share.

After the sale of              shares of common stock in this offering at $             per share, the midpoint of the price range set forth on the cover page of this prospectus and after the underwriting discounts, commissions and estimated offering expenses payable by us, our pro forma tangible book value as of June 30, 2011 would be approximately $            or $            per share. This offering will therefore result in an immediate increase in our tangible book value of $            per share to existing shareholders and an immediate dilution of $            per share to investors purchasing shares in this offering or approximately     % of the offering price of $            per share. Dilution per share is calculated by subtracting the pro forma tangible book value per share from the offering price.

The following table illustrates the calculation of the amount of dilution per share that a purchaser of our common stock in this offering will incur given the assumptions above:

Tangible book value per share at June 30, 2011	$17.48
Increase in tangible book share per share attributable to new investors
Pro forma tangible book value per share after the offering
Offering price
Dilution per share to new investors

If the underwriter exercises its overallotment option in full, the pro forma net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $            per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $            per share of common stock.

If the underwriter’s overallotment option is exercised in full, the number of shares held by the existing shareholders after this offering would be reduced to     % of the total number of shares of our common stock outstanding after this offering and the number of shares held by new investors would increase to             shares, or     % of the total number of shares of our common stock outstanding after this offering.

To the extent that we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s discussion and analysis is presented to aid the reader in understanding and evaluating our financial condition and results of operations. This discussion and analysis should be read with the consolidated financial statements, including the footnotes, and the other financial data included in this prospectus.

Overview

The Company is a thrift holding company headquartered in Oakland, California and was incorporated in California on October 17, 1990. It is the parent of the Bank. The Company’s principal business consists of managing our investment in the Bank, which is our wholly owned subsidiary. We also own First ULB Trust I, a Delaware statutory business trust, which has for its sole purpose the issuance of trust preferred securities. The Bank was incorporated and opened for business on May 4, 1990. Although it focuses on providing banking services for labor unions and their members, the Bank engages in substantially all the business operations customarily conducted by independent community banks in California.

Primary factors used in evaluating our business

As a banking institution, we manage and evaluate various aspects of both our financial condition and our results of operations. We monitor our financial condition and performance on a daily basis at the Company, at the Bank and in the local markets that are managed by our branch managers. We evaluate the levels and trends of the line items included in our balance sheet and statements of income, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against both our own historical levels and the financial condition and performance of comparable banking institutions in our region and nationally.

Results of operations. Principal factors used in managing and evaluating our results of operations include return on average assets, net interest income, noninterest income, noninterest expense and net income. Net interest income is affected by the level of interest rates, changes in interest rates and changes in the composition of interest earning assets and interest-bearing liabilities. The most significant impact on our net interest income between periods is derived from the interaction of changes in the rates earned or paid on interest earning assets and interest-bearing liabilities (interest rate spread). The volume of loans, investment securities and other interest earning assets, compared to the volume of interest-bearing deposits and indebtedness, combined with the interest rate spread, produces changes in the net interest income between periods. Noninterest-bearing sources of funds, such as demand deposits and shareholders’ equity, also support earning assets. The impact of free funding sources is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the interest free nature of free funding sources, the net interest margin is generally higher than the interest rate spread. We seek to increase our net interest income over time, and we evaluate our net interest income on factors that include the yield on our loans and other earning assets, the cost of our deposits and other funding sources, the levels of our net interest spread and net interest margin and the loan loss reserve provisions required to maintain our reserves at adequate levels.

We seek to increase our noninterest income over time, and we evaluate our noninterest income relative to the trends of the individual types of noninterest income in view of prevailing market conditions.

We seek to manage our noninterest expenses in consideration of the growth of our business and our community banking model that emphasizes customer service and responsiveness. We evaluate our noninterest expense on factors that include our noninterest expense relative to our average assets, our efficiency ratio and the trends of the individual categories of noninterest expense.

Finally, we seek to increase our net income and provide favorable shareholder returns over time, and we evaluate our net income relative to the performance of other banks and bank holding companies on factors that include return on average assets, return on average equity and consistency and rates of growth in our earnings.

Financial condition. Principal areas of focus in managing and evaluating our financial condition include liquidity, the diversification and quality of our loans, the adequacy of our loan loss reserves, the diversification and terms of our deposits and other funding sources and the re-pricing characteristics and maturities of our assets and liabilities, including potential interest rate exposure and the adequacy of our capital levels. We seek to maintain sufficient levels of cash and securities to meet potential payment and funding obligations, and we evaluate our liquidity on factors that include the levels of cash and highly liquid assets relative to our liabilities, the quality and maturities of our investment securities, our ratio of loans to deposits and our reliance on brokered certificates of deposit or other wholesale funding sources.

We seek to maintain a diverse and high quality loan portfolio, and we evaluate our asset quality on factors that include the allocation of our loans among loan types, the size of our credit exposures to any single borrower or industry type, nonperforming assets as a percentage of total loans and loan charge-offs as a percentage of average loans. We seek to maintain our loan loss reserves at levels adequate to absorb potential losses inherent in our loan portfolio at each balance sheet date, and we evaluate the level of our allowance for loan losses relative to our overall loan portfolio and the level of nonperforming loans and potential charge-offs.

We seek to fund our assets primarily using core customer deposits spread among various deposit categories, and we evaluate our deposit and funding mix on factors that include the allocation of our deposits among deposit types, the level of our noninterest bearing deposits, the ratio of our core deposits (i.e. excluding time deposits above $100,000) to our total deposits and our reliance on brokered deposits or other wholesale funding sources, such as borrowings from other banks or agencies. We seek to manage the mix, maturities and re-pricing characteristics of our assets and liabilities to maintain relative stability of our interest rate margin in a changing interest rate environment and we evaluate our asset-liability management using complex models to evaluate the changes to our net interest income under different interest rate scenarios.

Finally, we seek to maintain adequate capital levels to absorb unforeseen operating losses and to help support the growth of our balance sheet. We evaluate our capital adequacy using the regulatory and financial capital ratios included elsewhere in this prospectus.

Trends and developments

Our success is highly dependent on economic conditions and market interest rates. Because we operate in California and Washington, the local economic conditions in each of these areas are particularly important. Our local economies have been impacted by the national economic and real estate downturn, sub-prime mortgage crisis and ongoing financial market turmoil in many areas of the United States. Although the continuing impact of the national recession and financial market turmoil is uncertain, these factors affect our business and could have a material negative effect on our cash flows, results of operations, financial condition and prospects.

FDIC insurance premiums. As part of a plan to restore the Deposit Insurance Fund following significant decreases in its reserves, the FDIC has increased deposit insurance assessments. On January 1, 2009, the FDIC increased its assessment rates and has since imposed further rate increases and changes to the current risk-based assessment framework. On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital, as of June 30, 2009. On November 17, 2009, the FDIC published a final rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. We cannot predict whether FDIC insurance premiums will remain elevated for the foreseeable future.

Asset quality. Difficult economic conditions continue to have a negative impact on businesses and consumers in our market areas. General declines in the real estate and housing markets resulted in some manageable deterioration in the credit quality of our loan portfolio; however, when compared to our peers, our overall asset quality has remained quite good. Our nonperforming assets decreased to $4.93 million, or 1.79% of total assets, as of June 30, 2011 from $5.19 million, or 1.37% of total assets, as of June 30, 2010. Loan charge-offs, net of recoveries, totaled $388 thousand during the first nine months of 2011, as compared to $771 thousand during the same period in 2010, with all major loan categories reflecting decreases, except multifamily. Based on our assessment of the adequacy of our allowance for loan losses, we recorded provisions for loan losses of $280 thousand during the nine months ended June 30, 2011 compared to $830 thousand during the same period in 2010. Decreased provisions for loan losses and the decrease in the allowance for loan losses reflect our estimation of the effect of current improvement in economic conditions on our loan portfolio by comparison with prior years. Management believes we will continue to experience minimal credit deterioration and insignificant increases in our level of nonperforming loans in the near-term, which will likely have a positive impact on our business, financial condition, results of operations and prospects.

Current accounting developments

The following accounting pronouncements were issued by the Financial Accounting Standards Board (“FASB”):

•

In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-16, Accounting for Transfers of Financial Assets, which amends previously issued accounting guidance to enhance accounting and reporting for transfers of financial assets, including securitizations or continuing exposure to the risks related to transferred financial assets. Prior to the issuance of ASU 2009-16, transfers under participation agreements and other partial loans sales fell under the general guidance for transfers of financial assets. ASU 2009-16 introduces a new definition for a participating interest along with the requirement for partial loan sales to meet the definition of a participating interest for sale treatment to occur. If participation or other partial loan sale does not meet the definition, the portion sold should remain on the books and the proceeds recorded as a secured borrowing until the definition is met. Additionally, existing provisions that require the transferred assets to be isolated from the originating institution (transferor), that the transferor does not maintain effective control through certain agreements to repurchase or redeem the transferred assets and that the purchasing institution (transferee) has the right to pledge or exchange the assets acquired were retained. The new provisions became effective on October 1, 2010 and early adoption was not permitted. The impact of adoption was not material to the Company’s consolidated financial position, results of operations or cash flows.

•

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, which amends and clarifies existing standards to require additional disclosures regarding fair value measurements. Specifically, the standard requires disclosure of the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. This standard clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities- previously separate fair value disclosures were required for each major category of assets and liabilities. This standard also clarifies the requirement to disclose information about both the valuation techniques and inputs used on estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, these disclosures are effective for interim and annual reporting periods beginning after December 15, 2009. The requirement to separately disclose purchases, sales, issuances, and settlements of recurring Level 3 measurements are effective for interim and annual reporting periods beginning after December 15, 2010. The Company adopted this new account standard as of October 1, 2010 and the impact of adoption was not material to the Company’s consolidated financial position, results of operations or cash flows.

•

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires more robust and disaggregated disclosures about the credit quality of financing receivables (loans) and allowances for loan and lease losses, including disclosure about credit quality indicators, past due information and modifications of finance receivables. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on and after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of this guidance has significantly expanded requirements related to accounting policies and disclosures pertaining to the allowance for loan and leases losses but did not have an impact on the Company’s consolidated financial position, results of operation or cash flows.

•

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310) – Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in ASU 2010-2020. The amendments in this ASU temporarily delay the effective date of the disclosures about troubled debt restructuring in ASU 2010-20. The delay was intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings and the guidance for determining what constitutes a troubled debt restructuring was finalized with the issuance of ASU 2011-02.

•

In April 2011, the FASB issued FASB ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU 2011-02 provides additional guidance to creditors for evaluating whether a modification or restructuring of a receivable is a troubled debt restructuring. The new guidance will require creditors to evaluate modifications and restructurings of receivables using a more principles-based approach, which may result in more modifications and restructurings being considered as troubled debt restructurings. The amendments are effective for the first interim or annual period beginning on or after June 15, 2011. The disclosures that were deferred by ASU 2011-01 are required for interim and annual periods beginning on or after June 15, 2011.

•

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. SU 2011-05 increases the prominence of items reported in other comprehensive income (“OCI”). The ASU requires that all nonowner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present the total OCI, the components of OCI, and the total of comprehensive income. The new guidance becomes effective for the fiscal years, and interim periods within those years, beginning after December 15, 2011.

Critical accounting policies

The accounting principles we follow and the methods of applying these principles conform with generally accepted accounting principles in the United States of America and to general practices within the banking industry. Our critical accounting policies relate to (1) the allowance for loan losses, (2) income taxes, and (3) other real estate owned. These critical accounting policies require the use of estimates, assumptions and judgments that are based on information available as of the date of the relevant financial statement. Accordingly, as this information changes, future financial statements could reflect the use of different estimates, assumptions and judgments. Certain determinations inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported.

Allowance for loan losses. We maintain an allowance for loan losses sufficient to absorb probable losses inherent in our Bank’s loan portfolio, and our Internal Asset Review Committee and our Board evaluate the adequacy of the allowance for loan losses on a quarterly basis. We estimate the adequacy of the allowance based upon, among other things, consideration of the character of the loan portfolio, specifically identified problem loans, inherent risk of loss in the portfolio taken as a whole and economic conditions in our service area. Commercial and real estate loans that are determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based upon management’s assessment of the following for each identified loan type: (1) inherent credit risk, (2) historical losses, and (3) where we have not experienced losses, the loss experience of peer banks. Finally, a residual component is maintained to cover the margin of imprecision inherent in the assumptions used to estimate losses.

Income taxes. The calculation of our income tax provision is complex and requires the use of estimates and judgment in its determination. We are subject to the income tax laws of the various jurisdictions where we conduct business, and we estimate income tax expense based on amounts expected to be owed to these various tax jurisdictions. The company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The company records a valuation allowance if it believes, based on all available evidence that it is “more likely than not” that the future tax assets will not be realized. The Company evaluates its ability to generate sufficient future taxable income or to use eligible tax carrybacks, if any, to determine the need for a valuation allowance. We use a comprehensive model for recognizing, measuring, presenting and disclosing in our financial statements the tax positions taken or expected to be taken on a tax return. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with an examination presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For additional information, see Note 1, “Income Taxes,” to our consolidated financial statements included in this prospectus.

Other real estate owned. Our other real estate owned includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of our recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. We maintain a valuation allowance for losses on other real estate owned to provide for temporary declines in value and to establish an allowance through a provision for losses on other real estate owned that is included in other expenses. Subsequent gains or losses on sales or write-downs resulting from impairments are recorded in other income or expense as incurred. Operating expenses of such properties, net of related income, are included in other expenses.

Results of Operations

Net income

During the years ended September 30, 2010 and 2009, our net income available to common shareholders was $1.1 and $1.0 million, respectively. Basic and diluted earnings per share were $0.98 for 2010 compared to $1.10 for 2009.

For the nine months ended June 30, 2011, our net income was $816 thousand compared to $781 thousand for the nine months ended June 30, 2010. Basic and diluted earnings per share were $0.63 for the nine months ended June 30, 2011 compared to $0.70 for the nine months ended June 30, 2010.

Net interest income and net yield

Our earnings depend largely upon the difference between the income we receive from our loan portfolio, investment securities and other earning assets and the interest paid on our liabilities, including interest paid on deposits and any borrowings. This difference is net interest income. Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. Our net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Our net yield on interest-earning assets is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on our loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are in turn affected by general economic conditions and other events beyond our control, including the monetary policies of the Federal Reserve.

For the year ended September 30, 2010, net interest income was $10.7 million as compared to $10.4 million for the year ended September 30, 2009. Average interest-earning assets increased $3.2 million or 1.26 % and average interest-bearing liabilities increased by $4.4 million or 1.82%. The increase in average investments accounted for most of the increase in average earning assets. Average interest-bearing deposits in other financial institutions increased by $22.7 million or 130.8%. The yield on interest-earning assets was 4.86% for 2010, which was down 49 basis points from the 2009 level of 5.35%. This reduction was substantially attributable to the declining interest rate environment. The average cost of interest-bearing liabilities decreased from 1.23% in 2009 to 0.65% in 2010, representing a 58 basis point reduction. This resulted in the net interest spread increasing from 4.12% for the year ended September 30, 2009 to 4.21% for the year ended September 30, 2010.

For the nine months ended June 30, 2011, net interest income was $7.62 million as compared to $8.09 million for the nine months ended June 30, 2010. Average interest-earning assets decreased $2.40 million or 0.90% and average interest-bearing liabilities decreased by $4.63 million or 1.85%. The decrease in average investment securities accounted for most of the decrease in average earning assets. Average investment securities decreased by $24.3 million or 44.68%. The yield on interest-earning assets was 4.33% for the nine months ended June 30, 2011, which was down 62 basis points from the nine months ended June 30, 2010 level of 4.95%. This reduction was substantially attributable to higher yielding investment securities replaced by low yielding cash. The average cost of interest-bearing liabilities decreased from 1.09% for the nine months ended June 30, 2010 to 0.31% for the nine months ended June, 30 2011, representing a 78 basis point reduction, which was higher than the decrease in the yield on average earning assets. This resulted in the net interest spread increasing from 3.86% for the nine months ended June 30, 2010 to 4.02% for the nine months ended June 30, 2011.

Distribution of assets, liabilities and shareholders’ equity

The following tables present the average amounts outstanding for the major categories of our assets and liabilities, the amount of interest income and expense, the average interest rates earned or paid and the net yield on average interest-earning assets for the periods indicated:

	For the Nine Months Ended June 30,
	2011			2010
	Average balance	Interest income / expense	Yields earned/paid	Average balance	Interest income / expense	Yields earned/paid
	(dollars in thousands)
Assets
Investment securities:
Taxable	$21,637	$665	4.10%	$49,898	$1,664	4.45%
Nontaxable	8,410	245	3.88%	4,415	140	4.23%
Cash and due from banks(1)	72,938	118	0.22%	36,014	57	0.21%
Federal funds sold	1,114	2	0.24%	7,558	3	0.05%
Certificates of deposit	5,400	29	0.72%	4,686	61	1.74%
Total loans(2)	142,554	7,122	6.66%	151,880	7,529	6.61%

Total interest-earning assets	252,053	8,181	4.33%	254,451	9,454	4.95%
Allowance for loan losses	(2,144)	—	—	(2,205)	—	—
Other assets	20,049	—	—	18,645	—	—

Total assets	$269,958	$8,181	4.04%	$270,891	$9,454	4.65%

Liabilities and shareholders’ equity
Deposits	$236,329	$312	0.18%	$231,785	$1,073	0.62%
Collaterized deposits	25	1	5.33%	9,200	45	0.65%
FHLB advances	3,000	113	5.02%	3,000	114	5.07%
Junior subordinated deferrable interest debentures	6,392	136	2.84%	6,392	135	2.82%

Total interest-bearing liabilities	245,746	562	0.30%	250,377	1,367	1.09%
Other liabilities	1,821	—	—	1,729	—	—

Total liabilities	247,567	—	—	252,106	—	—
Shareholders’ equity	22,391	—	—	18,785	—	—

Total liabilities and shareholders’ equity	$269,958	$562	0.28%	$270,891	$1,367	0.67%

Net interest income		$7,619			$8,087

Net interest margin(3)		4.03%			4.24%
Net interest spread(4)		4.02%			3.86%

(1)	Cash and due from banks includes certain non-interest bearing balances.
(2)	Interest on loans includes loan fee/cost of $105 thousand and $130 thousand for the nine months ended June, 2011 and 2010, respectively.
(3)	Net interest margin is the net interest income divided by the average earning assets.
(4)	Net interest spread is the interest yield differential between total interest earning assets and total interest-bearing liabilities.

	Fiscal Year Ended September 30,
	2010			2009
	Average balance	Interest income / expense	Yields earned/paid	Average balance	Interest income / expense	Yields earned/paid
	(dollars in thousands)
Assets
Investment securities:
Taxable	$44,023	$1,919	4.36%	$59,230	$2,759	4.66%
Nontaxable	5,368	232	4.32%	3,541	149	4.21%
Cash and due from banks(1)	40,081	78	0.19%	17,364	121	0.70%
Federal funds sold	6,922	15	0.22%	13,621	218	1.60%
Certificates of deposit	4,984	70	1.40%	2,542	107	4.21%
Total loans(2)	150,276	9,984	6.64%	153,440	10,023	6.53%

Total interest-earning assets	251,654	12,298	4.89%	249,738	13,377	5.36%
Allowance for loan losses	(2,193)	—	—	(1,831)	—	—
Other assets	19,145	—	—	12,790	—	—

Total assets	$268,606	$12,298	4.58%	$260,697	$13,377	5.13%

Liabilities and shareholders’ equity
Deposits	$230,919	$1,232	0.53%	$225,197	$2,506	1.11%
Collaterized deposits	7,009	48	0.68%	8,305	58	0.70%
FHLB advances	3,000	152	5.07%	3,000	152	5.07%
Junior subordinated deferrable interest debentures	6,392	184	2.88%	6,392	264	4.13%

Total interest-bearing liabilities	247,320	1,616	0.65%	242,894	2,980	1.23%
Other liabilities	1,681	—	—	1,817	—	—

Total liabilities	249,001	—	—	244,711	—	—
Shareholders’ equity	19,605	—	—	15,986	—	—

Total liabilities and shareholders’ equity	$268,606	$1,616	0.60%	$260,697	$2,980	1.14%

Net interest income		$10,682			$10,397

Net interest margin(3)		4.24%			4.16%
Net interest spread(4)		4.23%			4.12%

(1)	Cash and due from banks includes certain non-interest bearing balances.
(2)	Interest on loans includes loan fee/cost of $167 thousand and $201 thousand for the year ended September 30, 2010 and 2009, respectively.
(3)	Net interest margin is the net interest income divided by the average earning assets.
(4)	Net interest spread is the interest yield differential between total interest earning assets and total interest-bearing liabilities.

Analysis of interest changes due to volume and rate

The following tables set forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the periods indicated. Changes not solely attributable to volume or rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

	For Nine Months Ended June 30, 2011 compared to 2010 Increase/decrease due to change in:			For Nine Months Ended June 30, 2010 compared to 2009 Increase/decrease due to change in:
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(dollars in thousands)
Assets
Investment securities	$(735)	$(159)	$(894)	$(243)	$(145)	$(388)
Cash and due from banks(1)	60	1	61	32	10	42
Federal funds sold	(12)	11	(1)	(3)	(103)	(106)
Certificates of deposit	4	(36)	(32)	17	(43)	(26)
Total loans	(466)	59	(407)	29	(70)	(41)

Total interest-earning assets	$(1,149)	$(124)	$(1,273)	$(168)	$(351)	$(519)

Liabilities and shareholders’ equity
Deposits	$6	$(767)	$(761)	$28	$(906)	$(878)
Collaterzlized deposits	(367)	323	(44)	7	—	7
FHLB advances	—	—	—	—	1	1
Junior subordinated deferrable	—	—	—	—	—	—
interest debentures	—	1	1	—	(79)	(79)

Total interest-bearing liabilities	$(361)	$(443)	$(804)	$35	$(984)	$(949)
Change in net interest income	$(788)	$319	$(469)	$(203)	$633	$430

(1) Cash and due from banks includes certain non-interest bearing balances.

	For Year Ended September 30, 2010 compared to 2009 Increase/decrease due to change in:			For Year Ended September 30, 2009 compared to 2008 Increase/decrease due to change in:
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(dollars in thousands)
Assets
Investment securities	$(583)	$(174)	$(757)	$99	$(398)	$(299)
Cash and due from banks(1)	44	(87)	(43)	68	8	76
Federal funds sold	(15)	(188)	(203)	(249)	(423)	(672)
Certificates of deposit	34	(71)	(37)	45	3	48
Total loans	(210)	171	(39)	1,886	(817)	1,069

Total interest-earning assets	$(730)	$(349)	$(1,079)	$1,849	$(1,627)	$222

Liabilities and shareholders’ equity
Deposits	$31	$(1,305)	$(1,274)	$235	$(1,891)	$(1,656)
Collaterzlized deposits	(9)	(1)	(10)	35	(17)	18
FHLB advances	—	—	—	(241)	101	(140)
Junior subordinated deferrable interest debentures	—	(80)	(80)	—	(155)	(155)

Total interest-bearing liabilities	$22	$(1,386)	$(1,364)	$29	$(1,962)	$(1,933)
Change in net interest income	$(752)	$1,037	$285	$1,820	$335	$2,155

(1)	Cash and due from banks includes certain non-interest bearing balances.

Provision for loan losses

The provision for loan losses is a current charge to earnings made in order to increase the allowance for loan losses to a level deemed appropriate by management based on an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending, historical loan experience and other known internal and external factors affecting loan collectability. Our loan loss allowance is calculated by segmenting the loan portfolio by loan type and applying risk factors to each segment. The risk factors are determined by considering bank-specific historical and current data trends, as well as applying management’s judgment. For further discussion, see “Allowance and provision for loan loss” below. The provision for loan losses decreased $550 thousand to $280 thousand as of June 30, 2011 when compared to June 30, 2010. The provision for loan losses increased $176 thousand to $975 thousand for the year ended September 30, 2010, when compared to the year ended September 30, 2009.

Noninterest income

The following table presents the major categories of noninterest income for the periods indicated:

	For the Nine Months Ended June 30,			For the Fiscal Year Ended September 30,
	2011	2010	Change	2010	2009	Change
	(dollars in thousands)			(dollars in thousands)
Servicing income and service charges	$84	$84	$—	$113	$128	$(15)
Gain on sale of available-for-sale securities	$211	$570	$(359)	$570	$—	$570
Impairment of available-for-sale securities	—	—	—	(87)	—	(87)
Gain (loss) on sale of other assets	52	(27)	79	(27)	—	(27)
Dividends on Federal Home Loan Bank Stock	4	2	2	2	—	2
Other income	241	163	78	249	151	98

Total noninterest income	$592	$792	$(200)	$820	$279	$541

For the year ended September 30, 2010, noninterest income was $820 thousand, representing an increase of $541 thousand from the 2009 amount of $279 thousand. The increase was mostly due to the sale of investment securities, which resulted in a gain of $570 thousand. For the nine months ended June 30, 2011, noninterest income was $592 thousand, representing a decrease of $200 thousand from the nine months ended June 30, 2010 amount of 792 thousand. The decrease was mostly due to less realized gain on sale of investment securities.

Noninterest expense

The following table presents the major categories of non-interest expense for the periods indicated:

	For the Nine Months Ended June 30,			For the Fiscal Year Ended September 30,
	2011	2010	Change	2010	2009	Change
	(dollars in thousands)			(dollars in thousands)
Salaries and benefits	$3,778	$3,524	$254	$4,560	$4,786	$(226)
Occupancy and equipment	613	633	(20)	854	712	142
Regulatory assessment	367	407	(40)	527	534	(7)
Data processing and communications	449	504	(55)	204	181	23
Profession Fees	421	248	173	295	230	65
OREO writedowns	171	445	(274)	579	149	430
Other operating expenses	935	1,096	(161)	1,930	1,658	272

Total non-interest expense	$6,734	$6,857	$(123)	$8,949	$8,250	$699

Noninterest expense for the year ended September 30, 2010 increased $699 thousand to $8.9 million from $8.3 million in 2009. The increase in noninterest expense was primarily due to an increase in OREO writedowns from $149 thousand in 2009 to $579 thousand in 2010. For the nine months ended June 30, 2011, noninterest expense was $6.73 million, representing a decrease of $123 thousand from the nine months ended June 30, 2010 amount of $6.86 million. The decrease was mostly due to fewer OREO writedown expenses.

Financial Condition

Total assets were $266 million as of September 30, 2010, up from $261 million as of September 30, 2009. Net loans decreased from $154 million at September 30, 2009 to $144 million at September 30, 2010. The decrease was due to a strategic decision to reduce new loan volume and focus on improving the credit quality of existing loans. Total cash and cash equivalents increased to $60 million as of September 30, 2010 from $29 million at September 30, 2009. Total deposits rose from $221 million at September 30, 2009 to $233 million as of September 30, 2010. The growth was attributable to the Bank’s effort to increase core deposits and customer relationships. Time deposits were $48.0 million at September 30, 2010, compared to $85 million at September 30, 2009.

Total assets were $275 million as of June 30, 2011, up from $261 million as of June 30, 2010. Net loans increased from $147 million as of June 30, 2010 to $148 million as of June 30, 2011. The increase was due to acquiring new loans. Total cash and cash equivalents increased from $51 million as of June 30, 2010 when compared to $79 million as of June 30, 2011. Total deposits rose from $228 million at June 30, 2010 to $241 million at June 30, 2011. Time deposits were $55 million as of June 30, 2011, compared to $53 million as of June 30, 2010.

Loan portfolio

Loans outstanding. The following tables summarize the composition of our loans, net of unearned income, outstanding in each category at the dates indicated:

	As of June 30,		As of June 30,		As of September 30,
	2011		2010		2010		2009
	Amount	%	Amount	%	Amount	%	Amount	%
	(dollars are in thousands)
Real estate:
Secured by single family property	$15,974	10.66%	$3,910	2.62%	$3,895	2.67%	$2,806	1.80%
Secured by multi-family property	66,317	44.24%	70,386	47.18%	66,640	45.68%	75,470	48.37%
Secured by commercial property & other	62,672	41.81%	71,409	47.87%	70,801	48.53%	72,581	46.51%
Commercial loans	4,904	3.27%	3,466	2.32%	4,532	3.11%	5,119	3.28%
Consumer	25	0.02%	20	0.01%	18	0.01%	65	0.04%

Total gross loans	149,892	100.00%	149,191	100.00%	145,886	100.00%	156,041	100.00%
Unearned income, net	(49)	-0.03%	(114)	-0.08%	(156)	-0.11%	(134)	-0.09%
Allowance for loan losses	(2,086)	-1.39%	(2,046)	-1.37%	(2,194)	-1.50%	(1,987)	-1.27%

Net loans	$147,757	98.58%	$147,030	98.55%	$143,536	98.39%	$153,920	98.64%

	As of September 30,
	2008		2007		2006
	Amount	%	Amount	%	Amount	%
	(dollars are in thousands)
Real estate:
Secured by single family property	$1,697	1.18%	$2,188	1.74%	$2,646	1.87%
Secured by multi-family property	61,447	42.85%	60,082	47.69%	67,381	47.75%
Secured by commercial property & other	71,663	49.97%	57,572	45.69%	62,504	44.29%
Commercial loans	7,733	5.39%	5,196	4.12%	7,857	5.57%
Consumer	875	0.61%	954	0.76%	736	0.52%

Total gross loans	143,415	100.00%	125,992	100.00%	141,124	100.00%
Unearned income, net	(115)	-0.08%	23	0.02%	298	0.21%
Allowance for loan losses	(1,665)	-1.16%	(1,667)	-1.32%	(1,672)	-1.18%

Net loans	$141,635	98.76%	$124,348	98.70%	$139,750	99.03%

Outstanding loan commitments at September 30, 2010 and September 30, 2009 primarily consisted of commercial or multifamily real estate loans. Based upon past experience, the outstanding loan commitments are expected to grow or shrink consistent with changes in loan demand, subject to economic conditions. We do not have any concentrations in our loan portfolio by industry or group of industries. However, as of September 30, 2010 and September 30, 2009, approximately 97% of our loans were secured by real estate. Outstanding loan commitments as of June 30, 2011 and 2010 primarily consisted of commercial or multifamily real estate loans. As of June 30, 2011 and 2010, approximately 97% and 98%, respectively, of our loans were secured by real estate.

The following table sets forth the maturities distribution of our loans outstanding as of June 30, 2011.

	As of June 30, 2011
	Within one year	One to five years	After five years	Total loans
		(dollars in thousands)
Real estate:
Secured by single family property	$—	$—	$15,973	$15,973
Secured by multi-family property	831	4,026	61,460	66,317
Secured by commercial property & other	—	6,859	55,814	62,673
Commercial loans	2,595	2,309	—	4,904
Consumer	—	25	—	25

Total gross loans	$3,426	$13,219	$133,247	$149,892

Past due and nonperforming assets

Prior to classifying a loan as nonperforming, management reviews each loan to determine the nature of the problem and the need to classify. Further, all nonperforming loans are reviewed on a monthly basis to discern if there were changes to the value of the collateral and the ability of the borrower to repay. Interest on performing loans is accrued and taken into income monthly. Loans over 90 days past due are deemed “nonperforming” and are placed on a nonaccrual status, unless the loan is well collateralized and in the process of collection. Interest received on nonaccrual loans is credited to income only upon receipt and only when the collection of outstanding principal is assured.

When appropriate or necessary to protect our interests, real estate taken as collateral on a loan may be taken by us through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as other real estate owned, or OREO. OREO is carried on our books as an asset, at the lesser of our recorded investment or the fair value less estimated costs to sell. OREO represents an additional category of “nonperforming assets.”

The following table provides information with respect to the components of our non-performing assets at the dates indicated:

	As of June 30,		As of September 30,
	2011	2010	2010	2009	2008	2007	2006
	(dollars in thousands)
Non-accrual loans	$3,341	$1,724	$1,417	$6,876	$2,659	$2,002	$—
Loans 90 days past due & still accruing	—	—	—	—	—	—	—

Total non-performing loans	3,341	1,724	1,417	6,876	2,659	2,002	—
Other real estate owned	1,586	3,464	3,259	1,261	432	323	—

Total non-performing assets	$4,927	$5,188	$4,676	$8,137	$3,091	$2,325	$—

Non-performing loans to total gross loans	2.23%	1.16%	0.97%	4.41%	1.85%	1.59%	0.00%
Non-performing assets to total assets	1.79%	1.99%	1.76%	3.11%	1.23%	1.08%	0.00%
Allowance for loan losses to gross loans	1.39%	1.37%	1.50%	1.27%	1.16%	1.32%	1.18%
Allowance for loan losses to non accural loans	62.44%	118.68%	154.83%	32.90%	59.61%	77.02%	0.00%

There were seven loans on nonaccrual status at June 30, 2011 and four nonaccrual status loans at June 30, 2010 and there was $59 thousand and $67 thousand of interest foregone on the nonaccrual loans for the nine months ended June 30, 2011 and 2010, respectively. There were three loans on nonaccrual status at September 30, 2010 and six on nonaccrual status loans at September 30, 2009 and there was $56 thousand and $255 thousand of interest foregone on the nonaccrual loans for the years ended September 30, 2010 and 2009, respectively.

These loans are in various stages of collection; however, no assurance can be given that we will be successful in collecting all of these impaired loans. Management believes adequate loan loss reserves have been established for these loans. A loan is considered to be impaired when it is probable that we will not receive all principal and interest payments that are due in accordance with the loan agreement.

Allowance and provision for loan losses

We maintain an allowance for loan losses to provide for potential losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan losses. All loans that are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. We utilize loan policies to adequately evaluate and assess the analysis of risk factors associated with our loan portfolio and to enable us to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. We conduct a critical evaluation of the loan portfolio, which we use for our quarterly allowance for loan losses analysis. This evaluation includes an assessment of: the results of our internal loan review, any external loan review and any regulatory examination, loan loss experience, estimated potential loss exposure on each loan, concentrations of credit, value of collateral, all known impairment in the borrower’s ability to repay and present economic conditions.

The appropriate level of the allowance for loan losses is determined based primarily on an analysis of the various components of the loan portfolio, including all significant credits on an individual basis. We segment the loan portfolios into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral. Management analyzes the following components of the portfolio to determine the appropriate level of the allowance for loan losses:

•	All significant credits on an individual basis that are classified doubtful.

•

All other loans are reviewed that are not included by our credit grading system in the population of loans reviewed individually, but are delinquent or are classified or designated substandard (e.g., pools of smaller delinquent, special-mention and classified commercial and industrial, real estate loans).

•	Homogeneous loans are reviewed that have not been reviewed individually, or are not delinquent, classified or designated as substandard (e.g., pools of real estate mortgages).

•

All other loans are reviewed that have not been considered or provided for elsewhere (e.g., pools of commercial and industrial loans that have not been reviewed, classified or designated substandard and other off-balance sheet commitments to lend).

Each quarter, management also reviews the adequacy of the allowance and makes additional provisions to the allowance as needed. For the year ended September 30, 2010, the provision for loan losses was $975 thousand as compared to $799 thousand for the year ended September 30, 2009. This represents an increase of $176 thousand or 22.0% from 2009 to 2010. For the year ended September 30, 2010 we charged-off $773 thousand of loan principal versus $478 thousand during 2009. For the year ended September 30, 2010, we recovered $5 thousand previously charged-off versus $1 thousand during the year ended September 30, 2009. For the nine months ended June 30, 2011, the provision for loan losses was $280 thousand as compared to $830 thousand for the nine months ended June 30, 2010. This represents a decrease of $550 thousand from 2010 to 2011. For the nine months ended June 30, 2011, we charged-off $396 thousand of loan principal versus $776 thousand during the same period for 2010. For the nine months ended June 30, 2011, we recovered $8 thousand previously charged-off versus $5 thousand during the six months ended June 30, 2010.

At September 30, 2010, the allowance for loan losses was 1.50% of gross loans outstanding. At September 30, 2009, the allowance was 1.27% of gross loans then outstanding. At June 30, 2011, the allowance for loan losses was 1.39% of gross loans outstanding. At June 30, 2010, the allowance was 1.37% of gross loans then outstanding. Although management and the Board believe that the allowance for loan losses is adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans will not occur. Additional economic deterioration may lead to losses in the loan portfolio, which exceed the amount reserved for loan losses. There were no specific reserve for impaired loans as of June 30, 2011 and September 30, 2010.

The following table summarizes our loan loss experience, transactions in the allowance for loan losses and certain pertinent ratios for the periods indicated:

	For Nine Months Ended June 30,		For the Fiscal Year Ended September 30,
Allowance for loans losses reserve balance	2011	2010	2010	2009	2008	2007	2006
			(dollars in thousands)
Beginning of period	$2,194	$1,987	$1,987	$1,665	$1,667	$1,672	$1,625
Charge-offs
Real estate:
Secured by single family property	—	335	333	—	—	—	—
Secured by multi-family property	396	326	—	—	—	—	—
Secured by commercial property & other	—	—	232	419	320	—	—
Commercial loans	—	93	187	—	—	—	—
Consumer	—	22	21	59	26	22	27

	396	776	773	478	346	22	27

	For Nine Months Ended June 30,		For the Fiscal Year Ended September 30,
Allowance for loans losses reserve balance	2011	2010	2010	2009	2008	2007	2006
			(dollars in thousands)
Recoveries
Real estate:
Secured by single family property	—	—	—	—	—	—	—
Secured by multi-family property	—	3	—	—	—	—	—
Secured by commercial property & other	—		—	—	—	—	—
Commercial loans	8	—	—	—	—	—	—
Consumer	—	2	5	1	5	6	3

	8	5	5	1	5	6	3
Net charge-offs	388	771	768	477	341	16	24
Provision for loan losses	280	830	975	799	339	11	71

Balance at end of period	$2,086	$2,046	$2,194	$1,987	$1,665	$1,667	$1,672

During the year ended September 30, 2010, our total charged off loans were $773 thousand. During the same period, the allowance for loan losses increased by $207 thousand over the September 30, 2009 year-end level and we made $975 thousand in provisions to the allowance to replace the net charge off amount and to increase the reserve. During the nine months ended June 30, 2011, we charged off $396 thousand of real estate loans and the allowance for loan losses increased by $40 thousand over the same period during 2010. We made $280 thousand in provisions to the allowance to replace the net-charge off amount and to increase the reserve.

The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans:

	As of June 30,
	2011			2010
	Allowance for loan losses	Percent of allowance to total amount	Percent of loans in each category to total loans	Allowance for loan losses	Percent of allowance to total amount	Percent of loans in each category to total loans
	(dollars in thousands)
Real estate:
Secured by single family property	$72	3.45%	10.66%	$15	0.73%	1.71%
Secured by multi-family property	940	45.07%	44.24%	874	42.72%	48.15%
Secured by commercial property & other	941	45.12%	41.81%	845	41.30%	47.23%
Commercial loans	71	3.40%	3.27%	40	1.96%	2.89%
Consumer	1	0.02%	0.02%	—	0.00%	0.02%
Unallocated allowance	61	2.92%	0.00%	272	13.29%	0.00%

Total	$2,086	100.00%	100.00%	$2,046	100.00%	100.00%

Our ratio of allowance for loan losses to gross loans was 1.39% and 1.37% as of June 30, 2011 and June 30, 2010, respectively.

	As of September 30,
	2010			2009
	Allowance for loan losses	Percent of allowance to total amount	Percent of loans in each category to total loans	Allowance for loan losses	Percent of allowance to total amount	Percent of loans in each category to total loans
	(dollars in thousands)
Real estate:
Secured by single family property	$22	1.00%	2.67%	$16	0.81%	1.80%
Secured by multi-family property	1,016	46.31%	45.68%	1,038	52.24%	48.37%
Secured by commercial property & other	936	42.66%	48.53%	854	42.98%	46.51%
Commercial loans	52	2.37%	3.11%	58	2.92%	3.28%
Consumer	—	0.00%	0.01%	—	0.00%	0.04%
Unallocated allowance	168	7.66%	0.00%	21	1.06%	0.00%

Total	$2,194	100.00%	100.00%	$1,987	100.00%	100.00%

Our ratio of allowance for loan losses to gross loans was 1.50% and 1.27% as of September 30, 2010 and September 30, 2009, respectively.

Investments

In order to maintain a reserve of readily saleable assets to meet and manage our liquidity needs within established policy limits, we purchase government-guaranteed mortgage-backed securities, U.S. government agency securities, Small Business Administration securities, municipal bond securities and other investments. Proceeds from federal funds sold and interest-bearing deposits in other banks are regularly utilized to facilitate these purchases. Placement of funds in certificates of deposit with other financial institutions may be made as alternative investments pending utilization of funds for loans or other purposes. Securities are pledged at the FHLB-SF and for the collateralized deposit account as follows. Investment securities with amortized costs totaling $20.7 million and $28.2 million and market values totaling $19.7 million and $29.4 million were pledged to secure advances from the FHLB at September 30, 2010 and September 30, 2009, respectively. At September 30, 2010, we had $433 thousand in collateralized deposits secured by investment securities with amortized costs and market value totaling $900 thousand. At September 30, 2009, we had $12.3 million in collateralized deposits secured by investment securities with amortized costs totaling $22.3 million and market values totaling $22.6 million. As of June 30, 2011 and June 30, 2010, investment securities with amortized costs totaling $16.1 million and $21.5 million and market values totaling $17.1 million and $22.7 million were pledged to secure advances from the FHLB-SF.

As of September 30, 2010, our investment portfolio consisted of government guaranteed mortgage-backed securities, municipal bonds and Small Business Administration securities. As of September 30, 2009, our investment portfolio consisted of mortgage-backed securities, municipal bonds, Small Business Administration securities and U.S. government agency securities.

As of June 30, 2011, our investment portfolio consisted of government-guaranteed mortgage-backed securities, municipal bonds and Small Business Administration securities. For the nine months ended June 30, 2010, our investment portfolio consisted of mortgage-backed securities, municipal bonds, Small Business Administration securities and U.S. government agency securities.

As of September 30, 2010, 99.7% or $33.7 million of our securities portfolio was classified as available-for-sale. As of September 30, 2009, 99.8% or $61.8 million was classified as available-for-sale. As of

June 30, 2011, 99.5% or $23.0 million of our securities portfolio was classified as available-for-sale. As of June 30, 2010, 99.6% or $34.7 million was classified as available-for-sale. Available-for-sale securities are bonds, notes, debentures and certain equity securities that are not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

The following table summarizes the amounts and distribution of our investment securities, held as of the dates and maturities as indicated:

	As of June 30, 2011				As of June 30, 2010
Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)				(dollars in thousands)
Mortgage-backed securities	$11,339	$907	$—	$12,246	$16,001	$1,137	$—	$17,138
Small Business Administration	5,463	53	(7)	5,509	10,257	312	(34)	10,535
Obligations of states and political subdivisions	5,412	9	(158)	5,263	7,249	25	(204)	7,070
U.S. government securities	—	—	—	—	—	—	—	—
FNMA preferred stock	—	—	—	—	—	—	—	—

	$22,214	$969	$(165)	$23,018	$33,507	$1,474	$(238)	$34,743

	As of September 30, 2010				As of September 30, 2009
Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)				(dollars in thousands)
Mortgage-backed securities	$14,409	$961	$—	$15,370	$35,505	$1,839	$—	$37,344
Small Business Administration	9,399	326	(11)	9,714	11,183	230	(77)	11,336
Obligations of states and political subdivisions	8,446	155	(28)	8,573	3,542	—	(311)	3,231
U.S. government securities	—	—	—	—	9,988	—	(125)	9,863
FNMA preferred stock	—	—	—	—	87	—	(23)	64

	$32,254	$1,442	$(39)	$33,657	$60,305	$2,069	$(536)	$61,838

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
June 30, 2011
Mortgage-backed securities	$97	$14	$—	$111
June 30, 2010
Mortgage-backed securities	$115	$13	$—	$128

Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
September 30, 2010
Mortgage-backed securities	$110	$14	$—	$124
September 30, 2009
Mortgage-backed securities	$135	$11	$—	$146

Deposits

Deposits are our primary source of funds. As of June 30, 2011, we had a deposit mix of 26.4% money market and savings deposits, 22.9% in time deposits, 6.0% in interest-bearing checking deposits and 44.7% in noninterest-bearing deposits. As of June 30, 2010, we had a deposit mix of 23.5% money market and savings deposits, 35.4% in time deposits, 4.0% in interest-bearing checking deposits and 37.2% in noninterest-bearing deposits.

As of September 30, 2010, we had a deposit mix of 25.1% money market and savings deposits, 14.1% in time deposits less than $100,000, 6.5% in time deposits greater than $100,000, 13.2% in interest-bearing checking deposits and 41.1% in noninterest-bearing deposits. As of September 30, 2009, we had a deposit mix of 21.5% money market and savings deposits, 29.4% in time deposits less than $100,000, 9.1% in time deposits greater than $100,000, 3.2% in interest-bearing checking deposits and 36.8% in noninterest-bearing deposits.

The majority of our deposits are obtained from a cross-section of union locals and affiliates within six San Francisco Bay Area counties: Alameda, Marin, San Francisco, San Mateo, Solano and Sonoma. Our Oakland headquarters houses 32.1% of the total deposits at $77.2 million as of June 30, 2011. Our Long Beach branch serves Los Angeles, Orange, San Diego and Riverside counties and holds 19.6% of total deposits at $47.2 million. Our San Jose office serves San Jose County and the Silicon Valley area and has 11.8% of our total deposits at $28.3 million. Our Sacramento office serves Sacramento and neighboring counties and has 13.7% of our total deposits at $32.9 million. Our San Francisco office serves the city of San Francisco and the County of San Francisco and has 16.1% of our total deposits at $38.7 million. Our Seattle, Washington office serves King County and has 6.82% of our total deposits at $16.4 million. We accept deposits in excess of $100,000 from customers and those deposits are priced to remain competitive.

We are not dependent upon funds from sources outside the United States and we have not made loans to any foreign entities. In addition, we have not made any loans to finance leveraged buyouts or for highly leveraged transactions.

The following table summarizes the distribution of average deposits and the average rates paid for the years indicated:

	For the Nine Months Ended June 30,				For the Fiscal Year Ended September 30,
	2011		2010		2010		2009
	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate
	(dollars in thousands)				(dollars in thousands)
Noninterest-bearing demand deposits	$105,682	0.00%	$89,614	0.00%	$90,231	0.00%	$68,620	0.00%
Interest-bearing demand deposits	20,353	0.13%	9,599	0.18%	12,958	0.16%	13,646	0.09%
Money market demand deposits	56,054	0.25%	54,582	0.52%	53,819	0.48%	50,874	0.61%
Savings deposits	6,411	0.42%	2,009	0.53%	2,598	0.46%	3,120	0.45%
Time deposits	47,829	0.47%	75,981	1.44%	71,313	1.29%	88,937	2.42%
Collateralized deposits	25	2.67%	9,200	0.65%	7,009	0.68%	8,305	0.70%

Total deposits	$236,354	0.18%	$240,985	0.61%	$237,928	0.53%	$233,502	1.09%

Borrowed funds

We have not used our federal funds line of credit during years ended September 30, 2010 and September 30, 2009, but did have average advances outstanding from the FHLB of $3.0 million for the years then ended.

We have not used our federal funds line of credit during the nine months ended June 30, 2011 and June 30, 2010, but did have average advances outstanding from the FHLB of $3 million for the nine months then ended.

We have a $4.0 million unsecured short-term borrowing arrangement with one of our correspondent banks. There were no borrowings outstanding under this arrangement as of September 30, 2010 or September 30, 2009. There were no borrowings outstanding under this arrangement as of June 30, 2011 or June 30, 2010.

In addition, we could borrow up to approximately $5.1 million and $1.4 million from the Federal Reserve Bank of San Francisco (“FRB”) as of September 30, 2010 and September 30, 2009, respectively. Commercial real estate loans totaling approximately $2.1 million and $2.2 million as of September 30, 2010 and September 30, 2009, respectively, were pledged to secure this borrowing arrangement. There were no borrowings outstanding under this arrangement at September 30, 2010 or September 30, 2009. We could borrow up to approximately $3.2 million and $5.1 million from the FRB as of June 30, 2011 and June 30, 2010, respectively. Commercial real estate loans totaling approximately $5.0 million and $5.3 million as of June 30, 2011 and June 30, 2010, respectively, were pledged to secure this borrowing arrangement. There were no borrowings outstanding under this arrangement as of June 30, 2011 and June 30, 2010.

We could borrow from the FHLB-SF on either a short-term or long-term basis up to approximately $30.3 million and $42.4 million as of September 30, 2010 and September 30, 2009, respectively, based on specified percentages of the collateral pledged. Various mortgage loans and investment securities with market values totaling approximately $38.0 million and $57.1 million as of September 30, 2010 and September 30, 2009, respectively, were pledged to secure these borrowing arrangements. We could borrow up to approximately $27.7 million and $34.6 million as of June 30, 2011 and June 30, 2010, respectively, based on specified percentages of the collateral pledged. Various mortgage loans and investment securities with market values totaling approximately $35.7 million and $43.0 million as of June 30, 2011 and June 30, 2010, respectively, were pledged to secure these borrowing arrangements.

Junior subordinated deferrable interest debentures

First ULB Statutory Trust I (the “Trust”) is a Delaware business trust formed by the Company with capital of $192,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. During the third quarter of 2004, the Trust issued 6,200 Floating Rate Capital Trust Pass-Through Securities (“Trust Preferred Securities”), with a liquidation value of $1,000 per security, for gross proceeds of $6.2 million of Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Subordinated Debentures”) issued by the Company, with identical maturity, repricing and payment terms as the Trust Preferred Securities. The Subordinated Debentures represent the sole assets of the Trust. The Subordinated Debentures mature on August 10, 2034, bear a current interest rate of 2.75% (based on 3-month LIBOR plus 2.50% as of June 30, 2011), with quarterly re-pricing and payments. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve, on any March 15, June 15, September 15 or December 15, on or after September 15, 2010. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event, which is defined in the debenture. The Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on August 10, 2034.

Holders of the Trust Preferred Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security. For each successive period beginning on March 15, June 15, September 15, and December 15 of each year, the rate will be adjusted to equal the 3-month LIBOR plus 2.50%. The Trust has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The Trust Preferred Securities were sold and issued in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities.

Capital resources

Capital management consists of providing equity to support both current and future operations. Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on the balance sheet as well as off-balance sheet, such as unused loan commitments and standby letters of credit. The guidelines require that a portion of total capital be core, or Tier 1 capital consisting of common shareholders’ equity and perpetual preferred stock, less goodwill and certain other deductions. Tier 2 capital consists of other elements, primarily nonperpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The guidelines also evaluate the leverage ratio, which is Tier 1 capital divided by average assets.

	Actual ratio As of June 30,		Actual ratio As of September 30,		For capital adequacy purposes	To be well capitalized under prompt corrective action provisions
	2011	2010	2010	2009
Bank
Total risk-based capital ratio	16.0%	14.4%	14.8%	11.7%	8.0%	10.0%
Tier 1 risk-based capital ratio	14.7%	13.2%	13.6%	10.5%	4.0%	6.0%
Leverage ratio	8.2%	8.1%	8.1%	6.9%	4.0%	5.0%

At the Company level, shareholders’ equity increased $5.3 million during 2010 to $21.8 million as of June 30, 2010. At the Bank level, shareholders’ equity increased $2.8 million during 2010 to $21.6 million as compared to $18.8 million as of September 30, 2009 due to net income of $0.8 million and a capital contribution by the Holding Company of $2.0 million.

Book value per share was $17.15 at September 30, 2010, an increase of 4.9% over the September 30, 2009 amount of $16.35. Book value per share at September 30, 2008 was $14.49.

At the Company level, shareholders’ equity remained at $22.7 million at June 30, 2011. At the Bank level, shareholders’ equity increased $1.1 million during this period to $22.7 million as compared to $21.6 million at June 30, 2010 due to net income of $816 thousand, and an increase in the unrealized gain on available-for-sale security portfolio of $380 thousand.

Book value per share was $17.48 as of June 30, 2011, an increase of $0.67 or 3.99% over the June 30, 2010 amount of $16.79 per share.

Liquidity and asset/liability management

Liquidity management for banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations promptly and fully in accordance with their terms. The balance of the funds required is generally provided by payments on loans, sale of loans, liquidation of assets and the acquisition of additional deposit liabilities. One method banks utilize for acquiring additional liabilities is through the acceptance of “brokered deposits” (often deposits from outside our market area or placed with us by a third party), typically attracting large certificates of deposit at high interest rates.

To meet liquidity needs, we maintain a portion of our funds in cash deposits in other banks, federal funds sold and investment securities. As of June 30, 2011, our liquidity ratio was 32.67% (defined as liquid assets as a percentage of total deposits). Liquid assets were composed of $78.6 million in cash and due from banks. As of June 30, 2010, our liquidity ratio was 22.50%. Liquid assets were composed of $5.0 million in federal funds sold and $46.2 million in cash and due from banks. As of September 30, 2010, our liquidity ratio was 25.97%. Liquid assets were composed of $5.0 million in federal funds sold and $55.4 million in cash and due from banks. As of September 30, 2009, our liquidity ratio was 13.2%. Liquid assets were composed of $6.0 million in federal funds sold and $23.2 million in cash and due from banks.

Liquidity can be enhanced, if necessary, through short-term borrowings. As of June 30, 2011, we had a total borrowing capacity with the FHLB of $27.7 million and $7.2 million in lines of credit, one with a correspondent bank and one with the FRB Discount Window. The line of credit with the correspondent bank is unsecured and short-term, for $4.0 million. The FRB line of credit is for $3.2 million and is collateralized by commercial real estate loans. As of September 30, 2010, we had a total borrowing capacity with the FHLB of $30.3 million and $9.1 million in lines of credit.

Net cash used in operating activities totaled $(4.1) million for the year ended September 30, 2010, compared to cash provided by operating activities of $2.6 million for the year ended September 30, 2009. The decrease was primarily the result of the decrease in accrued interest receivable and other assets. Net cash provided by investing activities totaled $31.0 million for the year ended September 30, 2010, compared to $(17.1) million used in investing activities for the same period in 2009. The increase in net cash provided by investing was due to a sale of eight securities with proceeds totaling $20.0 million. Funds provided by financing activities totaled $4.3 million for the year ended September 30, 2010, compared to funds provided by financing activities of $8.5 million for the same period in 2009. The net cash provided by financing activities for the year ended September 30, 2010 was primarily the result of proceeds from the sale of common stock of $4.6 million. At September 30, 2010, cash and cash equivalents totaled $60.4 million. This represented an increase of $31.2 million or 107.22% from a total of $29.2 million at September 30, 2009.

Net cash provided by operating activities totaled $2.7 million for the nine months ended June 30, 2011, compared to cash used in operating activities of $(8) thousand for the nine months ended June 30, 2010. The increase was primarily the result of a prepaid deposit insurance premium required during the nine months ended June 30, 2010. Net cash provided by investing activities totaled $8.1 million for the nine months ended June 30, 2011, compared to $22.8 million provided by investing activities for the same period in 2010. The decrease in net cash provided by investing activity was primarily the result of reduction in investment securities. Funds provided by financing activities totaled $7.4 million for the nine months ended June 30, 2011, compared to funds used in financing activities of $(677) thousand for the same period in 2010. The increase in net cash provided by financing activities was primarily the result of fluctuations in deposit balances. As of June 30, 2011, cash and cash equivalents totaled $78.6 million. This represented an increase of $27.4 million or 53.4% from a total of $51.3 million as of June 30, 2010.

The planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of a bank’s net yield. To the extent that maturities of assets and liabilities do not match in a changing interest rate environment, net yields may be affected. Even with perfectly matched re-pricing of assets and liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. Our overall attempt to match assets and liabilities takes into account rates and maturities to be offered in connection with certificates of deposit and variable rate loans. Although our ratio of rate-sensitive assets to rate-sensitive liabilities is positive, we have not been negatively affected by the decreasing interest rate market. We have generally been able to control our exposure to changing interest rates by having a large percentage of deposits in demand deposits and maintaining a large percentage of time certificates in relatively short maturities.

Our asset liability committee meets quarterly to monitor investments, liquidity needs and oversee our asset-liability management. In between meetings of this committee, management oversees our liquidity management.

Impact of inflation and changing prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most nonfinancial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on our performance than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Our interest rate risk management is the responsibility of the Bank’s asset/liability management committee (the “Asset/Liability Committee”). The Asset/Liability Committee has established policies and limits for management to monitor, to measure and to coordinate our sources, uses and pricing of funds. The Asset/Liability Committee makes reports to the Board on a quarterly basis.

Seasonality and cycles

We do not consider our commercial banking business to be seasonal.

Contractual obligations

The following table reflects the contractual maturities of our term liabilities as of June 30, 2011. The amounts shown do not reflect any early withdrawal or prepayment assumptions.

	Contractual Obligations
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(dollars in thousands)
Certificate of deposit	$49,335	$5,845	$—	$—	$55,180
FHLB advances	1,000	—	—	2,000	3,000
Junior subordinated debentures	—	—	—	6,392	6,392

Total	$50,335	$5,845	$—	$8,392	$64,572

Income taxes

Income tax expense incurred for the year ended September 30, 2010 was $438 thousand, which was a decrease of $79 thousand over the tax expense of $517 thousand realized for the year ended September 30, 2009. The Company’s reported income tax expense differs from the amount of tax expense that would result from applying the federal statutory tax rates to pretax income primarily as a result of the effects of the state franchise tax and the tax benefit of interest on obligations of state and political subdivisions.

Stock-Based Compensation

On July 28, 2011, our shareholders approved our 2011 Stock Incentive Plan. No grants have been made under the plan. However, when grants are made, we will account for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

DESCRIPTION OF BUSINESS

General

The Company was incorporated in California on October 17, 1990 as a thrift holding company headquartered in Oakland, California for the primary purpose of owning and managing the Bank. The Bank was incorporated and opened for business on May 4, 1990. The Company also owns First ULB Trust I, a Delaware statutory business trust formed in 2004 for the sole purpose of issuing trust preferred securities. Although the Bank focuses on providing banking services for labor unions and their members, the Bank engages in substantially all the business operations customarily conducted by independent banks in California, including making loans and accepting deposits.

At September 30, 2010, we had $266 million in total assets, $144 million in net loans and $233 million in total deposits. At June 30, 2011, we had $275 million in total assets, $148 million in net loans and $241 million in total deposits.

The principal executive offices of the Company are located at 100 Hegenberger Road, Oakland, California 94621, telephone number 800.734.6888, facsimile number 510.567.6965. Information concerning us may also be accessed at www.laborbank.com. This Internet site is not a part of this prospectus. Our deposits are insured by the FDIC to the maximum extent permitted by law.

We conduct business from our Oakland headquarters and California branches in Long Beach, San Jose, San Francisco, Sacramento, Glendale and San Diego and a Washington branch located in Seattle. In addition, we support our customers through Internet banking, courier service, mail and access through the STAR, PLUS and VISA ATM networks.

We offer personalized services focused upon multifamily and commercial loans and also make a small number of residential real estate, consumer and business loans.

We provide an extensive selection of deposit instruments. These include:

•	Multiple checking products for both personal and business accounts;

•	Money market accounts;

•	Certificate of deposit products; and

•	Deposit-related services such as electronic funds transfers and online banking.

Our revenues are primarily derived from interest on our loans, interest and dividends on our investment securities, fee income associated with the provision of various customer services, gains on sales of loans and servicing income. Interest paid on deposits constitutes our largest type of expense. Our primary sources of funds are retail deposits, wholesale certificates of deposit and proceeds from the sale and repayment of our loans. Our most significant operating expenditures are staffing and occupancy expense.

Market area and competition

Market area. We are a labor union and community-oriented financial institution which primarily originates real estate loans within our market area. Our deposit gathering and lending efforts are focused primarily in the San Francisco Bay Area and the Los Angeles, Sacramento and Seattle metropolitan areas.

After years of benefiting from a robust economic climate throughout our service area, 2009 saw a dramatic decline in economic activity, including serious reductions in real estate prices with resultant upticks in loan delinquencies and higher unemployment rates.

Competition. The banking and financial services business in California generally, and specifically in our market area, is highly competitive. See “Risk Factors” beginning on page 5 for additional discussion about competition. The increasingly competitive environment is a result of many factors including, but not limited to:

•

Significant consolidation among financial institutions which has occurred over the past several years, which accelerated dramatically in 2010, resulting in a number of substantially larger competitors with greater resources than ours;

•	Increasing integration among commercial banks, insurance companies, securities brokers and investment banks; and

•	Rise of the Internet, causing us to compete more frequently with remote entities soliciting customers in our primary market area via Web-based advertising and product delivery.

We compete for loans, deposits, fee-based products, and customers for financial services with other savings banks, commercial banks, credit unions, thrift and loans, mortgage bankers, securities and brokerage companies, insurance firms, finance companies, mutual funds, and other nonbank financial service providers. Many of these competitors are much larger in total assets, market reach, and capitalization, enjoy greater access to capital markets and can offer a broader array of products and services than we offer.

In order to compete with other financial service providers, we rely upon:

•	Involvement in the labor union community;

•	Personal service and the resulting personal relationships of our staff and customers;

•	Referrals from directors, employees and satisfied customers;

•	Fast decision making; and

•	Our branch network.

Lending activities

General. We originate a wide variety of loan products. Loans that we originate are subject to federal and state law and regulations. Interest rates that we charge on loans are affected by loan demand, the supply of money available for lending purposes and rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve, and legislative tax policies.

At September 30, 2010, our net loan portfolio totaled $143.5 million. At September 30, 2009, our net loan portfolio totaled $153.9 million. The vast majority of this portfolio is associated with real estate of various types. During the year ended September 30, 2010, payments on existing loans, net of new loan originations, totaled $6.6 million. During the year ended September 30, 2009, new loan originations, net of payments on existing loans, totaled $14.0 million.

At June 30, 2011, our net loan portfolio totaled $147.7 million. At June 30, 2010, our net loan portfolio totaled $147.0 million. The vast majority of this portfolio is associated with real estate of various types. During the nine months ended June 30, 2011, new loan originations, net of payments on existing loans, totaled $5.0 million. During the nine months ended June 30, 2010, payments on existing loans, net of new loan originations, totaled $3.6 million.

Net loans as a percentage of total assets decreased slightly from 58.9% at September 30, 2009 to 53.9% at September 30, 2010. From June 30, 2010 to June 30, 2011 net loans as a percentage of total assets decreased slightly from 56.4% to 53.8%. Allocating a substantial percentage of our total assets to loans is fundamental to our strategy of effectively supporting the financing needs of local communities, increasing our net interest margin and effectively leveraging our capital position.

Underwriting process. Our lending activities are guided by basic policies established by our Board. Each loan must meet minimum underwriting criteria and must fit within our strategies for yield and portfolio enhancement.

For all newly originated loans, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and, if necessary, additional financial information is requested. An independent appraisal is required on every property securing a bank loan in excess of $250,000. A loan officer reviews these appraisals for accuracy, reasonableness and conformance to our lending policy on all applications.

Credit approval authority is segregated into levels: the loan origination staff and the directors’ loan committee. The limits for the various levels are determined by the Board and reviewed periodically. The directors’ loan committee consists of three of the Bank’s outside directors. The committee meets as frequently as needed either by phone or in person as determined by the complexity of the loan(s) under review.

The Board has established loan authority guidelines, which generally provide that all loans greater than $250,000 must be approved by the chief executive officer and one additional senior executive officer.

If the loan is approved, the loan commitment specifies the terms and conditions of the proposed loan including the amount, interest rate, amortization term, a brief description of the required collateral and the required insurance coverage. Generally, the borrower must provide proof of fire, flood (if applicable) and casualty insurance on the property serving as collateral. Title insurance is required on all first mortgage loans.

Commercial and real estate lending. We originate permanent loans secured by commercial property and other real estate located primarily in the San Francisco, Los Angeles and Sacramento County metropolitan areas. Our underwriting procedures provide that commercial and real estate loans may generally be made in amounts up to 75% of the appraised value of the property. Permanent loans are typically made with amortization terms of 25 years with a 5-year balloon payment at maturity. Some of these loans are adjustable rate mortgages with re-pricing based principally on the Wall Street Journal’s prime rate and some are hybrid (fixed for a specific period, then adjustable). Our lending policy calls for a minimum debt coverage ratio (the ratio of net earnings on a property to debt service) of 125%. We consider the property’s net operating income, the loan-to-value ratio, the presence of guarantees and the borrower’s expertise, credit history and financial status.

Our commercial and real estate loans are typically secured by properties such as retail stores, retail strip centers, office buildings and industrial facilities. We also extend loans secured by mixed-use property in more urban areas, which typically present commercial (often retail) space in one part of the building (often street level) and residential units in other parts of the building.

Because payments on loans secured by commercial real estate properties are often dependent on successful operation or management of the properties, repayment of these loans may be significantly subject to adverse conditions in the properties’ management or real estate markets in general or particular to a subject property. We seek to mitigate these risks through our underwriting standards and credit review policy, which requires annual operating statements for each collateral property. We also participate larger commercial and industrial real estate loans with other financial institutions as a means of diversifying our credit risk and remaining below our regulatory limit on loans to one borrower.

Commercial and real estate loans can present various environmental risks as such properties are sometimes located on sites or in areas where various types of pollution may have historically occurred. We attempt to mitigate this risk through environmental surveys, reports, and, in some cases, testing; in addition to using a limited list of preapproved appraisers. Commercial and real estate can also be affected by changing government regulation.

At September 30, 2010, our commercial real estate loan portfolio totaled $70.8 million, or 48.5% of gross loans. This compares to $72.6 million, or 46.5% of gross loans as of September 30, 2009. We had $807 thousand of commercial real estate loans on nonaccrual and no loans past due 90 days or more as of September 30, 2010. This compares to $3.4 million in commercial real estate loans on nonaccrual and no accruing loans past due 90 days or more as of September 30, 2009.

At June 30, 2011, our commercial real estate loan portfolio totaled $62.7 million, or 41.8% of gross loans. This compares to $71.4 million, or 47.9% of gross loans at June 30, 2010. We had $1.1 million in commercial real estate loans on nonaccrual and no loans past due 90 days or more at June 30, 2011. This compares to $813 thousand in commercial real estate loans on nonaccrual and no accruing loans past due 90 days or more at June 30, 2010.

Multifamily lending. At September 30, 2010, we had disbursed multifamily loans totaling $66.6 million, or 45.7% of gross loans. This compares to $75.5 million, or 48.4% of gross loans as of September 30, 2009. As of September 30, 2010, we had $610 thousand of multifamily loans on nonaccrual compared to $3.4 million at September 30, 2009.

At June 30, 2011, our multifamily loans totaled $66.3 million, or 44.2% of gross loans. This compares to $70.4 million, or 47.2% of gross loans at June 30, 2010. At June 30, 2011, we had $2.2 million of multifamily loans on nonaccrual compared to $911 thousand at June 30, 2010.

Originations, purchases and sales of loans. A majority of our lending activities are conducted through our loan officers. In addition, we have correspondent relationships with a number of financial institutions to facilitate the origination of real estate loans on a participation basis. Loans presented to us for purchase or participation are generally underwritten substantially in accordance with our established lending standards, which consider the financial condition of the borrower, the location of the underlying property and the appraised value of the property, among other factors.

On an ongoing basis, depending on our current asset/liability strategy, we sell real estate loans in the secondary market and participate residential, multifamily and commercial loans to other financial institutions. Loan sales are dependent on the level of loan originations and the relative investor demand, which is affected by the current and expected future level of interest rates. Loan sales and participations are an integral part of our business strategy as such sales and participations are used to manage our capital, liquidity and earnings. The level and timing of loan sales depends upon market opportunities and prevailing interest rates.

Loan servicing. We service our own loans as well as loans owned by others. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, and supervising foreclosures and property dispositions in the event of unremedied defaults. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. At June 30, 2011 and June 30, 2010, we were servicing $2.5 million and $6.2 million of loans for others, respectively. At September 30, 2010 and September 30, 2009, we were servicing $5.7 million and $6.4 million of loans for others, respectively.

Credit quality

General. As of September 30, 2010 and September 30, 2009, we had nonaccrual loans totaling $1.4 million and $6.0 million, respectively. As of June 30, 2011 and June 30, 2010, we had nonaccrual loans totaling $3.3 million and $1.7 million, respectively.

Nonperforming loans generally are secured and/or we have established adequate reserves to cover potential losses. Real estate acquired through foreclosure is recorded at fair value less estimated selling costs, and losses are provided for in the allowance for loan losses at the time of foreclosure. There can be no assurance that future deterioration in local or national economic conditions, collateral values, borrowers’ financial status or other factors will not result in future loan losses and associated charges against operations. With regard to real estate acquired through foreclosure, no assurances are provided concerning the time for sale of these properties or the terms of any such sale. It is our general policy to obtain appraisals at the time of foreclosure and to obtain updated appraisals periodically for foreclosed properties that remain unsold.

Nonaccrual, delinquent and restructured loans. Generally, loans are placed on nonaccrual status when they are 90 days past due, unless they are well secured and in the process of collection. Loans are also placed on nonaccrual status when they are less than 90 days delinquent but there is doubt about the collection of the remaining outstanding principal. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when it is determined that collection is unlikely. Troubled debt restructuring (“TDR”) loans involve the granting of a concession on the interest paid or on the original repayment terms as a result of borrower financial difficulties or because of issues with the collateral securing the loan. As of September 30, 2010 and September 30, 2009, we had $4.5 million and $1.6 million in TDRs, respectively. As of June 30, 2011 and June 30, 2010, we had $3.1 million and $3.5 million in TDRs, respectively.

All payments on nonaccrual loans are recognized on a cash basis until the loan is returned to current status and the quality of the loan has improved to warrant further accruals. Once non-accrual loans are brought current and have exhibited improved and sustained performance for a period of not less than six months, the loan is returned to accrual status.

Delinquent loan procedures. Generally, loans are reviewed weekly for delinquencies. If a borrower fails to make a payment when due, internal collection procedures are initiated. For substantially all loans, written late charge notices are mailed no later than the 15th day of delinquency, in accordance with the governing promissory note. Between 10-30 days past due, the borrower is contacted by telephone and we make a verbal request for payment. If payment is not received, additional calls are made as needed. At 30 days past due, we begin tracking the loan as delinquent, and between 30-45 days past due, a demand letter accelerating the note balance including a notice of intent to foreclose is mailed (if applicable). When contact is made with the borrower prior to foreclosure, we generally attempt to obtain full payment or develop a repayment schedule with the borrower to avoid foreclosure.

Nonperforming assets. Nonperforming loans include nonaccrual loans and loans 90 or more days past due and still accruing interest. Nonperforming assets include all nonperforming loans and real estate acquired through foreclosure and repossessed consumer assets.

Real estate acquired through foreclosure is recorded at fair value of the related asset on the date of foreclosure, less estimated costs to sell. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate asset would yield in a current sale between a willing buyer and a willing seller. Development and improvement costs relating to the property are capitalized to the extent that they are deemed to be recoverable upon disposal. The carrying value of acquired property is regularly evaluated and, if appropriate, an allowance is established to reduce the carrying value to fair value less estimated costs to sell. We typically obtain appraisals on real estate acquired through foreclosure at the time of foreclosure and periodically as deemed necessary to ensure accurate financial reporting. We generally conduct inspections on foreclosed properties and properties deemed in-substance foreclosures on a quarterly basis.

The following table presents information concerning loans 60 to 89 days delinquent at the dates indicated:

	At June 30,
	2011	2010
Loans delinquent 60-89 days and accruing	Principal balance	Principal balance
	(dollars are in thousands)
Real estate:
Secured by single family property	$449	$—
Secured by multifamily property	419	610
Secured by commercial property & other	—	3,405
Commercial loans	—	—
Consumer	—	—

Total	$868	$4,015

	At September 30,
	2010	2009	2008
Loans delinquent 60-89 days and accruing	Principal balance	Principal balance	Principal balance
	(dollars are in thousands)
Real estate:
Secured by single family property	$461	$339	$—
Secured by multifamily property	424	—	—
Secured by commercial property & other	3,394	—	—
Commercial loans	208	93	—
Consumer	—	—	—

Total	$4,487	$432	$—

There were no loans more than 90 days delinquent and on accrual status during any of the periods shown above.

Criticized and classified loans. To measure the quality of loans, we have established internal loan classification guidelines as part of our credit monitoring system for identifying and reporting current and potential problem loans. Under these guidelines, both asset-specific and general portfolio valuation allowances are established. We currently classify problem and potential problem loans into one of four categories, presented below in order of increasing severity.

Criticized loans

Special mention loans or other assets specially mentioned possess weaknesses, but do not currently expose us to sufficient risk to warrant categorization as a classified asset or assignment of a specific valuation allowance. Weaknesses that might categorize a loan as special mention include, but are not limited to, past delinquencies or a general decline in business, real estate or economic conditions applicable to the loan.

Classified loans

Substandard. Substandard loans have one or more defined weakness and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

Doubtful. Doubtful loans have the weaknesses of substandard loans, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance.

Loss. Loss loans are considered uncollectible and their continuance as a viable asset is not warranted.

Loans classified as substandard or doubtful require the establishment of general valuation allowances in amounts considered by management to be adequate under generally accepted accounting principles. These amounts represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but that, unlike specific allowances, have not been allocated to particular problem assets. Judgments regarding the adequacy of general valuation allowances are based on continual evaluation of the nature, volume and quality of the loan portfolio, other assets and current economic conditions that may affect the recoverability of recorded amounts. See “Allowance and provision for loan losses”. Assets classified as a loss require either a specific valuation allowance equal to 100% of the amount classified or a charge-off of such amount.

The following table presents our criticized and classified loans as of the dates indicated:

	At June 30,		At September 30,
	2011	2010	2010	2009	2008
	(dollars in thousands)		(dollars in thousands)
Criticized Loans (special mention)
Real estate:
Secured by single family property	$—	$—	$—	$—	$—
Secured by multi-family property	—	817	—	—	—
Secured by commercial property & other	—	4,382	6,395	—	1,328
Commercial loans	—	—	—	—	—
Consumer	—	—	—	23	—

Total criticized loans	$—	$5,199	$6,395	$23	$1,328

Classified Loans
Real estate:
Secured by single family property	$—	$—	$—	$—	$—
Secured by multi-family property	4,638	912	—	—	—
Secured by commercial property & other	3,795	1,080	2,392	8,965	3,160
Commercial loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total classified loans	$8,433	$1,992	$2,392	$8,965	$3,160

Classified loans to total assets	3.07%	0.76%	0.90%	3.43%	1.26%
Classified loans to shareholders’ equity	37.14%	9.13%	10.74%	54.12%	25.11%
Allowance for loan losses to total classified loans	24.74%	102.71%	91.72%	22.16%	52.69%
ALLL	2,086	2,046	2,194	1,987	1,665
Total Assets	274,871	260,746	266,339	261,379	250,395
Shareholders’ equity	22,705	21,814	22,270	16,564	12,585
Total Criticized & Classified	$8,433	$7,191	$8,787	$8,988	$4,488

As of September 30, 2010, we had four loans listed as special mention totaling $6.4 million and four loans classified as substandard totaling $2.4 million.

As of June 30, 2011, we had no loans listed as special mention and 12 loans classified as substandard totaling $8.4 million.

Allowance for loan losses. The allowance for loan losses is established through a provision for loan losses based on management’s evaluation of the risks inherent in our loan portfolio. The allowance for loan losses is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received. The allowance for loan losses is maintained at an mount management considers adequate to cover estimated losses in loans receivable that are deemed probable. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION—Allowance and provisions for loan losses.”

General valuation allowances represent loss allowances that have been established to recognize inherent risk associated with lending activities, but that, unlike specific allowances, have not been allocated to particular problem assets. In addition to the requirements of generally accepted accounting principles related to loss contingencies, a federally chartered savings bank’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the OCC. The OCC and FDIC provide guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. It is required that all institutions:

•	Have effective systems and controls to identify, monitor and address asset quality problems;

•	Analyze all significant factors that affect the collectability of the loan portfolio in a reasonable manner; and

•	Establish acceptable allowance evaluation processes that meet the objectives of the federal regulatory agencies.

Various regulatory agencies, in particular the OCC and the FDIC, as an integral part of their examination process, periodically review our allowance for loan losses. These agencies may require us to make additional provision for loan losses, based on their judgments of the information available at the time of the examination. Although management believes that the allowance for loan losses is adequate to provide for estimated inherent losses in the loan portfolio, future provisions charged against operations will be subject to continuing evaluations of the inherent risk in the loan portfolio. In addition, if the national or local economy declines further or asset quality deteriorates, additional provisions could be required. Such additional provisions could negatively and materially impact our financial condition and results of operations.

We continually monitor the adequacy of our allowance for loan losses and may increase the allowance in the future.

The geographic concentration of our loans is an important factor that management considers in determining appropriate levels of general loan loss reserves. As of September 30, 2010, the geographic concentration reflects 52.3% of loans in the eight San Francisco Bay Area counties: Alameda, Contra Costa, Marin, San Francisco, San Mateo, Santa Clara, Solano and Sonoma. Another 37.4% originated in Los Angeles, Orange and Riverside Counties, and 9.8% originated in Sacramento County and counties of the Central Valley. These three areas accounted for 99.5% of our loan portfolio

As of June 30, 2011, the geographic concentration shows 52.4% of loans in the eight San Francisco Bay Area counties: Alameda, Contra Costa, Marin, San Francisco, San Mateo, Santa Clara, Solano and Sonoma. Another 37.7% originated in Los Angeles, Orange and Riverside Counties, and 9.5% originated in Sacramento County and counties of the Central Valley. These three areas accounted for 99.6% of our loan portfolio.

This concentration provides certain benefits. For example, we have become well known in our market areas and therefore attract more business. In addition, management develops a more comprehensive knowledge of real estate values and business trends in markets where lending is regularly conducted. However, this concentration also presents certain risks. A natural disaster such as an earthquake centered in the San Francisco Bay Area would affect us more significantly than firms with loans geographically dispersed over a wider area. Another concentration risk is that a downturn in the economy or real estate values in the San Francisco Bay Area would disproportionately unfavorably affect us versus a statewide or national lender.

Investment activities

Cash equivalents. We do not include certain short-term (less than 90 days) highly liquid investments as investment securities; instead we classify these investments as cash equivalents. These include federal funds sold and deposited in federally insured financial institutions.

Liquidity maintenance. Federal savings banks have the authority to invest in various types of liquid assets, as defined in applicable regulations, including United States Treasury obligations, securities of or guaranteed by various federal agencies, certificates of deposit of insured banks and savings institutions, bankers’ acceptances, repurchase agreements, and federal funds. Management believes that the Bank at all times maintains a level of available liquidity considered to be adequate to meet foreseeable operational needs.

Liquidity can be enhanced, if necessary, through short-term borrowings. As of September 30, 2010, we had a borrowing capacity available from the FHLB-SF totaling $30.3 million. We also have an unsecured, short-term line of credit totaling $4.0 million with a correspondent bank and a $5.1 million secured line of credit available through the FRB Discount Window.

Investment policies. In addition to liquid assets, subject to various restrictions, federal savings banks may invest in various other types of securities, including investment-grade corporate debt securities, mortgage-backed securities, asset-backed securities, collateralized mortgage obligations not guaranteed by a federal agency and mutual funds whose assets conform to the investments that a federal savings bank is otherwise authorized to make directly. We maintain separate internal investment policies. These policies are established by our Board with the objectives of:

•	Providing and maintaining liquidity;

•	Generating a favorable total return on a risk-adjusted basis;

•	Managing the overall interest rate risk profile;

•	Maintaining compliance with various associated regulations; and

•	Controlling credit risk exposure.

Specifically, our policies generally limit investments to publicly traded securities that are investment grade. These policies prohibit our maintenance of a trading portfolio as defined under generally accepted accounting principles.

Accounting and reporting. Investment securities classified as available-for-sale are recorded at fair value, while investment securities classified as held-to-maturity are recorded at amortized cost. Unrealized gains or losses on available-for-sale securities, net of the deferred tax effect, are reported as a component of other comprehensive income and are included in shareholders’ equity. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION—Investments.”

As of September 30, 2010, our investment portfolio was composed of securities with fair values totaling $33.8 million. As of September 30, 2009, our investment portfolio was composed of securities with fair values totaling $62.0 million. In 2008, we restructured our investment portfolio to pursue the following objectives:

•	Generating steady cash flow to provide liquidity in support of the expanding loan portfolio;

•	Decreasing the interest rate sensitivity of the portfolio in conjunction with our asset/liability management program; and

•	Providing collateral for our collateralized deposit accounts.

As of June 30, 2011, our investment portfolio was composed of securities with fair values totaling $23.1 million. As of June 30, 2010, our investment portfolio was composed of securities with fair values totaling $34.9 million.

Sources of funds

General. Our primary sources of funds are customer deposits, payments on loans, securities and other borrowings and, to a lesser extent, proceeds from loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan and securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

Retail deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of noninterest and NOW checking accounts, savings accounts, money market accounts and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from labor union-related sources throughout California. We rely primarily on customer service and relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions and mutual funds significantly affect our ability to attract and retain deposits. We will also accept nonbrokered wholesale deposits from time to time. We continually monitor our certificate accounts and historically have retained a large portion of such accounts upon maturity.

The increase in our checking account balances during 2010 and 2009 was supported by increased account balances maintained by local businesses with which we established comprehensive relationships, through such services as courier service, real estate financing and dedicated account relationship officers.

During the year ended September 30, 2010, our certificate of deposit portfolio decreased by $37.2 million. During the year ended September 30, 2009, our certificate of deposit portfolio decreased by $2.0 million. During the nine months ended June 30, 2011, our certificate of deposit portfolio increased by $7.2 million. During the nine months ended June 30, 2010, our certificate of deposit portfolio decreased by $32.6 million. During the past several years we have focused on improving our net interest margin. In part, we have attained such improvement by allowing higher-cost deposits to mature without replacement at that level. Our strategy as it relates to deposit products is to concentrate sales efforts on transaction accounts as a means of increasing net interest margins, bolstering fee income and building more comprehensive customer relationships. We encounter significant price competition for certificates of deposit and from new or Internet banks seeking to build their customer bases through aggressive pricing without regard to short-term profitability and from troubled financial institutions struggling to maintain deposits.

Our weighted average cost of deposits was 0.53% for the fiscal year ended September 30, 2010 and 1.09% for the fiscal year ended September 30, 2009. Our weighted average cost of deposits was 0.18% for the nine months ended June 30, 2011 and 0.61% for the nine months ended June 30, 2010. We manage our cost of deposits both by pricing for individual products and through the deposit portfolio product mix.

Borrowings and brokered certificates of deposit

Our participation in the Certificate of Deposit Account Registry Service (“CDARS”) through Promontory Network allows us to provide our deposit customers with access to aggregate FDIC insurance in amounts far exceeding $250,000. As a result, we have been able to attract and retain large deposits from unions and other large deposit customers.

We consider CDARS a safe and important source of funding for our institution. Although CDs issued through CDARS are classified as “brokered deposits” on our Thrift Financial Report, our CDARS reciprocal deposits are generally far less volatile than other deposits deemed to be “brokered”. Traditional brokered deposits are deposits obtained through a third party and out-of-market deposits that are often more sensitive to interest rates on CDs. In contrast, through the use of the CDARS program, we are able to obtain large deposits from customers with whom our institution has or wishes to have a direct and ongoing relationship. As a result, although for regulatory purposes all CDARS placements are considered “brokered”, we look to the underlying volatility of each CDARS deposit when determining our liability risk profile. CDARS-generated deposits obtained from customers with whom our institution has a direct relationship are not subject to internal discretionary limitations on volume that we normally would impose on traditional brokered deposits.

As of September 30, 2010 and 2009, we had $32.7 million and $65.1 million in CDARS deposits, respectively. As of June 30, 2011 and 2010, we had $40.9 million and $36.6 million in CDARS deposits, respectively.

From time-to-time, we obtain CDs that are classified as brokered deposits. As of June 30, 2011, we do not have any brokered deposits. We also have access to federal funds purchased and securities sold under agreements to repurchase as alternatives to retail deposit funds. We may continue to utilize these sources in the future.

We have the ability to obtain brokered deposits directly from investing institutions without the use of an unaffiliated deposit broker. We plan to continue the use of brokered CDs, as appropriate and prudent.

We maintain a federal funds line of credit with a correspondent bank. From time to time, we may borrow federal funds from our correspondent banks as a source of short-term liquidity.

Customer dependence

The loss of any one customer would not have a have a material adverse effect on our Bank.

Employees

As of June 30, 2011, we had 47 full-time equivalent employees. Management considers its relationship with both union and nonunion employees to be satisfactory.

Properties

We conduct business from our full-service headquarters office, which the Bank purchased on January 14, 2005 for $4.6 million. We occupy approximately 21,800 square feet in the free-standing, two-story building, which is adjacent to the Oakland International Airport. Approximately 42% of the remainder of the building is occupied under medium-term leases. Management believes that our existing facilities are adequate for our purposes and are adequately covered by insurance.

We also operate branch offices in leased facilities in Long Beach, Sacramento, San Francisco, San Jose, Glendale, San Diego and Seattle. These leases range from approximately 1,500 to 2,000 square feet and expire in 2012, 2013, 2012, 2016, 2012, 2014 and 2014, respectively. As of June 30, 2011, our aggregate monthly lease payment for these facilities was $25,811.

Legal Proceedings

To the best of our knowledge, there are no pending legal proceedings to which we are a party and which may have a materially adverse effect upon our property or business.

SUPERVISION AND REGULATION

The following discussion is intended only to summarize some of the significant statutes and regulations that affect us and the banking industry, and therefore is not a comprehensive survey or review of this extensive and complex area. These summaries are qualified in their entirety by reference to the particular statute or regulation that is referenced or described.

Overview

We are subject to extensive federal and state banking laws, regulations, and policies that are intended primarily for the protection of depositors, the FDIC insurance fund, and the banking system as a whole, not for the protection of our other creditors and shareholders. We have historically been examined, supervised and regulated primarily by the OTS and the FDIC as a federally chartered savings association with a holding company. After the merger of the OTS into the OCC effective July 21, 2010, the OCC became our Bank’s primary regulator and the Federal Reserve Board (“Federal Reserve”) became the Company’s primary regulator. It is not possible at this early date to determine what impact this change of regulators will have on us.

The statutes enforced by, and regulations and policies of, these agencies affect most aspects of our business, including prescribing permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of our activities and various other requirements. Although our Bank is not a member bank of the Federal Reserve System, we are subject to certain regulations of the Federal Reserve, such as those dealing with check clearing activities (Regulation C), establishment of reserves against deposits (Regulation D), Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD) and Equal Credit Opportunity (Regulation B).

Our deposits are insured by the FDIC to the fullest extent allowed. As an insurer of bank deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of all institutions to which it provides deposit insurance.

Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. The new law also established an independent federal consumer protection bureau within the Federal Reserve. The following discussion summarizes significant aspects of the new law that may affect us. Significant implementing regulations have not been promulgated and therefore we cannot determine the full impact on our business and operations at this time.

The following aspects of the Dodd-Frank Act are related to the operations of our Bank:

•	The OTS has been merged into the OCC. The federal thrift charter has been preserved under OCC jurisdiction.

•

A new independent consumer financial protection bureau has been established within the Federal Reserve, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like our Bank, will be subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws.

•	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated, subject to various grandfathering and transition rules.

•	The prohibition on payment of interest on demand deposits has been repealed.

•

State law is preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law. The OCC must make a preemption determination on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

•	Deposit insurance had been permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts extended through January 1, 2013.

•	Deposit insurance assessment base calculation will equal a depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

•

The minimum reserve ratio of the deposit insurance fund increased to 1.35% of estimated annual insured deposits or assessment base; however, the FDIC is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

The following aspects of the Dodd-Frank Act are related to the operations of our Company:

•	Authority over savings and loan holding companies has been transferred to the FRB.

•	Leverage capital requirements and risk-based capital requirements applicable to depository institutions and bank holding companies have been extended to thrift holding companies.

•

The Federal Deposit Insurance Act (“FDIA”) was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

•

The FRB can require a grandfathered unitary thrift holding company that conducts commercial or manufacturing activities or other nonfinancial activities in addition to financial activities to conduct all or part of its financial activities in an intermediate savings and loan holding company.

•	The SEC is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board.

•

Public companies will be required to provide their shareholders with a nonbinding vote (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

•

A separate, nonbinding shareholder vote will be required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

•

Securities exchanges will be required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

•

Stock exchanges, which do not include the OTC Bulletin Board, will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

•

Item 402 of Regulation S-K will be amended to require companies to disclose the ratio of the chief executive officer’s annual total compensation to the median annual total compensation of all other employees.

•	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Regulation of our Company

Our Company is a California corporation that is a registered savings and loan holding company within the meaning of Section 10 of the Home Owners’ Loan Act and has historically been subject to OTS examination and supervision, as well as certain reporting requirements. On July 21, 2010, regulation of the Company shifted to the FRB. In addition, because our Bank is a subsidiary of a savings and loan holding company, it is, and will continue to be, subject to certain restrictions in dealing with us and with other persons affiliated with our Bank.

Holding company acquisitions. Federal law generally prohibits a savings and loan holding company, without prior regulatory approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares of the savings institution or savings and loan holding company. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the FRB.

The FRB may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Restrictions applicable to our Company. Because our Company is governed by Section 10(o) of the Home Owners’ Loan Act, it is permitted to engage only in the following activities:

•	investing in the stock of a savings institution;

•

acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;

•	merging with or acquiring another holding company, one of whose subsidiaries is a savings institution;

•

investing in a corporation, the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or association is located; and

•	the permissible activities described below for nongrandfathered savings and loan holding companies.

Generally, companies that became unitary thrift holding companies (like us) before the May 4, 1999 grandfather date in the Gramm-Leach-Bliley Act of 1999 may engage in financial and nonfinancial activities. Section 626 of the Dodd-Frank Act authorizes the FRB to require a grandfathered unitary thrift holding company that conducts commercial or manufacturing activities or other nonfinancial activities in addition to financial activities to conduct all or part of its financial activities in an intermediate savings and loan holding company.

If the FRB determines that the establishment of such an intermediate holding company is necessary to supervise the financial activities or to keep the FRB from supervising the nonfinancial activities, the unitary thrift holding company must establish an intermediate holding company. Financial activities that are internal to the company need not be placed in the intermediate holding company if the FRB finds that the grandfathered unitary thrift holding company engaged in the activities during the year prior to enactment of the Dodd-Frank Act and at least two-third’s of the assets or revenues generated from the activities are attributable to the grandfathered unitary thrift holding company.

If an intermediate holding company is required, the grandfathered unitary thrift holding company must serve as a source of strength for it; the FRB may require periodic reports from the parent company. The FRB is required to issue regulations regarding interaffilate transactions between the intermediate holding company and its parent and nonsubsidiary affiliates, but it may not “restrict or limit any transaction in connection with the bona fide acquisition or lease by an unaffiliated person of assets, goods, or services.”

The FRB may use the full array of enforcement authorities under Section 8 of the FDIA to enforce the provisions of the section against the grandfathered unitary thrift holding company. A savings clause states that nothing in the section is to be construed as requiring a unitary thrift holding company to conform its activities to those permissible for a nonunitary thrift holding company, e.g., to divest its nonconforming commercial or manufacturing activities.

All savings associations’ subsidiaries of savings and loan holding companies are required to meet a qualified thrift lender, or QTL test to avoid certain restrictions on their operations. If the subsidiary savings institution fails to meet the QTL test, then the savings and loan holding company must register with the FRB as a bank holding company, unless the savings institution requalifies as a QTL within one year thereafter.

The Sarbanes-Oxley Act. Once our common stock is registered under the Securities Exchange Act of 1934, we will be subject to the Sarbanes-Oxley Act of 2002 which addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. Our principal executive officer and principal financial officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Regulation of our Bank

General. The Bank is subject to regulation by the OCC, as its primary federal regulator, by the FDIC, as the insurer of its deposit accounts, and, to a limited extent, by the FRB.

Insurance of accounts. The deposits of our Bank are insured to the maximum extent permitted by the Deposit Insurance Fund and are backed by the full faith and credit of the U.S. government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OCC an opportunity to take such action. The recently enacted financial institution reform legislation permanently increased deposit insurance on most accounts to $250,000. In addition, pursuant to Section 13(c)(4)(G) of the FDIA, the FDIC has implemented two temporary programs to provide deposit insurance for the full amount of most noninterest-bearing transaction deposit accounts through the end of 2012 and to guarantee certain unsecured debt of financial institutions and their holding companies through December 2012. For noninterest-bearing transaction deposit accounts, including accounts swept from a noninterest-bearing transaction account into a noninterest-bearing savings deposit account, a 10-basis-point annual rate surcharge is applied to deposit amounts in excess of $250,000. Financial institutions could have opted out of either or both of these programs. Our Bank does not participate in the temporary liquidity guarantee program.

The FDIC’s risk-based premium system provides for quarterly assessments. Each insured institution is placed in one of four risk categories depending on supervisory and capital considerations. Within its risk category, an institution is assigned to an initial base assessment rate that is then adjusted to determine its final assessment rate based on its brokered deposits, secured liabilities and unsecured debt. Assessment rates range from seven to 77.5 basis points, with less risky institutions paying lower assessments. In 2009, the FDIC collected a five-basis point special assessment on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. The amount of our special assessment, which was paid on September 30, 2009, was $124 thousand. In 2009, the FDIC also required insured deposit institutions on December 30, 2009 to prepay 13 quarters of estimated insurance assessments. Our prepayment totaled $1.5 million. Unlike a special assessment, this prepayment did not immediately affect Bank earnings. Banks will book the prepaid assessment as a nonearning asset and record the actual risk-based premium payments at the end of each quarter. In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Deposit Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

The FDIC may terminate the deposit insurance of any insured depository institution, including our Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. Management is not aware of any existing circumstances that would result in termination of our Bank’s deposit insurance.

Regulatory capital requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. Current capital standards require savings institutions to satisfy a tangible capital requirement, a leverage capital requirement and a risk-based capital requirement. The tangible capital must equal at least 1.5% of adjusted total assets. Leverage capital, also known as “core” capital, must equal at least 3.0% of adjusted total assets for the most highly-rated savings associations. An additional cushion of at least 100 basis points is required for all other savings associations, which effectively increases their minimum Tier 1 leverage ratio to 4.0% or more. Under the OCC regulation, the most highly-rated banks are those that the OCC determines are strong associations that are not anticipating or experiencing significant growth and have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. Under the risk-based capital requested, “total” capital (a combination of core and “supplementary” capital) must equal at least 8.0% of “risk-weighted” assets. The OCC is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Core capital generally consists of common shareholders’ equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect our Bank’s regulatory capital.

In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of capital, as defined by generally accepted accounting principles.

At June 30, 2011, our Bank exceeded all of its regulatory capital requirements, with leverage, Tier 1 risk-based and total risk-based capital ratios of 8.2%, 14.7% and 16.0%, respectively.

Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OCC or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OCC capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

Prompt corrective action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

“Well-capitalized”	“Adequately capitalized”
Tier 1 leverage ratio of 5%,	Tier 1 leverage ratio of 4%,
Tier 1 risk-based capital of 6%,	Tier 1 risk-based capital of 4%, and
Total risk-based capital of 10%, and	Total risk-based capital of 8%.
Not subject to a written agreement, order, capital directive or prompt corrective action directive requiring a specific capital level.
Total risk-based capital of 8%.

“Undercapitalized”	“Significantly undercapitalized”
Tier 1 leverage ratio less than 4%,	Tier 1 leverage ratio less than 3%,
Tier 1 risk-based capital less than 4%, or	Tier 1 risk-based capital less than 3%, or
Total risk-based capital less than 8%.	Total risk-based capital less than 6%.

“Critically undercapitalized”
Tangible equity to total assets less than 2%.

Under specified circumstances, a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that a federal banking agency may not reclassify a significantly undercapitalized institution as critically undercapitalized).

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution that is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At June 30, 2011, our Bank was deemed a “well capitalized” institution for purposes of the prompt corrective action regulations and as such is not subject to the above-mentioned restrictions.

Capital distributions. OCC regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for OCC approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OCC-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions that are a subsidiary of a savings and loan holding company (as well as certain other institutions) must still file a notice with the OCC at least 30 days before the Board declares a dividend or approves a capital distribution.

An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the OCC. In addition, the OCC may prohibit a proposed capital distribution, which would otherwise be permitted by OCC regulations, if the OCC determines that such distribution would constitute an unsafe or unsound practice.

Under federal rules, an insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it is already undercapitalized. In addition, federal regulators have the authority to restrict or prohibit the payment of dividends for safety and soundness reasons. The FDIC also prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. Our Bank is currently not in default in any assessment payment to the FDIC. California law also restricts the payment and amount of dividends, such that we may not pay dividends (make distributions) that exceed the lesser of (i) our retained earnings or (ii) our net income for the last three fiscal years, less the amount of any dividends made during that period.

Qualified thrift lender test. All savings institution subsidiaries of savings and loan holding companies are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the QTL test. Currently, the QTL test requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. To be a qualified thrift lender under the IRS test, the savings institution must meet a “business operations test” and a “60 percent assets test,” each defined in the Internal Revenue Code.

If a savings association fails to remain a QTL, it is immediately prohibited from the following:

•	Making any new investments or engaging in any new activity not allowed for both a national bank and a savings association;

•	Establishing any new branch office unless allowable for a national bank; and

•	Paying dividends unless allowable for a national bank.

Any company that controls a savings institution that is not a qualified thrift lender must register as a bank holding company within one year of the savings institution’s failure to meet the QTL test. Three years from the date a savings association should have become or ceases to be a QTL, the institution must dispose of any investment or not engage in any activity unless the investment or activity is allowed for both a national bank and a savings association. Under the Dodd-Frank Act, a savings institution not in compliance with the QTL test is also prohibited from paying dividends and is subject to an enforcement action for violation of the Home Owners’ Loan Act, as amended.

At June 30, 2011, we believe our Bank met the requirements of the QTL test.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community

Reinvestment Act could result in restrictions on its activities. The Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Limitations on transactions with affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. In a holding company context, the holding company of a savings association (such as the Company) and any companies that are controlled by such holding company are affiliates of the savings association. Generally, Section 23A limits the extent to which the savings association or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such association’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings association as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings association to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, a savings association is prohibited from (i) making a loan or other extension of credit to an affiliate, except for any affiliate that engages only in certain activities that are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates that are subsidiaries of the savings association.

In addition, Sections 22(g) and (h) of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act place restrictions on loans to executive officers, directors and principal shareholders of the savings association and its affiliates. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% shareholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings association’s loans to one borrower limit (generally equal to 15% of the association’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the association and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings association. Section 22(h) also requires prior Board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. Our Bank currently is subject to Section 22(g) and (h) of the Federal Reserve Act and at June 30, 2011, was in compliance with the above restrictions.

Anti-money laundering. All financial institutions, including savings associations, are subject to federal laws that are designed to prevent the use of the U.S. financial system to fund terrorist activities. Financial institutions operating in the United States must develop anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Our Bank has established policies and procedures to ensure compliance with these provisions.

Federal Home Loan Bank system. Our Bank is a member of the FHLB-SF, which is one of 12 regional Federal Home Loan Banks that administers a home financing credit function primarily for its members. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. The FHLB-SF is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes advances to members in accordance with policies and procedures established by its board. At June 30, 2011, the Bank had $3.0 million of FHLB-SF advances and $24.7 million available on its credit line with the FHLB-SF.

As a member, our Bank is required to purchase and maintain stock in the FHLB-SF in an amount in accordance with our Bank’s capital plan and sufficient to ensure that the FHLB-SF remains in compliance with its minimum capital requirements. At June 30, 2011, our Bank had $1.4 million in FHLB-SF stock, which was in compliance with the applicable requirement.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of FHLB-SF stock in the future.

Federal Reserve System. The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and nonpersonal time deposits. The required reserves must be maintained in the form of vault cash or an account at a Federal Reserve. At June 30, 2011, our Bank had met its reserve requirement.

Financial privacy legislation

The Gramm-Leach-Bliley Act (the GLB Act) also prohibits depository institutions from disclosing nonpublic personal information about a consumer to unaffiliated third parties unless the institution satisfies various disclosure requirements and the consumer has not elected to opt-out of the disclosure, or unless an exception applies and requires the federal banking agencies to adopt regulations governing the privacy of consumer financial information. We are subject to OCC regulations (incorporating renumbered regulations originally promulgated by the OTS) implementing the GLB Act. The regulations impose three main requirements established by the GLB Act. First, a savings association must provide initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information about customers to nonaffiliated third parties and affiliates. Second, savings associations must provide annual notices of their privacy policies to their current customers. Third, savings associations must provide a reasonable method for consumers to opt-out of disclosures to nonaffiliated third parties.

Future legislation

Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could impact the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and modify our business strategy, and limit our ability to pursue business opportunities in an efficient manner.

Federal securities laws

Upon completion of the offering, our Company’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, our Company will be registered under the Securities and Exchange Act. As a result, our Company will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

NASDAQ listing

The Company intends to list its common stock on the NASDAQ Capital Market.

MANAGEMENT

The following table lists our directors and executive officers as of June 30, 2011, their ages and backgrounds:

Name	Age	Position and Background

Mukhtar Ali Bank Executive Vice President/ Chief Credit Officer	45	Mr. Ali has 27 years of banking industry experience. He joined the Bank in 2005 as Vice President/Senior Lender. In 2009 he became Senior Vice President/Chief Credit Officer and in October of 2010 was named Executive Vice President/Chief Credit Officer. Mr. Ali has a graduate certificate from the Pacific Coast Banking School.

Michael J. Creed Company & Bank Director	62	Mr. Creed was the chief financial officer of our Bank from 1990 through his retirement in 2009. He has a B.A. degree from San Francisco State University and is a Certified Public Accountant. He has been a director of the Bank since 2009 and joined the Company Board in 2011.

Rick Hanson Company & Bank Director	64	Mr. Hanson, now retired, was a commercial banker for 37 years. He has a B.A. in economics and M.B.A. in finance. He has been a Bank director since 2005 and joined the Company Board in 2011.

Malcolm F. Hotchkiss Company & Bank Director President/Chief Executive Officer	62	Mr. Hotchkiss has been president and chief executive officer of the Company and the Bank since 1994 and has been a banking executive for more than 25 years. He holds a B.B.A. degree from California Coastal College. He has been a director of the Bank and the Company since 1994.

Cheryl A. Maderazo Company & Bank Director	63	Ms. Maderazo was Executive Vice President and Chief Operating Officer of the Bank from 1994 until her retirement effective September 30, 2011. She is a longtime activist and a director of the Greater Bay Area Alzheimer’s Association. She has been a director of the Bank and the Company since 1996.

William S. Smith Company & Bank Director	56	Mr. Smith is General Counsel of Sand Canyon Corporation and has previously served as an outside director of a California Bank, an executive of a banking trade association and the CEO of a California bank. Mr. Smith is a graduate of Indiana University (B.A., Sociology and Business) and Northrop University (J.D.). He has been a director of the Bank since 2000 and joined the Company Board in 2000.

Steven M. Spector Company & Bank Director	50	Mr. Spector has been a certified public accountant in private practice for 20 years. He has a Master’s degree in finance. He has been a Bank director since 2006 and joined the Company Board in 2011.

Terence J. Street Company & Bank Director	56	Mr. Street has been in the in the general contracting business for almost 30 years. He is the CEO of Roebbelen and is a civil engineering graduate (B.S.C.E.) of University of California-Davis. He has been a director of the Bank since 1997 and joined the Company Board in 2009.

Name	Age	Position and Background

Kelly Wong Bank Executive Vice President/Chief Financial Officer	52	Mr. Wong joined the Bank as Executive Vice President/Chief Financial Officer in January 2009. In 2007 he was a Senior Associate and Team Lead at BankVision, Inc., a bank consulting company. He previously was a credit union chief financial officer for eight years, a banking regulator for nine years and a consultant and auditor for four years. He earned his BS degree from the University of California at Davis and holds an MBA in finance from Cal State University, Hayward.

Terms of directors and composition of the Board

Our Boards at both the Company and the Bank currently have the same seven members. The Company directors serve annual terms. The Bank directors serve three years terms, with approximately one-third elected annually.

Our Board has adopted Corporate Governance Guidelines that are available on our website www.laborbank.com under the Investor Relations tab that contain criteria for determining whether a director is deemed independent. Our Guidelines are consistent with and conform to the criteria for determining independence established by the listing standards of NASDAQ that will apply to us if our NASDAQ listing application is approved. Under these Guidelines, in order to be independent, a director must not:

•

Have a material relationship with the Company or any subsidiary (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or the Bank) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	Be an employee, or have an immediate family member who is an executive officer, of the Company or any subsidiary until three years after the end of the employment or executive officer relationship;

•

Be, or have an immediate family member who is, employed as an executive officer of another company where any of the company’s or any of its subsidiary’s present executive officers serve on that company’s compensation committee, until three years after the end of such employment or service relationship;

•

Be a partner of or employed by, or have an immediate family member who is partner with or employed in a professional capacity by, a present or former outside auditor of the Company, until three years after the end of either the affiliation or the employment with the auditor or the auditing relationship;

•

Receive, or have an immediate family member who receives, more than $120,000 per year in direct compensation from the Company or any subsidiary, other than director or committee fees, compensation paid to a immediate family member who is an employee (other than as an executive officer) and benefits under a tax-qualified retirement plan or nondiscretionary compensation, until three years after he or she ceases to receive more than $120,000 per year in compensation; or

•

Be an executive officer or an employee, or have an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the company or any subsidiary for property or services in an amount which, in any single fiscal year during the last three fiscal years, exceeds the greater of $200,000 or 5% of such other company’s consolidated gross revenues (excluding payments arising solely from investments in a company’s securities or payments under nondiscretionary charitable contribution match programs).

Under the listing requirements and rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Hanson, Smith, Spector and Street, representing four of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Committees of the Board

Audit Committee. Our Audit Committee was formed in 1999 as a committee of the Bank. In April 2011, the Audit Committee became a committee of our Company. Our Audit Committee Charter is available on our website www.laborbank.com under the Investor Relations tab.

The responsibilities of the Audit Committee include recommending to our Board an independent registered public accounting firm to conduct the annual audit of our consolidated financial statements, reviewing with such firm the scope and results of the annual audit, reviewing the performance by such firm of its professional services and evaluating reports by the internal and independent auditors regarding the adequacy of our systems of internal controls. The Audit Committee also has oversight with respect to the Company’s financial reporting, including Reports of Condition and Income filed by our Bank with the OCC, and the FDIC and our Annual Report to our shareholders. We have engaged Perry-Smith LLP as our independent registered public accounting firm. BankVision, Inc. has been engaged to perform independent credit reviews of our loan portfolio. The oversight for the services provided by each firm is performed by the Audit Committee.

The members of the Audit Committee, all of whom are independent directors and are financially literate as those terms are defined in the NASDAQ listing standards that will apply to us if our NASDAQ listing application is approved, are Mr. Street (Chairman), Mr. Hanson and Mr. Spector. The Board has determined that Mr. Spector is a financial expert, as that term is defined in Item 407(d) of Regulation S-K under the Exchange Act.

Compensation Committee. Our Compensation Committee was formed in April 2011. Our Compensation Committee Charter is available on our website www.laborbank.com under the Investor Relations tab. Compensation matters for our executive officers and directors are evaluated by our Compensation Committee and submitted to the Board for consideration. Our recently adopted Charter provides that the primary responsibilities of the Compensation Committee are to establish and review the compensation, both direct and indirect, to be paid to our directors and executive officers, to review and submit to the Board its recommendations with respect to executive compensation plans, and to establish and review periodically our policies relating to executive perquisites.

The members of the Compensation Committee, all of whom are independent directors as that term is defined in the NASDAQ listing standards that will apply to us if our NASDAQ listing application is approved, are Messrs. Spector (Chairman), Hanson, Smith and Street.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee was formed in April 2011. Our Corporate Governance and Nominating Committee Charter is available on our website www.laborbank.com under the Investor Relations tab. Before the formation of the Corporate Governance and Nominating Committee these matters were handled directly by our Board. The Corporate Governance and Nominating Committee is responsible for recommending to our Board individuals to serve as our directors and on the various committees of the Board. In making such recommendations, the Corporate Governance and Nominating Committee consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to us, the interplay of the candidate’s experience with the experience of other members of the Board, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Corporate Governance and Nominating Committee will also consider nominees for election as directors made by shareholders and mailed to the Chairman of the Committee. Additionally, the Corporate Governance and Nominating Committee is responsible for considering and recommending to the Board other actions relating to corporate governance matters.

Messrs. Street (Chairman), Hanson, Smith and Spector, the members of the Corporate Governance and Nominating Committee, are independent directors as that term is defined in the NASDAQ listing standards that will apply to us if our NASDAQ listing application is approved.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The compensation provided to our “named executive officers” for 2010 is set forth in detail in the 2010 Summary Compensation Table and other tables and the accompanying footnotes and narrative that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in 2010 for each of our named executive officers.

Our named executive officers, all of whom are employed at the Bank level, are:

•	Malcolm F. Hotchkiss, our President and Chief Executive Officer;

•	Cheryl A. Maderazo, our former Executive Vice President and Chief Operating Officer;

•	Mukhtar Ali, our Executive Vice President and Chief Credit Officer; and

•	Kelly Wong, our Executive Vice President and Chief Financial Officer.

Our Bank’s executive compensation program has traditionally been administered by our Bank’s Board, with interested persons abstaining from any vote involving them. Since April 2011, it has been administered by our Compensation Committee.

Executive Compensation Philosophy

Guiding principles. Our compensation program is designed to enable us to attract, motivate and retain quality executive officers with a competitive and comprehensive compensation package. In the design and administration of the executive compensation program, our objectives are to:

•	link executive compensation rewards to increases in shareholder value, as measured by positive long-term operating results and a continued strengthening of our financial condition;

•	provide financial incentives for executive officers to ensure that we achieve our long-term operating results and strategic objectives;

•	correlate as closely as possible executive officers’ receipt of compensation with attainment of specific performance objectives;

•	maintain a competitive mix of total executive compensation benefits, with particular emphasis on awards related to increases in long-term shareholder value; and

•	facilitate stock ownership through the granting of stock options.

Until we adopted a compensation charter in April 2011, our executive management recommended to our Bank’s Board the base salary of each executive officer. Under the Compensation Charter, our Compensation Committee makes recommendations to our Board concerning the compensation of our executive officers which will be based, in part, upon recommendations made by our executive management. Our chief executive officer will not be present during deliberations or voting concerning his compensation. The Compensation Committee is responsible for making recommendations to the Board concerning option grants under our recently approved Stock Incentive Plan and reviewing all other executive benefits. The Compensation Committee and Board will take into account the compensation policies and practices of other banks as well as published financial industry salary surveys. Although neither the Compensation Committee nor the Board has established a specific comparison group for determination of compensation, those listed in the salary surveys that share one or more common traits with us, such as asset size, geographic location and financial returns on assets and equity, generally will be given consideration.

Components of executive compensation

Our executive compensation program consists of four primary components:

•	base salary;

•	cash incentive bonuses;

•	other executive compensation benefits and arrangements, such as stock grants, nonqualified deferred compensation arrangements, performance plan and change of control severance arrangements; and

•	benefits that are generally available to all employees, such as contributions under our 401(k) retirement plan and life insurance benefits under the Bank’s group-term life insurance plan.

We do not employ formulas to determine the relationship of one element of compensation to another, nor do we determine the amount of one form of compensation based on the amount of another form. For example, the amount of restricted stock we may grant to an executive will not necessarily be influenced by change of control benefits payable to the executive under a separate agreement. However, the Compensation Committee and the Board are able to take into account any factors they consider appropriate when considering the amount of an executive’s salary, incentive compensation, stock awards or other benefits. The Board’s decisions are not ad hoc but they also are not generally constrained by rigid decision-making procedures or specific formulas or criteria, except in the case of compensation under plans that specify particular formula criteria.

Summary compensation table. The table below sets forth the aggregate compensation for fiscal years ended September 30, 2010 and 2009 paid to or accrued for our President and Chief Executive Officer and our three other named executive officers. The table includes perquisites and other personal benefits.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Nonequity Incentive Plan Compensation ($)		All Other Compensation(2) ($)	Total ($)
Malcolm F. Hotchkiss	2010	300,000	-0-	90,000	(1)	-0-	390,000
President/CEO	2009	265,000	33,750	-0-		-0-	298,750

Cheryl A. Maderazo(3)	2010	175,000	-0-	87,500	(1)	-0-	262,500
Executive Vice	2009	175,000	26,250	-0-		-0-	201,250
President/COO

Mukhtar Ali	2010	150,000	-0-	11,250	(1)	-0-	161,250
Executive Vice	2009	150,000	-0-	-0-		-0-	150,000
President/CCO

Kelly Wong(4)	2010	175,000	-0-	17,500	(1)	-0-	191,500
Executive Vice	2009	112,500	26,250	-0-		-0-	138,750
President/CFO

(1)	Amounts earned in 2010 under the Bank’s Performance Driven Plan.
(2)	Excludes the value of automobile usage.
(3)	Ms. Maderazo retired effective September 30, 2011.
(4)	Mr. Wong joined the Bank in January 2009.

Base salary. Beginning in April 2011, compensation has been recommended annually by executive management to our Compensation Committee. Previously that recommendation was made directly to our Bank’s Board. An executive’s base salary is a product of the Board’s and the Compensation Committee’s assessment of our financial performance and the executive’s performance, but the various elements of financial and management performance are not weighted or assigned specific values. The base salary of our President and Chief Executive Officer has been reviewed and approved by our Board and will be reviewed and approved by our Compensation Committee, exclusive of our President and Chief Executive Officer, based upon the same criteria as other executive officers. For executives other than our President and Chief Executive Officer, the Board’s and the Compensation Committee’s assessment of the executive’s performance has been and will be based in large part on our President and Chief Executive Officer’s evaluation of the executive’s performance, which evaluation includes an assessment of the executive’s achievement of qualitative and quantitative personal and corporate goals. The Board’s and the Compensation Committee’s decision about an executive’s salary also has and will take into account salary surveys by the California Bankers Association and Perry-Smith, LLP for executives with comparable experience and responsibilities. The Compensation Committee’s recommendations are considered by the full Board, which makes final salary decisions. Base salaries for our named executive officers in 2011 remained unchanged, except that the salary of Kelly Wong increased from $175,000 to $192,500 as a result of the Board’s recognition of a significant increase in his responsibilities.

Cash incentive bonuses. For performance in 2009, our Bank’s Board approved the payment of a $33,750 cash bonus to Mr. Hotchkiss and authorized Mr. Hotchkiss to determine the cash bonuses for Ms. Maderazo, $26,250, and Mr. Wong, $26,250. These amounts were not based upon specific criteria but instead were based upon the overall performance of the Bank and these individuals’ contributions to that performance within the budgeted parameters of between 10-15% of base salary.

Performance Driven Plan. In December 2009, the Bank adopted a Performance Driven Plan (“Performance Plan”) through which, beginning in September, 2010, the Bank contributes funds (“Awards”) for the benefit of certain employees and non-executive directors. The Awards for employees are based on age, base compensation and the achievement of performance targets. The Awards for directors are based upon directors’ fees and performance targets. The Performance Plan provides that the annual performance targets can be amended in the sole discretion of the Bank. Each Award vests separately at the rate of 20% per year (a rolling vesting) commencing in 2011. The Awards are paid out monthly over ten years after termination of individual employment and bear interest at the fixed annual rate of 6% (compounded monthly) until paid. In case of a change in control of the Bank or disability, participants receive a lump sum payment of the account balance. Upon a participant’s death, beneficiaries receive a lump sum payment equal to the greater of their account balance or a flat amount listed in each agreement with the participants. The Bank maintains life insurance to cover the contingent expense of an in-service death.

The target annual Awards for our named executive officers in 2010 were based upon the following base salary percentages:

Name	Percentage of Base Salary	Age Factor
Malcolm F. Hotchkiss	30.0%	*
Cheryl A. Maderazo	50.0%	*
Mukhtar Ali	7.5%	41-50 years old = 7.5%
Kelly Wong	10.0%	>50 years old = 10.0%

*	Due to the short-time frame before retirement for Mr. Hotchkiss and Ms. Maderazo at the inception of the Performance Plan, their percentage amounts were increased, as reflected in the second column. These percentages will remain at these levels.

Non-executive Bank directors received an Award equal to 10% of the aggregate amount of their directors’ fees earned in 2010.

The Performance Plan performance targets for 2010, the highest levels of which were met, were as follows:

2010 PERFORMANCE AWARD GRID
ROAE(1) Component of Award (75% of Total)		ROAA(2) Component of Award (25% of Total)
If ROAE is…	% of Target Award Earned is…	If ROAA is…	% of Target Award Earned is…	Total Award Earned is…
1	2	3	4	2 + 4
<7.50%	0.00%	<0.63%	0.00%
7.50%	37.50%	0.63%	25.00%
8.00%	56.25%
8.93%	75.00%

(1)	Return on average equity.
(2)	Return on average assets.

Stock incentive plan. On July 29, 2011, the Company’s shareholders approved the 2011 Stock Incentive Plan (the “Plan”). The Plan allows for the grant of up to 130,000 shares of common stock as either restricted stock awards or performance-based awards in order to allow key employees and nonemployee directors an opportunity to acquire a proprietary interest in the Company and to attract, motivate and retain highly competent individuals. The terms of the stock awards are determined by the Administrator, which may be the full Board or a designated committee of outside Company directors. Our designated committee is our Compensation Committee. To date, no awards have been granted under the Plan.

Grants to be made under the Plan will be a vital piece of our total compensation package and are intended to give directors, high value employees and executive officers a longer-term stake in our Bank, act as a long-term retention tool and align employee and shareholder interests.

Our Compensation Committee will recommend the grants of stock under the Plan primarily to reward prior performance but also to retain executive officers and provide incentives for future performance. The nature and size of a stock grant will generally increase with the level of position. In determining the amount, if any, of stock grants to executive officers, our Compensation Committee and Board will generally consider one or more of several factors, including: (i) our financial and operating performance during the relevant period; (ii) achievement of nonfinancial goals; (iii) the officer’s contribution to our success; (iv) the level of competition for officers with comparable skills and experience; (v) a review of compensation for comparable position with comparator groups; and (vi) the total number of shares of restricted stock granted to an officer over the course of his or her career, together with the retentive effect of additional stock grants.

Deferred compensation plans. The Bank established a deferred compensation plan (the United Labor Bank, F.S.B. Director Deferred Compensation Plan) for certain directors as well as a plan for members of management (the United Labor Bank Executive Deferred Compensation Plan) for the purpose of providing the opportunity for participants to defer compensation. Participants in the Director Deferred Compensation Plan are able to defer up to 100% of their director fees. Additionally, the Bank may make a discretionary matching contribution. Participants in the Executive Deferred Compensation Plan are able to defer up to 100% of their salary as well as 100% of their performance-based compensation, in each case less FICA taxes. The Bank bears all administrative costs for the plans and provides interest earned on participant deferrals at a rate equal to the Wall Street Journal Prime Rate of 3.25% at September 30, 2010 and 2009. In the event of a change of control, executives and directors receive a lump sum payout of their account balances. In the event of disability or death, the executives (or their beneficiaries) receive their account balance in a lump sum payment and the directors (or their beneficiaries) receive their account balance paid in monthly installments over ten years.

The interest earned on deferred compensation by Mr. Hotchkiss in fiscal years 2010 and 2009 was $10,904 and $8,743, respectively. Interest earned by other participants in the Bank’s deferred compensation plans was, in each case, less than $10,000 for each fiscal year covered in this compensation discussion.

Benefits generally available to all employees. We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under our 401(k) plan, employees may elect to defer up to 90% of their eligible compensation subject to applicable annual limits set pursuant to the Code. Effective as of January 1, 2011, we match any contributions made by our employees, including executive officers, up to 1.5% of an employee’s total annual compensation (not to exceed 50% of the employee’s maximum deferral amount allowed by the Internal Revenue Service). We intend for the 401(k) plan to qualify under Code Section 401(a) so that contributions by employees to the 401(k) plan and income earned on those contributions are not taxable to employees until withdrawn from the 401(k) plan.

Agreements with certain officers. The Bank entered into an employment agreement with its President and CEO Malcolm Hotchkiss effective January 1, 2007 and extended that agreement effective January 1, 2010, for an additional term ending September 30, 2013. The agreement provides for a base salary determined by the Bank’s Board ($300,000 in 2010), annual incentive compensation determined by the Bank’s Board, an automobile allowance of $1,500 per month (as with the other named executive officers, Mr. Hotchkiss used a Bank-owned vehicle in lieu of the automobile allowance), at least four weeks annual paid vacation, group medical disability and other benefits in accordance with Bank policy and $200,000 in term life insurance. The agreement provides for a lump sum severance payment of one year’s base salary to Mr. Hotchkiss in the event that the Bank terminates his employment without cause or Mr. Hotchkiss terminates his employment with the Bank following a material, involuntary reduction in his responsibilities as President and Chief Executive Officer. The agreement provides for base salary continuation payments (offset by any disability insurance payments) to Mr. Hotchkiss for the balance of the term of the agreement in the event that the Bank terminates his employment due to disability. The agreement provides for payment of prorated annual incentive compensation for the year Mr. Hotchkiss’s employment terminates if such termination is due to his death or disability.

The Bank entered into one year employment agreements with the executive vice presidents Mukhtar Ali and Kelly Wong effective May 1, 2011. Those agreements provide for base salaries determined by our Compensation Committee (in 2011, $150,000 for Mr. Ali; and $192,500 for Mr. Wong). The agreements also provide for an automobile allowance (each named executive used a Bank-owned vehicle in lieu of an automobile allowance), paid vacation, sick leave, group medical and disability insurance and other benefits in accordance with the Bank’s policy. Each agreement provides for a lump sum severance payment of one year’s base salary to the executive in the event that the Bank terminates his or her employment without cause or the executive terminates his or her employment with the Bank following a material, involuntary reduction of his or her responsibilities. Each agreement provides for base salary continuation payments (offset by any disability insurance payments) to the executive for the balance of the term of that agreement in the event that the Bank terminates his or her employment due to disability. Each agreement provides for payment of prorated annual incentive compensation for the year the executive’s employment terminates if such termination is due to his or her death or disability.

Change of control agreements. Effective January 1, 2009, the Bank renewed its transition agreement with Mr. Hotchkiss (expires January 1, 2013). The transition agreement provides for a lump sum severance payment to Mr. Hotchkiss in the event his employment is terminated by the Bank without cause or by him for good reason within two years following a change of control of the Bank (generally defined as the acquisition by a person of 25% or more of the combined voting power of the Bank’s outstanding securities). The amount of any such severance payment would be equal to twice the annual salary reflected on Mr. Hotchkiss’ prior year’s form W-2, plus the cost of 18 months COBRA insurance coverage.

We entered into on year transition agreements with Messrs. Ali and Wong, effective May 1, 2011. Each of these agreements provides for a lump sum severance payment in the event that the executive’s employment is terminated by the Bank without cause or by the executive for good reason within two years following a change of control (generally defined as acquisition by a person of 25% or more of the combined voting power of the Bank’s outstanding securities). The amount of any such severance payment would be equal to six month’s annual salary reflected on the executive’s prior year’s form W-2, plus the cost of six months COBRA insurance coverage.

Director compensation. During 2010, each non-officer director of the Bank was paid $2,000 per month. The Board chairman was paid $2,750 per month. Additionally, each director may defer contributions to his or her deferred compensation program. Total fees of $143,600 were recorded during the year ended September 30, 2010. Company directors were not compensated during 2010.

Name	Fees Earned or Paid in Cash ($)(1)	All Other Forms of Compensation ($)(2)	Total ($)
William S. Smith	30,850	-0-	30,850
Terence J. Street	35,000	-0-	35,000
Rick Hanson	26,900	-0-	26,900
Steven M. Spector	25,950	-0-	25,950
Michael J. Creed	24,900	-0-	24,900

(1)	Board fees paid, regardless of attendance for fiscal year 2010.
(2)

Excludes interest earned on deferred directors fees under the Bank’s Director Deferred Compensation Plan and Awards under the Performance Plan (10% of director fees) as such amounts are less than $10,000.

Limitation of liability and indemnification

Our articles of incorporation and bylaws provide, among other things, for the indemnification of our directors, officers and agents, and authorize us to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for us within the scope of his or her employment. Such provisions of our articles of incorporation and bylaws are subject to certain limitations imposed under California and federal law. Under the Federal Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, indemnification payments may be prohibited by the regulatory authorities if a bank is insolvent, is in conservatorship or receivership, is in troubled condition or has a CAMELS rating of 4 or 5, or if the regulatory authority believes that the party, who is to receive the indemnification payment has violated banking laws or regulations, breached a fiduciary duty or is otherwise responsible for substantial loss to the bank. We may enter into indemnification agreements in the future with each of our executive officers and directors. We have liability insurance covering all of our officers and directors to the extent provided in our policies, from time to time.

California law permits us to include in the articles a provision limiting the liability of our directors to us and our shareholders for money damages, except for liability resulting from: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the directions; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) acts arising from an interested director transaction listed under Section 310 of the California General Corporation Law (“CGCL”); or (vii) acts arising from the approval of specific corporate action listed under Section 316 of the CGCL. Our Company’s articles and bylaws contain provisions that eliminate directors’ liability to the fullest extent permitted by California law. Under California law and our bylaws, we are authorized to obtain and have obtained directors’ and officers’ liability insurance.

Section 317(b) of the CGCL grants our Company the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that conduct of the person was unlawful. Section 317(a) of the CGCL defines “agent” as “any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation.” California law permits our Company to advance expenses incurred defending any proceeding prior to its final disposition upon receipt of an undertaking by or on behalf of the agent to repay the amount if it is determined ultimately that the agent is not entitled to be indemnified.

Section 317(c) of the CGCL does not allow us to indemnify our agents for: (i) any claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to be indemnified for expenses and then only to the extent that the court determines; (ii) any amounts paid in settling or otherwise disposing of a pending action without court approval; and (iii) any expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval.

Section 317(d) of the CGCL provides that to the extent that an agent of a corporation has been successful on the merits in defense of any related proceeding or in defense of any claim, issue or matter therein, the agent will be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Our Company’s articles and bylaws state that we will, to the fullest extent permitted by California law, provide indemnification to our agents against losses if they acted in good faith and in a manner that they reasonably believed to be in the best interests of the corporation and in the case of a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful. Except in the case of expenses incurred in a successful defense, indemnification requires that the person to be indemnified is determined to have met the necessary standard of contact by (i) a majority of a quorum of directors who are not parties to the proceeding, (ii) if such a quorum is unobtainable, by independent legal counsel in a written opinion, (iii) approval of shareholders as set forth in Section 153 of the CGCL or (iv) the court in which the proceeding is or was pending. Under federal banking law, we may not indemnify our agents against liability or legal expenses with regard to certain administrative proceedings or civil actions brought by the FDIC. We have entered into agreements with our directors indemnifying them to the fullest extent permitted by law and all applicable limitations imposed by the FDIC and the Department.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in connection with the securities registered), we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Federal law provides that the OCC or FDIC may seek monetary damages from bank directors in cases involving violations of law and unsafe and unsound banking practices, notwithstanding any provisions of state law that may permit limitations on director liability in such circumstances. Further, in the case of any civil money penalties levied by the OCC or FDIC, our directors and officers would likely not be able to avail themselves of any indemnification obligation of our Bank or any insurance proceeds that might otherwise be available.

Tax and accounting considerations

Deductibility of executive compensation. Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our executive officers per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the receipt or vesting of shares of restricted stock. Our Charter for the Compensation Committee does not require that it be constrained by the requirements of Section 162(m). Therefore, our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our Company and our shareholders.

Taxation of “parachute” payments and deferred compensation. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2010 and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive offers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that our Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting treatment. Authoritative guidance on stock compensation requires public companies to measure the compensation expense for all share-based payment awards made to employees and directors based on the grant date “fair value” of these awards. When we begin issuing stock awards and after they vest, this calculation will be performed for accounting purposes and reported in our compensation tables even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires public companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the stock award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with management

Other than compensation arrangements discussed elsewhere in this prospectus, there have been no transactions, or series of similar transactions, during our Company’s last three fiscal years, or any currently proposed transaction, or series of similar transactions, to which we were or are party, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or any holders of 5% or more of our common stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indebtedness of management

We have had, and expect to have in the future, banking transactions in the ordinary course of our business with many of our directors, officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders. Management believes that such banking transactions do not involve more than the normal risk of collectability or present other unfavorable features. Loans to our executive officers are subject to limitations as to amount and purposes prescribed by federal law and regulation. As of June 30, 2011 the aggregate amount of such loans outstanding was $1.6 million.

Policies and procedures for review, approval or ratification of related-person transactions

Our Board has adopted a written related-person transactions policy that applies to transactions involving our Company or any subsidiary and any person who both has a material economic interest in the transaction and is in a position with our Company or any subsidiary to exercise influence with respect to such transaction. In addition, our Code of Business Conduct and Ethics (posted on our website www.laborbank.com at the Investor Relations tab) requires any employee, officer, director, contractor or agent who is aware of a conflict of interest or is concerned that a conflict of interest might develop to discuss the matter promptly with a supervisor or the chairman of our Audit Committee.

Our management, in consultation with outside counsel, as appropriate, analyzes any situation brought to its attention that may involve a related-person transaction under our policy to determine whether the transaction or relationship is, in fact, a related-person transaction requiring compliance with this policy. If a transaction is determined to be a related-person transaction requiring compliance with our policy, management, in consultation with outside counsel, as appropriate, will determine, in their view, whether the related-person transaction should be permitted, modified to avoid any potential conflict of interest or terminated, or whether some other action should be taken. Such action is then referred to the Audit Committee under the policy for review and final determination.

At each of its meetings, the Audit Committee will be provided with the details of each new, existing or proposed related-person transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to our Company and to the relevant related person. In determining whether to approve a related-person transaction, the Audit Committee will consider, among other factors, the following:

•	Whether the terms of the related-person transaction are fair to the Company;

•	Whether the transaction is material to the Company;

•	The structure of the transaction;

•	Whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances; and

•	The extent of all related persons’ interests in the transaction.

BENEFICIAL OWNERSHIP

The following table sets forth, as of August 30, 2011, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including shares that vest within 60 days of August 15, 2011. No stock awards have been made to date. Accordingly, no person has the right to acquire our shares within 60 days of August 15, 2011. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership prior to this offering is based on 1,298,900 shares of our common stock outstanding as of August 31, 2011. We have based our calculation of the percentage of beneficial ownership after this offering on                  shares of our common stock outstanding immediately after the completion of this offering.

Unless otherwise noted, the address for each of the shareholders is c/o United Labor Bank, 100 Hegenberger Road, Oakland, California 94621.

Name & Position With the Company	Shares Owned Beneficially Prior to this Offering		Shares Owned Beneficially After this Offering		Percent of Total Voting Power After this Offering
	Shares	Percent	Shares	Percentage
Carpenters Pension Trust for Northern California	545,800	53.88%
District Council of Iron Workers for the State of California	100,000	7.7%
Laborers Local 185	72,729	5.6%
Laborers Local 270	95,438	7.35%
Laborers Local 304	102,216	7.87%
Michael J. Creed
Company & Bank Director	100	0.01%
Rick Hanson
Company & Bank Director	2,000	0.15%
Malcolm F. Hotchkiss
President/CEO	2,000	0.15%
Cheryl A. Maderazo
Company & Bank Director	1,500	0.12%
William S. Smith
Company & Bank Director	4,000	0.30%
Steven M. Spector
Company & Bank Director	2,000	0.15%
Terry J. Street
Company & Bank Chairman/Director	2,000	0.15%
All Directors & Executive Officers (7 in number)	13,600	1.05%

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, B. Riley & Co., LLC, our underwriter, has agreed to purchase, and we have agreed to sell to them                  shares of our common stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus.

The underwriter is offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over allotment option described below.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers (at such offering price less a concession not to exceed $         per share. The underwriter may allow, and such dealers may re-allow, a discount not to exceed $         per share to certain other dealers.) After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to                      additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent that the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase the additional shares of common stock.

The following table shows the per-share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional                  shares of common stock.

	Per Share	Total No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions:
	$	$	$
Proceeds, before expenses to us	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $         and are payable by us. We have also agreed to reimburse the underwriters for their actual out-of-pocket expenses (including fees and disbursements of underwriter’s counsel), not to exceed $         incurred in connection with this offering, which amount is included within our estimated aggregate expenses.

The underwriter has informed us that it does not intend sales to discretionary accounts over which it exercises authority to exceed 5% of the total number of shares of common stock offered by it.

We have applied to list our common stock on the NASDAQ Capital Market under the trading symbol “FULB.” In order to meet the requirements for listing on that exchange, the underwriter intends to sell at least the number of shares to at least the minimum number of beneficial owners as required by that exchange so that after the offering, we will have at least 300 beneficial owners of our Company’s stock.

We and all directors and officers and certain of our significant shareholders have agreed that, without the prior written consent of the underwriter, we and they will not, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person or entity have agreed that, without the prior written consent of our underwriter, each such person or entity will not, during the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriter; or

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open-market transactions after the completion of the offering of the shares.

The 90 day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90 day restricted period, we issue an earnings release or a material news event relating to us occurs; or

•	prior to the expiration of the 90 day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90 day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stabilization.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short position is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the over-allotment option. The underwriters can close out a covered short position by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open-market price of shares compared to the price available under the over-allotment option. The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by the underwriter or may be distributed via electronic mail. The underwriter may allocate a number of shares of common stock for sale to its online brokerage account holders.

The underwriter or its affiliates may in the future engage in investment banking transactions or financial advisory services with us in the ordinary course of their business. They expect to receive customary compensation and expense reimbursement for these other transactions and services.

Pricing of the offering

Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be determined by negotiations between us and the underwriter. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our earnings, our capital and certain other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

DESCRIPTION OF COMPANY CAPITAL STOCK

General

The following descriptions of our capital stock and certain provisions of our amended and restated articles of incorporation and bylaws are summaries and are qualified by reference to our amended and restated articles and the bylaws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

The authorized capital stock of the Company consists of 10,000,000 shares of common stock, of which up to                  shares are the subject of this offering, and 10,000,000 shares of preferred stock. As of June 30, 2011, there are 1,298,900 shares of common stock outstanding; no shares of preferred stock are outstanding.

Description of common stock

Voting rights. Each share of common stock is entitled to one vote at any meeting of shareholders.

Liquidation rights. Each share of common stock has the same rights, privileges and preferences as every other share and will be entitled to participate in any liquidation, dissolution or winding up on the basis of pro rata shareholdings.

Conversion rights. The common stock has no conversion, redemption rights or sinking fund provisions. Each share will participate equally in dividends, which are payable when and as declared by the Board out of funds legally available for that purpose.

Preemptive rights. Holders of common stock do not have preemptive rights to subscribe for additional shares when and if such additional shares are offered for sale.

Issuance of debt obligations. From time to time we may issue debt obligations, such as subordinated notes and debentures. These obligations have a superior claim to those of the shareholders. In the event of liquidation, such debt obligations would be paid before the shareholders would receive any share of the proceeds of liquidation.

Assessment. The common stock is not subject to assessment.

Dividends. We have only paid a cash dividend once. Each share of common stock is entitled to participate equally in dividends. No assurance can be given that dividends will be paid in the future. In addition, regulations impose limits upon certain capital distributions by the Bank to the Company, including cash dividends. Should the Bank ever be designated a “problem institution,” prior approval of the OCC would be required in order to pay any cash dividend.

Description of preferred stock

We have 10,000,000 shares of preferred stock authorized. Of those, 2,000,000 shares were designated as Series A, but were never issued. 4,900 shares of Series B and 245 shares of Series C were issued in 2009, and redeemed later that year. No shares of preferred stock are currently outstanding.

Change in control

Any change of control of the Company or the Bank requires prior regulatory approval. Generally, a change in control is rebuttably presumed to have occurred if 10% or more of the outstanding voting securities are acquired by an individual, entity or group acting in concert if, among other things, the acquiring party would be one of the two largest shareholders of the Company. Such a presumption is generally deemed to be conclusive when 25% or more of the outstanding voting securities are so acquired.

Transfer agent and registrar

The transfer agent and registrar agent for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Market listing

We have applied for listing our common stock on the NASDAQ Capital Market under the symbol “FULB”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a portion of our shares will not be available for sale for a period of time after this offering due to contractual and legal restrictions on resale. Sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of June 30, 2011, upon the completion of this offering,                  shares of common stock will be outstanding. Of the outstanding shares,                      of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below, and                  shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all shares not sold under this prospectus or otherwise beneficially owned by our affiliates will be eligible for resale in compliance with Rule 144.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately                  shares immediately after this offering assuming no exercise of the underwriter’s over allotment option, based on the number of shares of common stock outstanding as of June 30, 2011; or

•	the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sale by affiliates must also comply with the manner of sale, current public information and notice of provisions of Rule 144.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with shares of our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner (as defined under U.S. tax laws) of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations (“Treasury Regulations”) to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization, qualified retirement plan, individual retirement account or other tax-deferred account;

•	a person holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary or proposed), published rulings of the Internal Revenue Service (the “IRS”), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisors.

This summary does not take into account the individual facts and circumstances of any particular taxpayer and does not address the effects of any state, local or non-U.S. tax laws, or U.S. federal estate and gift tax laws. If you are considering the purchase, ownership or disposition of our common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the information provided in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with a portion or all of the information provide in this summary.

U.S. holders

Dividends. Distributions (including any constructive distributions), if any, on our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. To the extent that the amount of any distribution paid on a share of our common stock exceeds our current and accumulated earnings and profits attributable to that share of common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of common stock. This reduction in basis will increase any gain, or reduce any loss, realized by the U.S. holder on the subsequent sale, redemption or other disposition of our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on our common stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends-received deduction under the Code. The Code disallows this dividends-received deduction in its entirety, however, if the common stock with respect to which the dividend is paid is held by the U.S. holder for less than 46 days during the 91-day period beginning on the date that is 45 days before the ex-dividend date.

Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15%. The reduced rate does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest. The reduced rate also does not apply to dividends paid to holders of our common stock that have held the stock for fewer than 61 days during the 121 day period beginning on the date that is 60 days before the ex-dividend date.

In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (1) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of shares of our common stock, as the case may be, or substantially identical stock or securities, (2) are the grantor of an option to buy our common stock, as the case may be, or substantially identical stock or securities, or (3) otherwise have diminished their risk of loss on our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. In addition, the Code disallows the dividends-received deduction and the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances. U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed with respect to “debt-financed portfolio stock.” In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or other disposition. A sale, exchange or other disposition of our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in our common stock. Such gain or loss will be capital gain or loss, and such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. The deduction of capital losses is subject to complex limitations.

Information reporting and backup withholding. In general, information reporting will apply to dividends in respect of our common stock and the proceeds from the sale, exchange or other disposition of our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient. Backup withholding at the current rate of 28% may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding requirements.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. holders

Dividends. Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (1) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (2) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or other disposition. Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period for our common stock.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. tax on the gain derived from the sale, which may be offset by U.S.-source capital losses.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information reporting and backup withholding. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or exchange of information agreement.

A non-U.S. holder will be subject to backup withholding, currently at the rate of 28%, for dividends paid to the holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Lock-up agreements

All of our directors and executive officers and the holders of 5% or more of our securities have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of B. Riley & Co., LLC for a period of 90 days, subject to possible extension under certain circumstances, after the date of this prospectus.

LEGAL MATTERS

The validity of the common stock sold in this offering will be passed upon for us by McAndrews, Allen & Matson, PC, Santa Monica, California and for the underwriter by Manatt, Phelps  & Phillips, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements as of the fiscal years ended September 30, 2010 and September 30, 2009, and for each of the three years in the period ended September 30, 2010, have been audited by Perry-Smith, LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the consolidated financial statements). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus which constitutes a part of the registration statement does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street NE, Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspecting and copying at the SEC’s public reference facilities and the SEC website at www.sec.gov. We also maintain a website at www.laborbank.com. Upon completion of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or our website www.laborbank.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website www.laborbank.com is not part of this prospectus.

FIRST ULB CORP. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2010 AND 2009 AND

FOR THE YEARS ENDED

SEPTEMBER 30, 2010, 2009 AND 2008

AND

INDEPENDENT AUDITOR’S REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

First ULB Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of First ULB Corp. and subsidiaries (the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended September 30, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First ULB Corp. and subsidiaries as of September 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Perry-Smith LLP

San Francisco, California

November 24, 2010

F-1-2

FIRST ULB CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

September 30, 2010 and 2009

	2010	2009
ASSETS
Cash and due from banks	$55,432,968	$23,180,906
Federal funds sold	5,015,000	5,990,000

Total cash and cash equivalents	60,447,968	29,170,906

Interest-bearing deposits in banks	7,513,333	3,311,794
Investment securities (Notes 3, 7, 8):
Available for sale, at fair value	33,657,000	61,838,000
Held to maturity, at amortized cost	110,328	134,567
Loans, less allowance for loan losses of $2,193,843 and $1,987,355 in 2010 and 2009, respectively (Notes 4, 7, 8)	143,535,807	153,920,249
Premises and equipment, net (Note 5)	7,263,295	7,449,732
Investment in Federal Home Loan Bank stock, at cost	1,465,700	1,401,900
Bank-owned life insurance	4,112,290
Accrued interest receivable and other assets (Note 10)	4,973,662	2,891,119
Other real estate owned	3,259,450	1,260,500

Total assets	$266,338,833	$261,378,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$95,596,221	$81,358,907
Interest bearing (Note 6)	137,190,757	139,844,959

Total deposits	232,786,978	221,203,866

Collateralized deposits (Note 7)	433,377	12,297,744
Other borrowings (Note 8)	3,000,000	3,000,000
Accrued interest payable and other liabilities (Note 14)	1,456,691	1,921,425
Junior subordinated deferrable interest debentures (Note 9)	6,392,000	6,392,000

Total liabilities	244,069,046	244,815,035

Commitments and contingencies (Note 11)

Shareholders’ equity (Note 12):
Preferred stock—10,000,000 shares authorized, no shares issued and outstanding in 2010 and 2009	—	—
Common stock—$10 par value; 10,000,000 shares authorized, 1,298,900 in 2010 and 1,012,976 in 2009 issued and outstanding	12,989,000	10,129,760
Additional paid-in capital	2,807,284	1,049,819
Retained earnings	5,618,286	4,479,430
Accumulated other comprehensive income (Notes 3 and 15)	855,217	904,723

Total shareholders’ equity	22,269,787	16,563,732

Total liabilities and shareholders’ equity	$266,338,833	$261,378,767

The accompanying notes are an integral part of these consolidated financial statements.

F-1-3

FIRST ULB CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

For the Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Interest income:
Interest and fees on loans	$9,983,597	$10,223,994	$8,953,952
Interest on Federal funds sold	92,788	123,542	890,090
Interest on investments:
Taxable interest income	1,988,862	2,880,145	3,035,427
Nontaxable interest income	232,476	149,175	276,025

Total interest income	12,297,723	13,376,856	13,155,494

Interest expense:
Interest on deposits (Note 6)	1,280,477	2,564,336	4,161,862
Interest on other borrowings (Notes 7 and 8)	151,800	151,695	332,081
Interest on junior subordinated deferrable interest debentures (Note 9)	183,857	263,772	419,058

Total interest expense	1,616,134	2,979,803	4,913,001

Net interest income	10,681,589	10,397,053	8,242,493

Provision for loan losses (Note 4)	975,000	799,227	339,527

Net interest income after provision for loan losses	9,706,589	9,597,826	7,902,966

Non-interest income:
Servicing income and service charges	112,670	128,318	67,342
Gain on sale of available-for-sale securities (Note 3)	569,755		27,848
Impairment of available-for-sales securities (Note 3)	(87,200)		(912,800)
(Loss) gain on sale of other real estate owned and premises and equipment	(27,026)	4,962	158,719
Dividends on Federal Home Loan Bank stock			70,665
Other income	251,402	146,115	26,473

Total non-interest income (loss)	819,601	279,395	(561,753)

Non-interest expenses:
Salaries and employee benefits (Notes 4 and 14)	4,560,215	4,786,063	3,782,388
Occupancy and equipment (Notes 5 and 11)	853,750	712,045	873,560
Other expense (Note 13)	3,535,369	2,751,442	2,353,927

Total non-interest expenses	8,949,334	8,249,550	7,009,875

Income before income tax expense (benefit)	1,576,856	1,627,671	331,338

Income tax expense (benefit) (Note 10)	438,000	517,000	(54,000)

Net income	1,138,856	1,110,671	385,338

Dividend on preferred stock		66,021

Net income available to common shareholders	$1,138,856	$1,044,650	$385,338

Earnings per share	$0.98	$1.10	$0.44

Weighted average number of shares outstanding	1,165,619	947,461	870,639

The accompanying notes are an integral part of these consolidated financial statements.

F-1-4

FIRST ULB CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended September 30, 2010, 2009 and 2008

	Common Stock		Preferred Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity	Comprehensive Income
	Shares	Amount	Shares	Amount
Balance, October 1, 2007	874,349	$8,743,490			$401,765	$3,316,762	$68,258	$12,530,275
Comprehensive income (Note 15):
Net income						385,338		385,338	$385,338
Other comprehensive loss, net of tax:
Net change in unrealized gains (losses) on available-for-sale investment securities (Note 3)							(242,022)	(242,022)	(242,022)

Total comprehensive income									$143,316

Repurchase of common stock	(6,000)	(60,000)			(12,000)	(16,640)		(88,640)

Balance, September 30, 2008	868,349	8,683,490			389,765	3,685,460	(173,764)	12,584,951
Comprehensive income (Note 15):
Net income						1,110,671		1,110,671	$1,110,671
Other comprehensive income, net of tax:
Net change in unrealized (losses) gains on available-for-sale investment securities (Note 3)							1,078,487	1,078,487	1,078,487

Total comprehensive income									$2,189,158

Stock issuance	148,627	1,486,270			668,054			2,154,324
Repurchase of common stock	(4,000)	(40,000)			(8,000)	(5,680)		(53,680)
Proceeds from the issuance of Series B preferred stock			4,900	$4,900,000				4,900,000
Series B preferred stock dividend						(66,021)		(66,021)
Repurchase of Series B preferred stock			(4,900)	(4,900,000)		(245,000)		(5,145,000)

Balance, September 30, 2009	1,012,976	10,129,760			1,049,819	4,479,430	904,723	16,563,732

(Continued)

F-1-5

FIRST ULB CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Continued)

For the Years Ended September 30, 2010, 2009 and 2008

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity	Comprehensive Income
	Shares	Amount
Balance, September 30, 2009	1,012,976	$10,129,760	$1,049,819	$4,479,430	$904,723	$16,563,732

Comprehensive income (Note 15):
Net income				1,138,856		1,138,856	$1,138,856
Other comprehensive loss, net of tax:
Net change in unrealized losses on available-for-sale investment securities (Note 3)					(49,506)	(49,506)	(49,506)

Total comprehensive income							$1,089,350

Stock issuance	285,924	2,859,240	1,757,465			4,616,705

Balance, September 30, 2010	1,298,900	$12,989,000	$2,807,284	$5,618,286	$855,217	$22,269,787

					2010	2009	2008
Disclosure of reclassification amount, net of taxes (Note 15):

Unrealized holding (losses) gains arising during the year					$(397,057)	$1,078,487	$(258,452)
Less: reclassification adjustment for gains included in net income					347,551		16,430

Net change in unrealized (losses) gains on available-for-sale investment securities					$(49,506)	$1,078,487	$(242,022)

The accompanying notes are an integral

part of these financial statements

F-1-6

FIRST ULB CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Cash flows from operating activities:
Net income	$1,138,856	$1,110,671	$385,338
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	975,000	799,227	339,527
Increase (decrease) in deferred loan origination costs, net	22,307	(51,801)	138,804
Impairment loss on other real estate owned	497,500	148,603
Depreciation and amortization	496,111	713,818	610,162
Impairment of available-for-sale securities	87,200		912,800
Gain on sale of available-for-sale securities	(569,755)		(27,848)
Loss (gain) on sale of other real estate owned and premises and equipment	27,026	(4,962)	(158,719)
Reinvested Federal Home Loan Bank stock dividends			(68,400)
Increase in accrued interest receivable and other assets	(5,731,116)	(8,271)	(244,759)
Increase (decrease) in accrued interest payable and other liabilities	(464,734)	271,140	580,582
Deferred tax benefit	(382,000)	(359,000)	(603,000)

Net cash provided (used) by operating activities	(4,078,005)	2,619,425	1,864,487

Cash flows from investing activities:
Net (increase) decrease in interest-bearing deposits in banks	(4,201,539)	77,206	(2,771,000)
Proceeds from sale of available-for-sale investment securities	20,033,432		14,334,658
Proceeds from maturities of available-for-sale securities	5,000,000		7,000,000
Purchases of available-for-sale investment securities	(9,329,306)	(12,417,580)	(41,010,689)
Proceeds from principal repayments for available-for-sale investment securities	13,051,740	9,734,060	5,156,474
Proceeds from principal repayments for held-to-maturity investment securities	24,239	28,794	37,329
(Purchase) redemption of Federal Home Loan Bank Stock, net	(63,800)	(131,600)	41,064
Net decrease (increase) in loans	6,589,177	(14,010,303)	(17,764,932)
Purchases of equipment	(357,786)	(436,694)	(772,515)
Purchase of OREO capital additions	(564,594)
Proceeds from the sale of other real estate owned and premises and equipment	838,054	12,852	11,399

Net cash provided (used) in investing activities	31,019,617	(17,143,265)	(35,738,212)

(Continued)

F-1-7

FIRST ULB CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Continued)

For the Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Cash flows from financing activities:
Net increase (decrease) in demand, interest-bearing and savings deposits	$48,815,231	$(14,416)	$13,070,286
Net (decrease) increase in time deposits	(37,232,119)	(2,029,389)	28,178,772
Net (decrease) increase in collateralized deposits	(11,864,367)	8,777,718	1,110,848
Payments on Federal Home Loan Bank advances			(7,500,000)
Proceeds from sale of common stock, net of offering costs	4,616,705	2,154,324
Issuance of Series B preferred stock		4,900,000
Series B preferred stock dividend		(66,021)
Repurchase of Series B preferred stock		(5,145,000)
Repurchase of common stock		(53,680)	(88,640)

Net cash provided (used) by financing activities	4,335,450	8,523,536	34,771,266

Increase (decrease) in cash and cash equivalents	31,277,062	(6,000,304)	897,541
Cash and cash equivalents at beginning of year	29,170,906	35,171,210	34,273,669

Cash and cash equivalents at end of year	$60,447,968	$29,170,906	$35,171,210

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest expense	$1,787,073	$3,068,576	$4,914,228
Income taxes	$1,284,828	$718,000	$500,000

Non-cash investing activities:
Real estate acquired in foreclosure	$2,797,958	$977,103

The accompanying notes are an integral

part of these consolidated financial statements.

F-1-8

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

United Labor Bank (the “Bank”) was incorporated on May 4, 1990. The Bank operates branches in Oakland, Long Beach, Sacramento, San Francisco, San Jose, California and Tukwila, Washington. The Bank operates under a charter granted by the Office of Thrift Supervision (OTS) and its deposit accounts are insured by the Federal Deposit Insurance Corporation (FDIC). Subsequent to its formation, the Bank merged with First ULB Corp. (the “Company”) and became a wholly owned subsidiary. The Company’s primary source of revenue is interest on residential and commercial real estate mortgage loans. On August 10, 2004, the Company formed a wholly-owned subsidiary, First ULB Statutory Trust I, a Delaware statutory business trust, for the exclusive purpose of issuing trust preferred securities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

For financial reporting purposes, the Company’s investment in First ULB Statutory Trust I is accounted for under the equity method and is included in other assets on the consolidated balance sheet. The junior subordinated debentures issued and guaranteed by the Company and held by the Trust are reflected on the Company’s consolidated balance sheet in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 810, Consolidation of Variable Interest Entities. Under applicable regulatory guidelines, the trust preferred securities currently qualify as Tier 1 capital. For further discussion of the junior subordinated debentures see Note 9.

The accounting and reporting policies of First ULB Corp. and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management evaluates overall loan portfolio characteristics and delinquencies, monitors economic conditions and obtains independent appraisals for significant properties.

Segment Information

Management has determined that since all of the banking products and services offered by the Company are available in each branch of the Bank and management does not allocate resources based on the performance of different lending or transaction activities, it is appropriate to aggregate the Bank branches and report them as a single operating segment. No customer accounts for more than 10 percent of revenues for the Company or the Bank.

F-1-9

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and due from banks and Federal funds sold. Generally, Federal funds are sold for one day periods.

Investment Securities

Investments are classified into the following categories:

X	Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders’ equity.

X	Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

Net gains or losses on the sale of investment securities are computed on the specific identification method and are shown separately in non-interest income on the consolidated statement of income. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. Investment securities are evaluated for impairment on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Investment in Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank System, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of San Francisco (FHLB). The investment is carried at cost.

Loans

Loans are reported at the principal amounts outstanding, adjusted for deferred loan origination fees and costs, purchase premiums and discounts, write-downs and the allowance for loan losses. Loan origination fees, net of certain deferred origination costs, and purchase premiums and discounts are recognized as an adjustment to the yield of the related loans.

F-1-10

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed against current income unless the loan is in the process of collection. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The Company’s real estate loan portfolio consists primarily of long-term loans (15-30 years) collateralized by first and second deeds of trust on one to four unit residential, multi-family residential and commercial real estate properties. A significant portion of the real estate loans is comprised of adjustable-rate mortgages. The interest rate and payment terms of these mortgages adjust on a periodic basis in accordance with various published indices. The majority of these adjustable-rate mortgages have terms which limit the amount of interest rate adjustment that can occur each year and over the life of the mortgage.

Loan Sales and Servicing

The Company services mortgage loans that were originated and sold to Federal National Mortgage Association (FNMA). At the time the loans were sold, the related right to service the loans was either retained, with the Company earning future servicing income, or released in exchange for a one-time servicing-released premium. Loans serviced for FNMA totaled approximately $362,000 and $385,000 as of September 30, 2010 and 2009, respectively.

Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. Servicing assets were not considered material.

Allowance for Loan Losses

The allowance for loan losses is maintained to provide for probable losses related to impaired loans and loans identified by management as doubtful, substandard and special mention, as well as losses that can be expected to occur in the normal course of business related to currently performing loans. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, inherent risk of loss in the portfolio taken as a whole and economic conditions in the Company’s service area.

Commercial and real estate loans determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on management’s assessment of the following for each identified loan type: (1) inherent credit risk, (2) historical losses and, (3) where the Company has not experienced losses, the loss experience of peer banks. Finally, a residual component is maintained to cover the margin of imprecision inherent in the assumptions used to estimate losses. These estimates are particularly susceptible to changes in the economic environment and market conditions.

F-1-11

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The Company’s Internal Asset Review Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions. The allowance is adjusted based on that review if, in the judgment of the Committee and management, changes are warranted.

The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. The allowance for loan losses reflects management’s estimate of inherent losses in the portfolio.

Other Real Estate Owned

Other real estate owned includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Company’s recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate owned is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate owned which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from impairments are recorded in other income or expense as incurred. Operating expenses of such properties, net of related income, are included in other expenses.

Premises and Equipment

Premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, which is three to seven years for equipment, three to five years for automobiles, five to ten years for furniture and thirty-nine years for bank premises. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred. The Company evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Income Taxes

The Company files its income taxes on a consolidated basis with its subsidiaries. The allocation of income tax expense (benefit) represents each entity’s proportionate share of the consolidated provision for income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if, based on the weight of available evidence, management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

F-1-12

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The Company uses a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

In accordance with ASC 740-10, the Company has elected to record interest accrued and penalties related to unrecognized tax benefits in tax expense.

Earnings Per Share

Earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period.

Impact of New Financial Accounting Standards

Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (FIN-48), Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109. FIN-48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement of Financial Accounting Standards No.109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN-48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FASB Staff Position (FSP) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which was issued in December 2008, defers the effective date of FIN-48 for nonpublic entities to annual financial statements for fiscal years beginning after December 15, 2008. This guidance was codified into ASC Topic 740, Income Taxes, effective July 1, 2009. The Company adopted the provisions of ASC 740-10 with respect to uncertain tax positions on October 1, 2009. There was no material impact to the Company’s financial statements resulting from adoption of these provisions.

Disclosures about Fair Value Measurements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements. This update revised two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Level 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It also requires the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. The Company is required to adopt these new disclosure requirements for the fiscal year ending September 30, 2011, with the exception of the requirement concerning gross presentation of

F-1-13

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of New Financial Accounting Standards (Continued)

Level 3 activity, which is effective for the fiscal year ending September 30, 2012. Management does not believe these new requirements will have a material impact on the Company’s financial position, results of operations, cash flows, or disclosures.

Disclosures about the Credit Quality of Financing Receivables

On July 21, 2010, the FASB issued ASU 2010-20 Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This update requires additional and disaggregated disclosures about the credit quality of an entity’s financing receivables and its allowance for credit losses. The Company is required to adopt these new disclosure requirements for the fiscal year ending September 30, 2012.

2.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL STATEMENTS

Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

The following methods and assumptions were used by management to estimate the fair value of its financial instruments at September 30, 2010 and 2009:

Cash and cash equivalents: For cash and cash equivalents, the carrying amount is estimated to be fair value.

Interest-bearing deposits in banks: The fair value of interest-bearing deposits in banks are estimated by discounting their future cash flows using rates at the reporting date for instruments with similar remaining maturities offered by comparable financial institutions.

Investment securities: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers. The carrying amount of accrued interest receivable approximates its fair value.

Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for the remaining loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

F-1-14

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

2.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL STATEMENTS (Continued)

Investment in Federal Home Loan Bank stock: The stock may be redeemed at par at the Federal Home Loan Bank. Accordingly, the carrying amount, which reflects par value, is used as a reasonable estimate of fair value.

Bank owned life insurance: The fair value of life insurance policies are based upon cash surrender values at each reporting date as provided by the insurers.

Deposits: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Collateralized deposits: Collateralized deposits are comprised of fixed-rate certificates of deposit for which the fair values are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Other borrowings: The fair value of other borrowings is estimated using a discounted cash flow analysis using interest rates currently available to the Company for similar debt instruments. The carrying amount of accrued interest payable approximates its fair value.

Junior subordinated deferrable interest debentures: The fair value of junior subordinated deferrable interest debentures is determined based on the current market for like-kind instruments of a similar maturity and structure.

Commitments to extend credit: The fair value of commitments are based on fees currently charged to enter into similar agreements, net of origination fees. These fees are not material at September 30, 2010 and 2009.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	September 30, 2010		September 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$60,447,968	$60,447,968	$29,170,906	$29,170,906
Interest-bearing deposits in banks	7,513,333	7,513,333	3,311,794	3,311,794
Investment securities	33,767,328	33,780,880	61,972,567	61,984,000
Loans	143,535,807	145,063,162	153,920,249	155,749,000
Federal Home Loan Bank stock	1,465,700	1,465,700	1,401,900	1,401,900
Bank owned life insurance	4,112,290	4,112,290
Accrued interest receivable	980,922	980,922	1,118,894	1,118,894
Financial liabilities:
Deposits	232,786,978	232,900,612	221,203,866	223,503,165
Collateralized deposits	433,377	433,377	12,297,744	12,275,000
Other borrowings	3,000,000	3,423,000	3,000,000	3,322,000
Accrued interest payable	80,428	80,428	251,367	251,367
Junior subordinated deferrable interest debentures	6,392,000	6,392,000	6,392,000	6,392,000

F-1-15

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

2.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL STATEMENTS (Continued)

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring and non recurring basis as of December 31, 2010. They indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at September 30, 2010, Using
Description	Fair Value September 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$33,657,000	$—	$33,657,000	$—

		Fair Value Measurements at September 30, 2009, Using
Description	Fair Value September 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$61,838,000	$2,785,700	$58,542,200	$510,100

F-1-16

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

2.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL STATEMENTS (Continued)

The following methods were used to estimate the fair value of each class of financial instrument above:

Securities—Fair values for available-for-sale investment securities are based on quoted market prices or quoted market prices for similar securities.

Assets measured at fair value on a non recurring basis are summarized below:

		Fair Value Measurements at September 30, 2010, Using
Description	Fair Value September 30 2010	Quoted Prices In Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses During the Year Ended September 30 2010
Impaired loans	$1,416,820			$1,416,820	$100,000
Other real estate owned	3,259,450			3,259,450	523,200

Total assets measured at fair value on a nonrecurring basis	$4,676,270	$—	$—	$4,676,270	$623,200

		Fair Value Measurements at September 30, 2009, Using
Description	Fair Value September 30 2009	Quoted Prices In Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses During the Year Ended September 30 2009
Impaired loans	$5,975,000			$5,975,000	$145,820
Other real estate owned	1,260,500			1,260,500	148,600

Total assets measured at fair value on a nonrecurring basis	$7,235,500	$—	$—	$7,235,500	$294,420

The following methods were used to estimate the fair value of each class of financial instrument above:

Impaired Loans—The fair value of impaired loans is based on the fair value of the collateral for all collateral dependent loans and for other impaired loans is estimated using a discounted cash flow model.

Other Real Estate Owned—The fair value of real estate owned is based primarily on the values obtained through property appraisals or similar information.

F-1-17

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

3.	INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at September 30, 2010 and 2009 consisted of the following:

Available for Sale

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Small Business Administration loan-backed securities	$9,399,387	$325,726	$(11,113)	$9,714,000
Obligations of states and political subdivisions	8,446,308	155,640	(28,948)	8,573,000
Government guaranteed mortgage-backed securities	14,409,099	960,901		15,370,000

	$32,254,794	$1,442,267	$(40,061)	$33,657,000

Net unrealized gains on available-for-sale investment securities totaling $1,402,206 were recorded, net of $546,989 in tax liabilities, as accumulated other comprehensive income within shareholders’ equity at September 30, 2010. Proceeds, gross realized gains and gross realized losses on sales of available-for-sale investment securities for the year ended September 30, 2010 totaled $20,033,432, $602,124 and $32,369, respectively.

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government agencies	$9,988,354		$(125,354)	$9,863,000
Small Business Administration loan-backed securities	11,182,631	$230,399	(77,030)	11,336,000
Obligations of states and political subdivisions	3,541,595		(310,595)	3,231,000
Government guaranteed mortgage-backed securities	35,505,191	1,838,809		37,344,000
FNMA preferred stock	86,800		(22,800)	64,000

	$60,304,571	$2,069,208	$(535,779)	$61,838,000

F-1-18

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

3.	INVESTMENT SECURITIES (Continued)

Available for Sale (Continued)

Net unrealized gains on available-for-sale investment securities totaling $1,533,429 were recorded, net of $628,706 in tax liabilities, as accumulated other comprehensive income within shareholders’ equity at September 30, 2009. There were no proceeds or gross realized gains on sales of available-for-sale investment securities for the year ended September 30, 2009. Proceeds, gross realized gains and gross realized losses on sales of available-for-sale investment securities for the year ended September 30, 2008 totaled $14,334,658, $186,708 and $158,860, respectively.

Held to Maturity

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Government guaranteed mortgage-backed securities	$110,328	$13,764	$—	$124,092

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Government guaranteed mortgage-backed securities	$134,567	$11,433	$—	$146,000

For the years ended September 30, 2010, 2009 and 2008, there were no sales, calls or transfers of held-to-maturity investment securities.

Investment securities with unrealized losses at September 30, 2010 and 2009 are summarized and classified according to the duration of the loss period as follows:

	2010
	Less than 12 Months		12 Months or More		Total
Available for Sale	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
Small Business Administration on loan-backed securities			$2,986,612	$(11,113)	$2,986,612	$(11,113)
Obligations of states and political sub-divisions			3,054,800	(28,948)	3,054,800	(28,948)

	$—	$—	$6,041,412	$(40,061)	$6,041,412	$(40,061)

F-1-19

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

3.	INVESTMENT SECURITIES (Continued)

Held to Maturity (Continued)

	2009
	Less than 12 Months		12 Months or More		Total
Available for Sale	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
US Government agencies	$9,863,000	$(125,354)			$9,863,000	$(125,354)
Small Business Administration on loan-backed securities	3,454,000	(16,438)	$3,233,000	$(60,592)	6,687,000	(77,030)
Obligations of states and political sub-divisions	445,000	(14,300)	2,786,000	(296,295)	3,231,000	(310,595)
FNMA preferred stock			64,000	(22,800)	64,000	(22,800)

	$13,762,000	$(156,092)	$6,083,000	$(379,687)	$19,845,000	$(535,779)

At September 30, 2010, the Company held 61 investment securities of which 7 were in a loss position. Management periodically evaluates each investment security for other than temporary impairment relying primarily on industry analyst reports and observations of market conditions and interest rate fluctuations. On September 7, 2008, the U.S. Government placed the Federal National Mortgage Association (FMNA) into conservatorship and as a result the market value of the shares have experienced a significant decline. Accordingly, during September 2008, the Company recorded an impairment charge totaling $912,800 related to the other than temporary decline in the value of the Company’s investment in FNMA preferred stock. During June 2010, the Company recorded an impairment change totaling $87,200 to write off the remaining carrying value of this investment. Other than this investment, management believes it will be able to collect all amounts due according to contractual terms of the underlying investment securities and that the noted decline in fair value is considered temporary and due only to interest rate fluctuations.

The amortized cost and estimated market value of investment securities by contractual maturity at September 30, 2010 are shown below. The contractual maturities of mortgage-backed securities range from 2019 through 2039. Expected maturities will differ from contractual maturities because the issuers of certain of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due after ten years	$8,446,308	$8,573,000
Investment securities not due at a single maturity date:
Government guaranteed mortgage-backed securities	14,409,099	15,370,000	$110,328	$124,092
Small Business
Administration loan-backed securities	9,399,387	9,714,000

	$32,254,794	$33,657,000	$110,328	$124,092

F-1-20

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

3.	INVESTMENT SECURITIES (Continued)

Held to Maturity (Continued)

Investment securities with amortized costs totaling approximately $20,703,000 and $28,170,000 and fair values totaling approximately $19,722,000 and $29,414,000 were pledged to secure advances from the Federal Home Loan Bank at September 30, 2010 and 2009, respectively (see Notes 7 and 8).

In addition, investment securities with amortized costs totaling approximately $863,000 and $22,267,000 and fair values totaling approximately $882,000 and $22,619,000 were pledged to secure selected deposit relationships at September 30, 2010 and 2009, respectively (see Note 7).

4.	LOANS

Outstanding loans are summarized as follows:

	September 30,
	2010	2009
Residential real estate—single family	$3,894,731	$2,806,136
Residential real estate—multi-family	66,640,104	75,469,662
Commercial real estate	70,800,979	72,581,198
Commercial	4,531,877	5,119,002
Consumer	17,776	65,116

	145,885,467	156,041,114
Deferred loan costs, net	(155,817)	(133,510)
Allowance for loan losses	(2,193,843)	(1,987,355)

	$143,535,807	$153,920,249

Certain loans have been pledged to secure borrowing arrangements (see Notes 7 and 8).

Changes in the allowance for loan losses were as follows:

	Year Ended September 30,
	2010	2009	2008
Balance, beginning of year	$1,987,355	$1,665,000	$1,667,000
Provision charged to operations	975,000	799,227	339,527
Losses charged to allowance	(773,162)	(477,930)	(346,513)
Recoveries	4,650	1,058	4,986

Balance, end of year	$2,193,843	$1,987,355	$1,665,000

The recorded investment in loans that were considered to be impaired totaled approximately $1,417,000 at September 30, 2010 and had a related valuation allowance of $100,000. The average recorded investment in impaired loans during 2010 was approximately $3,665,000. The recorded investment in loans that were considered to be impaired totaled approximately $6,040,000 at September 30, 2009 and had a related valuation allowance of $65,000. The average recorded investment in impaired loans during 2009 was approximately $1,888,000.

F-1-21

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

4.	LOANS (Continued)

Non-accrual loans totaled approximately $1,417,000 at September 30, 2010. There were no accruing loans past due 90 days or more at September 30, 2010. Interest income on non-accrual loans is generally recognized on a cash basis and totaled approximately $51,000 for the year ended September 30, 2010. Interest foregone on non-accrual loans totaled approximately $75,000 for the year ended September 30, 2010.

Non-accrual loans totaled approximately $6,040,000 at September 30, 2009. There were no accruing loans past due 90 days or more at September 30, 2009. Interest income on non-accrual loans is generally recognized on a cash basis and totaled approximately $133,000 for the year ended September 30, 2009. Interest foregone on non-accrual loans totaled approximately $119,000 for the year ended September 30, 2009.

Salaries and employee benefits totaling approximately $8,000, $49,000 and $83,000 have been deferred as loan origination costs for the years ended September 30, 2010, 2009 and 2008, respectively.

5.	PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	September 30,
	2010	2009
Land	$1,810,000	$1,810,000
Building	5,577,145	5,525,287
Construction in progress		1,200
Furniture and equipment	2,215,627	2,062,115
Automobiles	580,793	631,554
Leasehold improvements	205,068	140,415

	10,388,633	10,170,571
Less accumulated depreciation and amortization	(3,125,338)	(2,720,839)

	$7,263,295	$7,449,732

Depreciation and amortization included in occupancy and equipment expense totaled $468,962, $604,184 and $545,931 for the years ended September 30, 2010, 2009 and 2008, respectively.

6.	INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following:

	September 30,
	2010	2009
Savings	$3,942,867	$2,895,343
Money market	54,516,192	44,748,718
NOW accounts	30,733,709	6,970,790
Time, $100,000 or more	15,256,136	20,099,686
Other time	32,741,853	65,130,422

	$137,190,757	$139,844,959

Time deposits of $100,000 or more originate primarily from the organized labor industry and other financial institutions.

F-1-22

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

6.	INTEREST-BEARING DEPOSITS (Continued)

Aggregate annual maturities of time deposits are as follows:

Year Ending September 30,
2011	$46,283,206
2012	1,612,929
2013	101,854

$47,997,989

Interest expense recognized on interest-bearing deposits consisted of the following:

	Year Ended September 30,
	2010	2009	2008
Savings	$11,785	$13,908	$9,999
Money market	256,461	312,133	1,287,636
NOW accounts	21,389	12,027	160,747
Time, $100,000 or more	206,097	469,280	1,065,306
Other time	784,745	1,756,988	1,638,174

	$1,280,477	$2,564,336	$4,161,862

7.	SHORT-TERM BORROWING ARRANGEMENTS

The Company has developed a Collateralized Deposit account in an effort to maintain and/or obtain deposit relationships in excess of FDIC insurance limits. Under this program, the Company maintains a pool of government agency and guaranteed mortgage-backed securities in a safekeeping account at the FHLB. For selected deposit relationships where deposited funds will exceed insurance limits, excess funds will be secured, or collateralized, by these investment securities. At September 30, 2010, the Company had $433,377 in collateralized deposits secured by investment securities with amortized costs totaling approximately $20,703,000 and fair values totaling $19,722,000. At September 30, 2009, the Company had $12,297,744 in collateralized deposits secured by investment securities with amortized costs totaling approximately $22,267,000 and fair values totaling $22,619,000.

The Company has a $4,000,000 unsecured short-term borrowing arrangement with one of its correspondent banks. There were no borrowings outstanding under this arrangement at September 30, 2010 and 2009.

In addition, the Company could borrow up to approximately $5,053,000 and $1,398,000 from the Federal Reserve Bank as of September 30, 2010 and 2009, respectively. Commercial real estate loans totaling approximately $2,125,000 and $2,200,000 as of September 30, 2010 and 2009, respectively, secure this borrowing arrangement. There were no borrowings outstanding under this arrangement at September 30, 2010 and 2009.

8.	OTHER BORROWINGS

The Company has a borrowing agreement with the FHLB which allows the Company to borrow on either a short-term or long-term basis up to approximately $30,286,000 and $42,400,000 as of September 30, 2010 and 2009, respectively, based on specified percentages of the collateral pledged. Various mortgage loans and investment securities totaling approximately $38,010,000 and $57,134,000 as of September 30, 2010 and 2009, respectively, secure these borrowing arrangements.

F-1-23

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

8.	OTHER BORROWINGS (Continued)

Advances from the FHLB at September 30, 2010 and 2009 consisted of the following:

2010			2009
Amount	Rate	Maturity Date	Amount	Rate	Maturity Date
$1,000,000	5.11%	January 23, 2012	$1,000,000	5.11%	January 23, 2012
1,000,000	4.88%	December 1, 2016	1,000,000	4.88%	December 1, 2016
1,000,000	5.19%	January 23, 2017	1,000,000	5.19%	January 23, 2017

$3,000,000			$3,000,000

9.	JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

First ULB Statutory Trust I (the “Trust”) is a Delaware business trust formed by the Company with capital of $192,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. During the fourth quarter of 2004, the Trust issued 6,200 Floating Rate Capital Trust Pass-Through Securities (Trust Preferred Securities), with a liquidation value of $1,000 per security, for gross proceeds of $6,200,000. The entire proceeds of the issuance were invested by the Trust in $6,392,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Subordinated Debentures”) issued by the Company, with identical maturity, repricing and payment terms as the Trust Preferred Securities. The Subordinated Debentures represent the sole assets of the Trust. The Subordinated Debentures mature on August 10, 2034, bear a current interest rate of 2.799% (based on 3-month LIBOR plus 2.50%), with quarterly repricing and payments. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Board of Governors, on any March 15, June 15, September 15, or December 15, on or after September 15, 2009. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event which is defined in the debenture. The Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on August 10, 2034.

Holders of the Trust Preferred Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security. For each successive period beginning on March 15, June 15, September 15 and December 15 of each year, the rate will be adjusted to equal the 3-month LIBOR plus 2.50%. The Trust has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The Trust Preferred Securities were sold and issued in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities.

10.	INCOME TAXES

The income tax expense for the years ended September 30, 2010, 2009 and 2008 consisted of the following:

	Federal	State	Total
2010
Current	$739,000	$81,000	$820,000
Deferred	(289,000)	(93,000)	(382,000)

Income tax expense	$450,000	$(12,000)	$438,000

F-1-24

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

10.	INCOME TAXES (Continued)

	Federal	State	Total
2009
Current	$800,000	$76,000	$876,000
Deferred	(284,000)	(75,000)	(359,000)

Income tax expense	$516,000	$1,000	$517,000

2008
Current	$547,000	$2,000	$549,000
Deferred	(424,000)	(179,000)	(603,000)

Income tax expense	$123,000	$(177,000)	$(54,000)

The components of deferred income tax assets and liabilities at September 30, 2010 and 2009 were as follows:

	2010	2009
Deferred tax assets:
Allowance for loan losses	$650,000	$620,000
Depreciation on premises and equipment	61,000	60,000
State tax, net of Federal income tax effect	268,000	147,000
Other than temporary impairment	340,000	310,000
Accrued expenses and other	639,000	476,000

Total deferred tax assets	1,958,000	1,613,000

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	165,000	165,000
Unrealized gains on available-for-sale investment securities	477,000	465,000
Loan costs	17,000	118,000
Other liabilities	69,000	71,000

Total deferred tax liabilities	728,000	819,000

Net deferred tax assets	$1,230,000	$794,000

At September 30, 2010, the Company had state net operating loss carryforwards of $346,318. The net operating loss of $190,061 will expire in 2018 and $156,257 will expire in 2019. The Company believes that a valuation allowance is not needed to reduce the deferred tax assets as it is more likely than not that the deferred tax assets will be realized through recovery of taxes previously paid and/or future taxable income. Accordingly, no valuation was recorded as of September 30, 2010, 2009, and 2008.

F-1-25

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

10.	INCOME TAXES (Continued)

The Company’s reported income tax expense differs from the amount of tax expense that would result from applying the Federal statutory tax rates to pretax income for the year ended September 30, 2010, 2009, and 2008, primarily as a result of the following:

	September 30,
	2010	2009	2008
Federal	34.0%	34.0%	34.0%
State, net of federal benefits	-0.5%	0.0%	-35.3%
Bank owned life insurance	-2.4%	0.0%	0.0%
Tax exempt interest	-4.6%	-3.0%	25.0%
Other	1.3%	0.8%	-7.4%

Effective Tax Rate	27.8%	31.8%	16.3%

The total amount of unrecognized tax benefits, including interest and penalties, at September 30, 2010 is not material. The amount of tax benefits that would impact the effective rate, if recognized, is not expected to be material. The Company does not anticipate any significant changes with respect to unrecognized tax benefits within the next 12 months. Accordingly, no liability for unrecognized tax benefits was recorded as of September 30, 2010, 2009, and 2008.

The Company files income tax returns in the U.S. federal and California jurisdictions. The Company is not subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2005. The Company is not currently under examination for income taxes.

11.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its Long Beach, Sacramento, San Jose, San Francisco and Seattle branches under noncancelable operating leases that expire in 2012, 2013, 2012, 2016, and 2014, respectively. Each lease contains a five-year renewal option.

Future minimum lease payments are as follows:

Year Ending September 30,
2011	$232,387
2012	196,794
2013	119,040
2014	110,493
2015 and Thereafter	87,942

$746,656

Rental expense included in occupancy and equipment expense totaled $322,694, $170,028 and $121,900 for the years ended September 30, 2010, 2009 and 2008, respectively.

Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in

F-1-26

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

11.	COMMITMENTS AND CONTINGENCIES (Continued)

Financial Instruments With Off-Balance-Sheet Risk (Continued)

interest rates. These financial instruments consist of commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the consolidated balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and standby letters of credit as it does for loans included on the consolidated balance sheet.

The following financial instruments represent off-balance-sheet credit risk.

	September 30,
	2010	2009
Commitments to extend credit	$2,262,380	$6,061,000
Standby letters of credit	$206,482	$122,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include deeds of trust on residential real estate and income-producing commercial properties, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of the liabilities related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at September 30, 2010 and 2009. The Company recognizes these fees as revenue over the term of the commitment or when the commitment is used.

Real estate commitments are generally secured by property with a loan-to-value ratio of 70% to 80%. In addition, the majority of the Company’s commitments have variable interest rates.

Significant Concentrations of Credit Risk

The Company grants real estate mortgage, commercial and consumer loans to customers throughout the San Francisco Bay area. A substantial portion of its portfolio is secured by residential (single-family and multi-family) and commercial real estate.

F-1-27

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

11.	COMMITMENTS AND CONTINGENCIES (Continued)

Significant Concentrations of Credit Risk (Continued)

At September 30, 2010, in management’s judgment, a concentration of real estate loans existed. At that date, multi-family residential real estate, commercial real estate, and single-family residential real estate loans represented 46%, 49% and 3% of total loans, respectively.

At September 30, 2009, in management’s judgment, a concentration of real estate loans existed. At that date, multi-family residential real estate, commercial real estate, and single-family residential real estate loans represented 48%, 47% and 2% of total loans, respectively.

Although management believes that the loans within these concentrations have no more than the normal risk of collectibility, a substantial decline in the performance of the economy in general or a decline in real estate values in the Company’s primary service area, in particular, could have an adverse impact on collectibility, increase the level of real estate related non-performing loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of the Company.

Federal Reserve Requirements

Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. There was no required reserve balance at September 30, 2010 or 2009.

Correspondent Banking Agreements

The Company maintains uninsured funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled approximately $4,430,000 at September 30, 2010.

Collective Bargaining Agreement

Approximately forty percent of the Company’s employees are members of the Office and Professional Employees International Union, Local 29. The collective bargaining agreement between the Company and the Union expires on December 31, 2013.

Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Company.

12.	SHAREHOLDERS’ EQUITY

Preferred Stock

During the year ended September 30, 2009, the Company entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”), pursuant to which the Company issued and sold (i) 4,900 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) for a purchase price of $1,000 and (ii) a warrant (the

F-1-28

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

12.	SHAREHOLDERS’ EQUITY (Continued)

Preferred Stock (Continued)

“Warrant Preferred”) to purchase 245 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C stock, (the “Series C Preferred Stock”) for $.01 per share for an aggregate purchase price of $2.45. Subsequent to execution of the Purchase Agreement, the Company elected to repurchase the Preferred Stock from the United States Department of the Treasury. The 4,900 shares of the Preferred Stock were repurchased at the original purchase price of $1,000 and the warrant was repurchased at $245,000.

Dividends

Upon declaration by the Board of Directors, all shareholders of record will be entitled to receive dividends. The Office of Thrift Supervision (OTS) restricts the total dividend payment of any bank in any calendar year to the net income for that year to date plus retained income for the preceding two years. No dividends were declared or paid during the years ended September 30, 2010, 2009 and 2008.

Regulatory Capital

The Bank is subject to certain regulatory capital requirements administered by the OTS. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by the regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to total assets. Each of these components is defined in the regulations. In addition to these ratios, the OTS requires that institutions it supervises maintain a minimum tangible capital ratio of 1.5% and a core capital ratio of 4%. Management believes that the Bank meets all its capital adequacy requirements as of September 30, 2010.

F-1-29

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

12.	SHAREHOLDERS’ EQUITY (Continued)

Regulatory Capital (Continued)

In addition, the most recent notification from the OTS as of September 30, 2010 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and core capital ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

	2010		2009		2008
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio
United Labor Bank, F.S.B.	$23,212,000	14.8%	$19,924,761	11.7%	$17,279,000	10.5%
Minimum requirement for “Well- Capitalized” institution	$15,650,000	10.0%	$17,038,992	10.0%	$16,470,000	10.0%
Minimum regulatory requirement	$12,520,000	8.0%	$13,631,193	8.0%	$13,176,000	8.0%
Tier 1 Risk-Based Capital Ratio
United Labor Bank, F.S.B.	$21,252,000	13.6%	$17,937,406	10.5%	$15,694,000	9.5%
Minimum requirement for “Well- Capitalized” institution	$9,390,000	6.0%	$10,223,395	6.0%	$9,882,000	6.0%
Minimum regulatory requirement	$6,260,000	4.0%	$6,815,597	4.0%	$6,588,000	4.0%
Core Capital Ratio
United Labor Bank, F.S.B.	$21,252,000	8.1%	$17,937,406	6.9%	$15,694,000	6.3%
Minimum requirement for “Well- Capitalized” institution	$13,198,000	5.0%	$12,977,056	5.0%	$12,368,000	5.0%
Minimum regulatory requirement	$10,558,000	4.0%	$10,381,645	4.0%	$9,894,000	4.0%
Tangible Capital Ratio
United Labor Bank, F.S.B.	$21,252,000	8.1%	$17,937,406	6.9%	$15,694,000	6.3%
Minimum regulatory requirement	$3,959,000	1.5%	$3,893,117	1.5%	$3,710,000	1.5%

13.	OTHER EXPENSE

Other expense consisted of the following:

	Year Ended September 30,
	2010	2009	2008
Other real estate owned	$578,599	$148,603
Regulatory assessments	526,914	534,112	$214,137
Professional fees	295,490	230,018	263,950
Data processing	204,072	180,660	187,876
Director fees	173,558	182,271	152,400
Telephone	171,800	118,288	113,767
Travel and auto	156,704	155,044	152,735
Advertising	133,571	121,688	147,197
Surety bond insurance premiums	101,358	127,710	124,237
Stationery and supplies	92,280	97,804	112,325
Correspondent bank charges	77,342	47,756	114,633
Other operating expenses	1,023,681	807,488	770,670

	$3,535,369	$2,751,442	$2,353,927

F-1-30

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

14. EMPLOYEE BENEFIT PLAN

401(k) Plan

Effective January 1, 1995, the Company adopted the United Labor Bank 401(k) Plan. Employees are eligible for membership in the plan upon completion of twelve months of continuous employment (during which at least 1,000 hours of service have been completed). The participants may contribute up to 100% of their pretax income and the Company matches 100% of the participants’ contributions up to 15% of their eligible compensation subject to the maximum allowable by law. The Company’s contributions to the plan were $274,481, $267,773 and $236,151 for the years ended September 30, 2010, 2009 and 2008, respectively.

Deferred Compensation Plans

The Company has established a deferred compensation plan (the United Labor Bank Director Deferred Compensation Plan) for certain directors as well as a plan for members of management (the United Labor Bank Executive Deferred Compensation Plan) for the purpose of providing the opportunity for participants to defer compensation. Participants in the Director Plan are able to defer up to 100% of their director fees. Additionally, the Company may make a discretionary matching contribution. Participants in the Executive Plan are able to defer up to 100% of their salary as well as 100% of their performance-based compensation. The Company bears all administrative costs for the plans and funds the interest earned on participant deferrals at a rate equal to the Wall Street Journal Prime Rate of 3.25% and 3.25% at September 30, 2010 and 2009, respectively. Deferred compensation earned interest in the amount of $22,000, $30,000 and $35,000 for the years ended September 30, 2010, 2009 and 2008, respectively. Deferred compensation, including interest earned, totaled $770,000 and $704,000 at September 30, 2010 and 2009, respectively and is included on the consolidated balance sheet in accrued interest payable and other liabilities.

15.	COMPREHENSIVE INCOME

Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income (loss) that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company’s available-for-sale investment securities are included in other comprehensive income (loss). Total comprehensive income and the components of accumulated other comprehensive (loss) income are presented in the Consolidated Statement of Changes in Shareholders’ Equity.

F-1-31

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

15.	COMPREHENSIVE INCOME (Continued)

For the years ended September 30, 2010, 2009 and 2008, the Company held securities classified as available for sale which had unrealized gains (losses) as follows:

	Before Tax	Tax (Expense) Benefit	After Tax
For the Year Ended September 30, 2010
Other comprehensive loss:
Unrealized holding losses	$(700,978)	$303,921	$(397,057)
Reclassification adjustment for gains included in net income	569,755	(222,204)	347,551

Net change in unrealized losses	$(131,223)	$81,717	$(49,506)

For the Year Ended September 30, 2009
Other comprehensive income:
Unrealized holding gains	$1,827,944	$(749,457)	$1,078,487

For the Year Ended September 30, 2008
Other comprehensive loss:
Unrealized holding losses	$(382,358)	$123,906	$(258,452)
Reclassification adjustment for gains included in net income	27,848	(11,418)	16,430

Net change in unrealized losses	$(354,510)	$112,488	$(242,022)

F-1-32

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

16.	PARENT ONLY CONDENSED FINANCIAL STATEMENTS

BALANCE SHEET

September 30, 2010 and 2009

	2010	2009
ASSETS
Cash and cash equivalents	$4,906,301	$3,050,286
Loans		11,363
Investment in subsidiaries	22,107,584	19,115,920
Other assets	1,763,163	866,499

	$28,777,048	$23,044,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Junior subordinated debentures due to statutory grantor trust	$6,392,000	$6,392,000
Accrued interest payable and other liabilities	115,261	88,336

Total liabilities	6,507,261	6,480,336

Shareholders’ equity:
Common stock	12,989,000	10,129,760
Additional paid-in capital	2,807,284	1,049,819
Retained earnings	5,618,286	4,479,430
Accumulated other comprehensive income	855,217	904,723

Total shareholders’ equity	22,269,787	16,563,732

	$28,777,048	$23,044,068

F-1-33

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

16.	PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

STATEMENT OF INCOME

For the Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Income:
Dividends declared by subsidiary—eliminated in consolidation	$186,100	$271,000	$412,000
Interest and dividends	140	15,314	132,271
Earnings from investment in statutory trust	5,302	8,173	12,588
Other income	15,100	24,311	1,170

Total income	206,642	318,798	558,029

Expenses:
Interest on junior subordinated deferrable interest debentures	183,857	263,772	419,058
Professional fees	61,510	54,812	72,847
Other expense	390,380	396,633	316,021

Total expenses	635,747	715,217	807,926

Loss before equity in undistributed income of subsidiaries	(429,105)	(396,419)	(249,897)
Equity in undistributed income of subsidiaries	1,314,961	1,242,990	367,235

Income before income tax benefit	885,856	846,671	117,338
Income tax benefit	(253,000)	(264,000)	(268,000)

Net income	$1,138,856	$1,110,671	$385,338

F-1-34

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

16.	PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Cash flows from operating activities:
Net income	$1,138,856	$1,110,671	$385,338
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiaries	(1,314,961)	(1,242,990)	(367,235)
Increase in other assets	(896,664)	(611,308)	(13,593)
Increase (decrease) in other liabilities	26,925	21,195	(869)

Net cash (used in) provided by operating activities	(1,045,844)	(722,432)	3,641

Cash flows from investing activities:
Net (increase) decrease in loans	(11,363)	(11,363)	1,430,265
Investment in subsidiaries	53,982	(1,000,000)

Net cash provided by (used in) investing activities	42,619	(1,011,363)	1,430,265

Cash flows from financing activities:
Proceeds from the sale of common stock	2,859,240	2,154,325
Issuance of Series B preferred stock		4,900,000
Series B preferred stock dividend		(66,021)
Cash paid to repurchase Series B Series B preferred stock		(5,145,000)
Cash paid to repurchase common stock		(53,680)	(88,640)

Net cash provided by (used in) financing activities	2,859,240	1,789,624	(88,640)

Increase in cash and cash equivalents	1,856,015	55,829	1,345,266
Cash and cash equivalents at beginning of year	3,050,286	2,994,457	1,649,191

Cash and cash equivalents at end of year	$4,906,301	$3,050,286	$2,994,457

F-1-35

FIRST ULB CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

AS OF JUNE 30, 2011 AND SEPTEMBER 30, 2010

AND FOR THE NINE MONTHS ENDED

JUNE 30, 2011 AND 2010

FIRST ULB CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

JUNE 30, 2011 AND SEPTEMBER 30, 2010

	June 30, 2011	September 30, 2010

ASSETS
Cash and due from banks	$78,633,008	$55,432,968
Federal funds sold	—	5,015,000

Total cash and cash equivalents	78,633,008	60,447,968

Interest-bearing deposits in other banks	6,123,000	7,513,333
Investment securities:
Available for sale, at fair value	23,018,000	33,657,000
Held to maturity, at amortized cost	96,533	110,328
Loans, less allowance for loan losses of $2,085,770 at June 30, 2011 and $2,193,843 at September 30, 2010	147,757,248	143,535,807
Premises and equipment, net	7,428,412	7,263,295
Investment in Federal Home Loan Bank stock, at cost	1,402,900	1,465,700
Cash surrender value of bank-owned life insurance	4,232,392	4,112,290
Accrued interest receivable and other assets	4,594,099	4,973,662
Other real estate owned	1,585,500	3,259,450

Total assets	$274,871,092	$266,338,833

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Non-interest bearing	$107,479,440	$95,596,221
Interest-bearing	133,188,248	137,190,757

Total deposits	240,667,688	232,786,978

Collateralized deposits	—	433,377
Other borrowings	3,000,000	3,000,000
Accrued interest payable and other liabilities	2,105,900	1,456,691
Junior subordinated deferrable interest debentures	6,392,000	6,392,000

Total liabilities	252,165,588	244,069,046

Shareholders’ equity:
Preferred stock—10,000,000 shares authorized; no shares issued and outstanding at June 30, 2011 and September 30, 2010	—	—
Common stock—no par value; 10,000,000 shares authorized; issued and outstanding 1,298,900 at June 30, 2011 and September 30, 2010	12,989,000	12,989,000
Additional paid-in capital	2,807,284	2,807,284
Retained earnings	6,434,733	5,618,286
Accumulated other comprehensive income	474,487	855,217

Total shareholders’ equity	22,705,504	22,269,787

Total liabilities and shareholders’ equity	$274,871,092	$266,338,833

See notes to unaudited condensed consolidated financial statements.

F-2-2

FIRST ULB CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2011 AND 2010

	For nine months ended June 30,
	2011	2010
Interest income:
Interest and fees on loans	$7,121,783	$7,528,654
Interest on investments:
Taxable interest income	665,872	1,664,005
Nontaxable interest income	244,689	140,726
Interest on deposits in other banks	149,016	120,708

Total interest income	8,181,360	9,454,093

Interest expense:
Interest on deposits	313,422	1,118,731
Interest on other borrowings	113,538	113,538
Interest on junior subordinated deferrable interest debenture	135,658	134,898

Total interest expense	562,618	1,367,167

Net interest income	7,618,742	8,086,926
Provision for loan losses	280,000	830,000

Net interest income after provision for loan losses	7,338,742	7,256,926

Non-interest income:
Servicing income and service charges	84,072	84,107
Gains (losses) on sale of other real estate owned and premises and equipment, net	6,396	(27,026)
Gains on sale of investment securities	210,869	569,755
Earnings from bank-owned life insurance	120,102	70,779
Other income	170,492	94,867

Total non-interest income	591,931	792,482

Non-interest expenses:
Salaries and employee benefits	3,778,235	3,524,241
Occupancy and equipment	612,829	632,516
Other expense	2,342,662	2,700,281

Total non-interest expenses	6,733,726	6,857,038

Income before income tax expense	1,196,947	1,192,370
Income tax expense	380,500	411,328

Net income	$816,447	$781,042

Earnings per share	$0.63	$0.70

Weighted average number of shares outstanding	1,298,900	1,121,192

See notes to unaudited condensed consolidated financial statements.

F-2-3

FIRST ULB CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2011 AND 2010

	For nine months ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$816,447	$781,042
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Decrease) increase in deferred loan origination fees, net	(4,838)	30,312
Loss on sale of real estate owned	45,402	35,767
Earnings from bank-owned life insurance	(120,102)	(70,779)
Provision for loan losses	280,000	830,000
Impairment loss on other real estate owned	170,857	444,500
Depreciation and amortization	499,932	390,393
(Gain) on sale of available-for-sale securities	(210,869)	(569,755)
(Gain) on sale of premises and equipment	(51,796)	(8,741)
Decrease (increase) in interest receivable and other assets	597,000	(1,310,533)
Increase (decrease) in accrued interest payable and other liabilities	649,211	(559,862)

Net cash provided by (used in) operating activities	$2,671,244	$(7,656)

Cash flows from investing activities:
Net decrease (increase) in interest-bearing deposits in banks	$1,390,333	$(3,648,665)
Proceeds from sale of available-for-sale investment securities	5,512,694	19,463,677
Proceeds from maturities of available-for-sale securities	—	5,000,000
Purchase of available-for-sale investment securities	—	(8,208,823)
Proceeds from principal repayments for available-for-sale investment securities	4,689,543	11,078,928
Proceeds from principal repayments for held-to-maturity investment securities	13,795	19,730
Redemption (purchase) of Federal Home Loan Bank stock, net	62,800	(63,800)
Purchase of bank owned life insurance	—	(4,000,000)
Net decrease (increase) in loans	(4,961,413)	3,567,496
Purchases of improvements on real estate owned	(62,907)	(466,594)
Purchases of premises and equipment	(615,585)	(219,998)
Proceeds from sale of premises and equipment	51,796	—
Proceeds from sale of other real estate owned	1,985,408	245,726

Net cash provided by investing activities	$8,066,464	$22,767,677

Continued on next page.

F-2-4

FIRST ULB CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(Continued)

FOR THE NINE MONTHS ENDED JUNE 30, 2011 AND 2010

	For nine months ended June 30,
	2011	2010
Cash flows from financing activities:
Net increase in demand, interest-bearing and savings deposits	$699,869	$39,168,027
Net increase (decrease) in time deposits	7,180,840	(32,623,820)
Net (decrease) in collateralized deposits	(433,377)	(11,867,141)
Proceeds from sale of common stock, net of offering costs	—	4,646,115

Net cash provided by (used in) financing activities	$7,447,332	$(676,819)

Increase in cash and cash equivalents	$18,185,040	$22,083,202
Cash and cash equivalents at beginning for period	60,447,968	29,170,906

Cash and cash equivalents at end of period	$78,633,008	$51,254,108

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest	$599,867	$1,463,757
Income taxes	$45,325	929,827

Non-cash investing activities:
Real estate acquired through foreclosure	$464,810	$2,462,600

See notes to unaudited condensed consolidated financial statements.

F-2-5

FIRST ULB CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (UNAUDITED)

For the Nine Months Ended June 30, 2011

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount
Balance at September 30, 2010	1,298,900	$12,989,000	$2,807,284	$5,618,286	$855,217	$22,269,787
Net income (loss)				816,447		816,447
Net changes in unrealized gains on available-for-sale investment securities, net of tax					(380,730)	(380,730)

Balance at June 30, 2011	1,298,900	$12,989,000	$2,807,284	$6,434,733	$474,487	$22,705,504

See notes to unaudited condensed consolidated financial statements.

F-2-6

FIRST ULB CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

United Labor Bank (the “Bank”) was incorporated on May 4, 1990. The Bank operates branches in Oakland, Long Beach, Sacramento, San Francisco, San Jose, California and Tukwila, Washington. The Bank operates under a charter granted by the Office of Thrift Supervision (OTS) and its deposit accounts are insured by the Federal Deposit Insurance Corporation (FDIC). Subsequent to its formation, the Bank merged with First ULB Corp. (the “Company”) and became a wholly owned subsidiary. The Company’s primary source of revenue is interest on residential and commercial real estate mortgage loans. On August 10, 2004, the Company formed a wholly-owned subsidiary, First ULB Statutory Trust I, a Delaware statutory business trust, for the exclusive purpose of issuing trust preferred securities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

For financial reporting purposes, the Company’s investment in First ULB Statutory Trust I is accounted for under the equity method and is included in other assets on the consolidated balance sheet. The junior subordinated debentures issued and guaranteed by the Company and held by the Trust are reflected on the Company’s consolidated balance sheet.

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

All adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the Company’s consolidated financial position at June 30, 2011 and September 30, 2010, the results of its operations and its cash flows for the nine month periods ended June 30, 2011 and 2010 have been included therein. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted, however, the Company believes that the disclosures made are adequate to make the information not misleading. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2010 Annual Report. The results of operations and cash flows for the interim periods presented are not necessarily indicative of the results for a full year.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management evaluates overall loan portfolio characteristics and delinquencies, monitors economic conditions and obtains independent appraisals for significant properties.

F-2-7

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Information

Management has determined that since all of the banking products and services offered by the Company are available in each branch of the Bank and management does not allocate resources based on the performance of different lending or transaction activities, it is appropriate to aggregate the Bank branches and report them as a single operating segment. No customer accounts for more than 10 percent of revenues for the Company or the Bank.

Reclassifications

Certain reclassifications have been made to prior periods in order to conform to the current period’s presentation.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and due from banks and Federal funds sold. Generally, Federal funds are sold for one day periods.

Investment Securities

Investments are classified into the following categories:

•

Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders’ equity.

•	Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

Net gains or losses on the sale of investment securities are computed on the specific identification method and are shown separately in non-interest income on the consolidated statement of income. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums.

An investment security is impaired when its carrying value is greater than its fair value. Investment securities that are impaired are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether such a decline in their fair value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, and management does not intend to sell the security or it is more likely than not that the Company will not be required to sell the security before recovery, only the portion of the impairment loss representing credit exposure is recognized as a charge to earnings, with the balance recognized as a charge to other comprehensive income. If management intends to sell the security or it is more likely than not that the Company will be required to sell the security before recovering its forecasted cost, the entire impairment loss is recognized as a charge to earnings.

F-2-8

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment in Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank System, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of San Francisco (FHLB). The investment is carried at cost.

Loans

Loans are reported at the principal amounts outstanding, adjusted for deferred loan origination fees and costs, purchase premiums and discounts, write-downs and the allowance for loan losses. Loan origination fees, net of certain deferred origination costs, and purchase premiums and discounts are recognized as an adjustment to the yield of the related loans.

The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due or when loans become ninety days past due. Upon such discontinuance, all unpaid accrued interest is reversed against current income unless the loan is in the process of collection. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The Company’s real estate loan portfolio consists primarily of long-term loans (15-30 years) collateralized by first and second deeds of trust on one to four unit residential, multi-family residential and commercial real estate properties. A significant portion of the real estate loans is comprised of adjustable-rate mortgages. The interest rate and payment terms of these mortgages adjust on a periodic basis in accordance with various published indices. The majority of these adjustable-rate mortgages have terms which limit the amount of interest rate adjustment that can occur each year and over the life of the mortgage.

Loan Sales and Servicing

The Company services mortgage loans that were originated and sold to Federal National Mortgage Association (FNMA). At the time the loans were sold, the related right to service the loans was either retained, with the Company earning future servicing income, or released in exchange for a one-time servicing-released premium. Loans serviced for FNMA totaled approximately $346,000 and $362,000 as of June 30, 2011 and September 30, 2010, respectively.

Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. Servicing assets were not considered material.

Allowance for Loan Losses

The allowance for loan losses is an estimate of credit losses inherent in the Company’s loan portfolio that have been incurred as of the balance-sheet date. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. Credit exposures determined to be uncollectible are charged against the allowance. Cash received on previously charged off amounts is recorded as a recovery to the allowance. The overall allowance consists of two primary components, specific reserves related to impaired loans and general reserves for inherent losses related to loans that are not impaired.

F-2-9

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the original agreement. Loans determined to be impaired are individually evaluated for impairment. When a loan is impaired, the Company measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, it may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral.

A restructuring of a debt constitutes a troubled debt restructuring (TDR) if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above.

The determination of the general reserve for loans that are not impaired is based on estimates made by management, to include, but not limited to, consideration of historical losses by portfolio segment, internal asset classifications, and qualitative factors to include economic trends in the Company’s service areas, industry experience and trends, geographic concentrations, estimated collateral values, the Company’s underwriting policies, the character of the loan portfolio, and probable losses inherent in the portfolio taken as a whole.

The Company maintains a separate allowance for each portfolio segment (loan type). These portfolio segments include single family residential mortgage, multi-family residential mortgage, commercial real estate, commercial, and consumer loans. The allowance for loan losses attributable to each portfolio segment, which includes both impaired loans and loans that are not impaired, is combined to determine the Company’s overall allowance, which is included on the consolidated balance sheet.

The Company assigns a risk rating to all loans and periodically performs detailed reviews of all such loans to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by independent specialists engaged by the Company and the Company’s regulators. During these internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

Pass—A pass loan is a strong credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention—A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard—A substandard loan is not adequately protected by the current sound worth and paying capacity of the borrower or the value of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Well defined weaknesses include a project’s lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time or the project’s failure to fulfill economic expectations. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

F-2-10

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Doubtful—Loans classified doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

Loss—Loans classified as loss are considered uncollectible and charged off immediately.

The general reserve component of the allowance for loan losses also consists of reserve factors that are based on management’s assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. These reserve factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment described below.

Single family and multi-family residential mortgage—The degree of risk in residential real estate lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Commercial real estate—Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and construction loans. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for properties to produce sufficient cash flow to service debt obligations.

Commercial—Commercial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Consumer—A consumer loan portfolio is usually comprised of a large number of small loans scheduled to be amortized over a specific period. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the Board of Directors reviews the adequacy of the allowance, including consideration of the relative risks in the portfolio, current economic conditions and other factors. If the Board of Directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Company’s primary regulators review the adequacy of the allowance as an integral part of their examination process. The regulators may require additions to the allowance based on their judgment about information available at the time of their examinations.

Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures

The Company also maintains a separate allowance for off-balance-sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance-sheet commitments is included in accrued interest payable and other liabilities on the consolidated balance sheet.

Other Real Estate Owned

Other real estate owned includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Company’s recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the

F-2-11

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

allowance for loan losses. A valuation allowance for losses on other real estate owned is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate owned which is included in other expenses. Subsequent gains or losses on sales are recorded in non-interest income as incurred. Operating expenses of such properties, net of related income, are included in other expenses.

Premises and Equipment

Premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, which is three to seven years for equipment, three to five years for automobiles, five to ten years for furniture and thirty-nine years for bank premises. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred. The Company evaluates premises and equipment for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Income Taxes

The Company files its income taxes on a consolidated basis with its subsidiaries. The allocation of income tax expense (benefit) represents each entity’s proportionate share of the consolidated provision for income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if, based on the weight of available evidence, management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company uses a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company has elected to record interest accrued and penalties related to unrecognized tax benefits in tax expense.

Earnings Per Share

Earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. The Company has no equity instruments that dilute earnings per share.

Adoption of New Financial Accounting Standards

Transfers of Financial Assets

In June 2009, the FASB issued Accounting Standards Update (ASU) 2009-16, Accounting for Transfers of Financial Assets, which amends previously issued accounting guidance to enhance accounting and reporting for

F-2-12

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

transfers of financial assets, including securitizations or continuing exposure to the risks related to transferred financial assets. Prior to the issuance of ASU 2009-16, transfers under participation agreements and other partial loan sales fell under the general guidance for transfers of financial assets. ASU 2009-16 introduces a new definition for a participating interest along with the requirement for partial loan sales to meet the definition of a participating interest for sale treatment to occur. If a participation or other partial loan sale does not meet the definition, the portion sold should remain on the books and the proceeds recorded as a secured borrowing until the definition is met. Additionally, existing provisions that require the transferred assets to be isolated from the originating institution (transferor), that the transferor does not maintain effective control through certain agreements to repurchase or redeem the transferred assets and that the purchasing institution (transferee) has the right to pledge or exchange the assets acquired were retained. The new provisions became effective on October 1, 2010 and early adoption was not permitted. The impact of adoption was not material to the consolidated financial statements.

Fair Value Measurements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, which amends and clarifies existing standards to require additional disclosures regarding fair value measurements. Specifically, the standard requires disclosure of the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. This standard clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities—previously separate fair value disclosures were required for each major category of assets and liabilities. This standard also clarifies the requirement to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, these disclosures are effective for the year ending September 30, 2011. The requirement to separately disclose purchases, sales, issuances, and settlements of recurring Level 3 measurements becomes effective for the Company for the year beginning on October 1, 2011. The Company adopted this new accounting standard as of October 1, 2010 and the impact of adoption was not material to the consolidated financial statements.

Disclosures about Credit Quality

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires more robust and disaggregated disclosures about the credit quality of financing receivables (loans) and the allowance for loan losses, including disclosure about credit quality indicators, past due information and modifications of financing receivables. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on and after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of this guidance has significantly expanded disclosure requirements related to accounting policies and disclosures related to the allowance for loan losses but did not have an impact on the Company’s financial position, results of operation or cash flows.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. ASU 2011-01 approved the deferral of certain disclosure requirements surrounding TDRs included in ASU 2010-20, which were scheduled to be effective on January 1, 2011. The disclosure requirements were delayed until the FASB finalized the standards update related to their exposure draft, Clarifications to Accounting for Troubled Debt Restructurings by Creditors.

F-2-13

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU 2011-02 provides additional guidance to creditors for evaluating whether a modification or restructuring of a receivable is a TDR. The new guidance will require creditors to evaluate modifications and restructurings of receivables using a more principles-based approach, which may result in more modifications and restructurings being considered TDR. The amendments are effective for the first interim or annual period beginning on or after June 15, 2011. The disclosures which were deferred by ASU 2011-01 are required for interim and annual periods beginning on or after June 15, 2011.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 increases the prominence of items reported in other comprehensive income (OCI). The ASU requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total OCI, the components of OCI, and the total of comprehensive income. The new guidance becomes effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

NOTE B—INVESTMENT SECURITIES

Available-for-Sale

The amortized cost and estimated fair value of available-for-sale investment securities at the dates indicated consisted of the following:

	June 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Small Business Administration loan-backed securities	$5,462,583	$53,470	$(7,053)	$5,509,000
Obligations of states and political subdivisions	5,411,483	9,675	(158,158)	5,263,000
Government guaranteed mortgage-backed securities	11,339,719	906,281	—	12,246,000

	$22,213,785	$969,426	$(165,211)	$23,018,000

F-2-14

NOTE B—INVESTMENT SECURITIES (Continued)

Net unrealized gains on available-for-sale investment securities totaling $804,215 were recorded, net of $329,728 in income taxes, as accumulated other comprehensive income within shareholders’ equity at June 30, 2011. For the nine months ended June 30, 2011 and 2010, there were eight sales of available-for-sale investment securities, respectively.

	September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Small Business Administration loan-backed securities	$9,399,387	$325,726	$(11,113)	$9,714,000
Obligations of states and political subdivisions	8,446,308	155,640	(28,948)	8,573,000
Government guaranteed mortgage-backed securities	14,409,099	960,901	—	15,370,000

	$32,254,794	$1,442,267	$(40,061)	$33,657,000

Net unrealized gains on available-for-sale investment securities totaling $1,402,206 were recorded, net of $546,989 in income taxes, as accumulated other comprehensive income within shareholders’ equity at September 30, 2010.

Held-to-Maturity

The amortized cost and estimated fair value of held-to-maturity securities at the dates indicated consisted of the following:

	June 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Government guaranteed mortgage-backed securities	$96,533	$14,185	$—	$110,718

	September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Government guaranteed mortgage-backed securities	$110,328	$13,764	$—	$124,092

For the nine months ended June 30, 2011 and 2010, there were no sales, calls, or transfers of held-to-maturity investment securities.

F-2-15

NOTE B—INVESTMENT SECURITIES (Continued)

Investment securities with unrealized losses at June 30, 2011 are summarized and classified according to the duration of the loss period as follows:

	June 30, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
Small Business Administration loan-backed securities	$—	$—	$2,528,128	$(7,053)	$2,528,128	$(7,053)
Obligations of states and political subdivisions	1,191,202	(45,872)	2,972,677	(112,286)	4,163,879	(158,158)

	$1,191,202	$(45,872)	$5,500,805	$(119,339)	$6,692,007	$(165,211)

Municipal Securities

At June 30, 2011, the Company held 7 obligations of states and political subdivision securities of which 2 were in a loss position for less than twelve months and 3 were in a loss position and had been in a loss position for twelve months or more. Management believes the unrealized losses on the Company’s investments in obligations of states and political subdivision securities were due to the continued dislocation of the securities market and changes in market interest rates. All of these securities have continued to pay as scheduled despite their impairment due to current market conditions. Specifically, there has been no observable deterioration in the credit rating or financial performance of the underlying municipalities. In addition, the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity. Therefore, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2011.

Small Business Administration Securities

At June 30, 2011, the Company held 12 Small Business Administration loan-backed securities of which none were in a loss position for less than twelve months and 3 were in a loss position for twelve months or more. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. All of these securities have continued to pay as scheduled despite their impairment due to current market conditions. In addition, the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity. Therefore, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2011.

The amortized cost and estimated fair value of investment securities at June 30, 2011 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due after ten years	$5,411,483	$5,263,000	$—	$—
Investment securities not due at a single maturity date:
Government guaranteed mortgage-backed securities	11,339,719	12,246,000	96,533	110,718
Small Business Administration loan-backed securities	5,462,583	5,509,000	—	—

	$22,213,785	$23,018,000	$96,533	$110,718

F-2-16

NOTE B—INVESTMENT SECURITIES (Continued)

Investment securities with amortized costs totaling $16,571,000 and $20,703,000 were pledged to secure advances from the Federal Home Loan Bank at June 30, 2011 and September 30, 2010, respectively.

NOTE C—LOANS

Outstanding loans are summarized as follows:

	June 30, 2011	September 30, 2010
Residential real estate—single family	$15,990,985	$3,894,731
Residential real estate—multi-family	66,548,141	66,640,104
Commercial real estate	62,375,446	70,645,162
Commercial	4,903,262	4,531,877
Consumer	25,184	17,776

	$149,843,018	$145,729,650

Allowance for loan losses	(2,085,770)	(2,193,843)

	$147,757,248	$143,535,807

Changes in the allowance for loan losses were as follows:

	Nine months ended June 30, 2011	Nine months ended June 30, 2010
Beginning balance	$2,193,843	$1,987,355
Provision charged to operations	280,000	830,000
Losses charged to allowance	(396,275)	(776,380)
Recoveries	8,202	4,650

Ending balance	$2,085,770	$2,045,625

The recorded investment in loans that were considered to be impaired totaled $8,432,531 and $1,416,820 of which a related allowance for loan losses totaled $0 and $100,000 at June 30, 2011 and September 30, 2010, respectively. The average recorded investment in impaired loans for the nine month periods ended June 30, 2011 and 2010 was approximately $4,112,000 and $3,886,000, respectively. The Company recognized $0 and $0 in interest income on a cash basis for impaired loans during the nine months ended June 30, 2011 and 2010, respectively. Nonaccrual loans totaled $1,416,821 at September 30, 2010.

F-2-17

NOTE D—ALLOWANCE FOR LOAN LOSSES

The following table shows the allocation of the allowance for loan losses at and for the period ended June 30, 2011 by portfolio segment and by impairment methodology:

Allowance for Credit Losses	Residential Real Estate Single Family	Residential Real Estate Multi-family	Commercial Real Estate	Commercial	Consumer	Unallocated	Total
Balance at September 30, 2010	$22,348	$1,015,179	$935,844	$52,071	$197	$168,204	$2,193,843
Provisions	49,856	320,848	5,529	10,705	156	(107,094)	280,000
Charge-Offs	—	(396,275)	—	—	—	—	(396,275)
Recoveries	—	—	—	8,202	—	—	8,202

Balance at June 30, 2011	$72,204	$939,752	$941,373	$70,978	$353	$61,110	$2,085,770

Ending balance allocated to portfolio segments	$72,204	$939,752	$941,373	$70,978	$353	$61,110	$2,085,770

Ending balance: individually evaluated for impairment	—	—	—	—	—	—	—

Ending balance: collectively evaluated for impairment	72,204	939,752	941,373	70,978	353	61,110	2,085,770

Loans	Residential Real Estate Single Family	Residential Real Estate Multi-family	Commercial Real Estate	Commercial	Consumer	Total
Ending Balance	$15,990,985	$66,548,141	$62,375,446	$4,903,262	$25,184	$149,843,018

Ending balance: individually evaluated for impairment	—	4,637,990	3,794,541	—	—	8,432,531

Ending balance: collectively evaluated for impairment	15,990,985	61,910,151	58,580,905	4,903,262	25,184	141,410,487

F-2-18

NOTE D—ALLOWANCE FOR LOAN LOSSES (Continued)

The following table shows the loan portfolio allocated by management’s internal risk ratings at June 30, 2011:

	Residential Real Estate Single Family	Residential Real Estate Multi-family	Commercial Real Estate	Commercial	Consumer	Total
Grade:
Pass	$15,990,985	$61,910,151	$58,580,905	$4,903,262	$25,184	$141,410,487
Special Mention	—	—	—	—	—	—
Substandard	—	4,637,990	3,794,541	—	—	8,432,531
Doubtful	—	—	—	—	—	—

	$15,990,985	$66,548,141	$62,375,446	$4,903,262	$25,184	$149,843,018

The following table shows an aging analysis of the loan portfolio by the time past due at June 30, 2011:

	30-89 Days Past Due	Nonaccrual	Total Past Due	Current	Total
Single family real estate	$449,166	$—	$449,166	$15,541,819	$15,990,985
Multi-family real estate	418,787	2,221,686	2,640,473	$63,907,668	66,548,141
Commercial real estate	—	775,766	775,766	$61,599,680	62,375,446
Commercial	—	343,725	343,725	$4,559,537	4,903,262
Consumer	—	—	—	$25,184	25,184

	$867,953	$3,341,177	$4,209,130	$145,633,888	$149,843,018

The following table shows information related to impaired loans at June 30, 2011:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment		Interest Income Recognized
With no related allowance recorded:
Single family real estate	$—	$—	$—		$—	$—
Multi-family real estate	4,637,990	4,637,990	—		2,340,664	—
Commercial real estate
Motel	2,675,051	2,926,326	—		978,912	—
Auto repair shop	284,701	284,701	—		284,701	—
Retail stores	—	—	—		—	—
Other	834,789	834,789	—		507,413	—
Commercial	—	—	—		—	—
Consumer	—	—	—		—	—
With an allowance recorded:
Single family real estate	—	—	—		—	—
Multi-family real estate	—	—	—		—	—
Commercial real estate
Motel	—	—	—		—	—
Auto repair shop	—	—	—		—	—
Retail stores	—	—	—		—	—
Other	—	—	—		—	—
Commercial	—	—	—		—	—
Consumer	—	—	—		—	—
Total:
Single Family Real Estate	$—	$—	$—		$—	$—
Multi Family Real Estate	$4,637,990	$4,637,990	$—		$2,340,664	$—
Commercial Real Estate	$3,794,541	$4,045,816	$—		$1,771,026	$—
Commercial	$—	$—	$—	$		$—
Consumer	$—	$—	$—	$		$—

The Company does not have commitments to lend additional funds to borrowers with loans whose terms have been modified in troubled debt restructurings.

F-2-19

NOTE E—PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	June 30, 2011	September 30, 2010
Land	$1,810,000	$1,810,000
Building	5,827,211	5,577,145
Furniture and equipment	2,163,237	2,215,627
Automobiles	487,881	580,793
Leasehold improvements	205,066	205,068

	10,493,395	10,388,633
Less accumulated depreciation and amortization	(3,064,983)	(3,125,338)

	$7,428,412	$7,263,295

Depreciation and amortization included in occupancy and equipment expense totaled $450,468 and $356,135 for the nine months ended June 30, 2011 and 2010, respectively.

NOTE F—COMMITMENTS AND CONTINGENCIES

The Company is party to claims and legal proceeding arising in the ordinary course of business. In the opinion of the Company’s management, the amount of ultimate liability with respect to such proceedings will not have a material adverse effect on the financial condition or result of operations of the Company taken as a whole.

Stand-by letters of credit are conditional commitments written to guarantee the performance of a customer to a third party. These guarantees are primarily related to the purchases of inventory by commercial customers and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to customers and, accordingly, evaluation and collateral requirements similar to those for loan commitments are used. The deferred liability related to the Company’s stand-by letters of credit was not significant at June 30, 2011 or September 30, 2010.

NOTE G—COMPREHENSIVE INCOME

The Company’s comprehensive income is derived from net income and unrealized gains and losses on investment securities available-for-sale. The Company’s comprehensive income for the nine months ended June 30, 2011 and 2010 was as follows:

	2011	2010
Net income	$816,447	$781,042
Changes in unrealized gains on available-for-sale investment securities, net of tax	(380,730)	(177,014)

Total comprehensive income	$435,717	$604,028

F-2-20

NOTE H—INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following:

	June 30, 2011	September 30, 2010
Savings	$9,644,994	$3,942,867
Money market	53,988,267	54,516,192
NOW accounts	14,375,159	30,733,709
Time, $100,000 or more	11,788,925	15,256,136
Other time	43,390,903	32,741,853

	$133,188,248	$137,190,757

Aggregate annual maturities of time deposits are as follows:

Year Ending September 30,
2011	$12,865,461
2012	36,470,865
2013	5,843,502

$55,179,828

Interest expense recognized on interest-bearing deposits consisted of the following:

	Nine months ended
	June 30, 2011	June 30, 2010
Savings	$20,413	$7,647
Money market	103,257	233,292
NOW accounts	19,712	12,725
Time, $100,000 or more	161,231	781,400
Other time	8,809	83,667

	$313,422	$1,118,731

NOTE I—INCOME TAXES

The Company’s reported income tax expense differs from the amount of tax expense that would result from applying the federal statutory tax rate of 34% to pre-tax earnings primarily as a result of the Company’s investment in municipal securities, earnings from the cash surrender value of life insurance policies and state income taxes. Interest earned on municipal securities are exempt from federal income tax. Earnings on life insurance policies are exempt from both federal income and California franchise tax. As such, these investment strategies lower the Company’s effective tax rate.

F-2-21

NOTE J—REGULATORY CAPITAL

The most recent notification from the OTS as of June 30, 2011 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and core capital ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

	June 30, 2011		September 30, 2010
	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio
United Labor Bank, F.S.B.	$24,105,600	16.0%	$23,212,000	14.8%
Minimum requirement for “Well-Capitalized” institution	$15,084,900	10.0%	$15,650,000	10.0%
Minimum regulatory requirement	$12,067,920	8.0%	$12,520,000	8.0%
Tier 1 Risk-Based Capital Ratio
United Labor Bank, F.S.B.	$22,217,600	14.7%	$21,252,000	13.6%
Minimum requirement for “Well-Capitalized” institution	$9,049,920	6.0%	$9,390,000	6.0%
Minimum regulatory requirement	$6,033,280	4.0%	$6,260,000	4.0%
Core Capital Ratio
United Labor Bank, F.S.B.	$22,217,600	8.2%	$21,252,000	8.1%
Minimum requirement for “Well-Capitalized” institution	$13,630,450	5.0%	$13,198,000	5.0%
Minimum regulatory requirement	$10,904,360	4.0%	$10,558,000	4.0%
Tangible Capital Ratio
United Labor Bank, F.S.B.	$22,217,600	8.2%	$21,252,000	8.1%
Minimum regulatory requirement	$4,079,000	1.5%	$3,959,000	1.5%

NOTE K—FAIR VALUE MEASUREMENT

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring and non-recurring basis as of June 30, 2011 and September 30, 2010. The tables also indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair values. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

F-2-22

NOTE K—FAIR VALUE MEASUREMENT (Continued)

Assets measured at fair value on a recurring basis are summarized below:

	June 30, 2011
		Quoted Prices in Active Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs
Recurring Basis	Fair Value	(Level 1)	(Level 2)	(Level 3)
Debt securities:
Small Business Administration loan-backed securities	$5,509,000	$—	$5,509,000	$—
Obligations of states and political subdivisions	5,263,000	—	5,263,000	—
Government guaranteed mortgage-backed securities	12,246,000	—	12,246,000	—

	$23,018,000	$—	$23,018,000	$—

	September 30, 2010
		Quoted Prices in Active Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs
Recurring Basis	Fair Value	(Level 1)	(Level 2)	(Level 3)
Debt securities:
Small Business Administration loan-backed securities	$9,714,000	$—	$9,714,000	$—
Obligations of states and political subdivisions	8,573,000	—	8,573,000	—
Government guaranteed mortgage-backed securities	15,370,000	—	15,370,000	—

	$33,657,000	$—	$33,657,000	$—

The following methods were used to estimate the fair value of each class of financial instrument above:

Securities—Fair values for available-for-sale investment securities are based on quoted market prices or quoted market prices for similar securities.

During the nine months ended June 30, 2011 and 2010, there were no significant transfers in or out of Levels 1 and 2.

Assets measured at fair value on a non-recurring basis are summarized below:

	June 30, 2011
		Quoted Prices in Active Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs	Total Gains/(Losses) during the nine months ended
	Fair Value	(Level 1)	(Level 2)	(Level 3)	June 30, 2011
Assets:
Impaired loans	2,675,051	—	—	2,675,051	(251,002)
Other real estate owned	1,585,500	—	—	1,585,500	(170,000)

	$4,260,551	$—	$—	$4,260,551	$(421,002)

F-2-23

NOTE K—FAIR VALUE MEASUREMENT (Continued)

	September 30, 2010
		Quoted Prices in Active Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs	Total Gains/(Losses) during the year ended September 30,
	Fair Value	(Level 1)	(Level 2)	(Level 3)	2010
Assets:
Impaired loans	$1,416,820	$—	$—	$1,416,820	$(100,000)
Other real estate owned	3,259,450	—	—	3,259,450	(523,200)

	$4,676,270	$—	$—	$4,676,270	$(623,200)

The following methods were used to estimate the fair value of each class of financial instrument above:

Impaired Loans—The fair value of impaired loans is based on the fair value of the collateral for all collateral dependent loans and for other impaired loans is estimated using a discounted cash flow model.

Other Real Estate Owned—The fair value of real estate owned is based primarily on the values obtained through property appraisals or similar information.

The estimated fair values of the Company’s financial instruments are as follows:

	June 30, 2011		September 30, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$78,633,008	$78,633,008	$60,447,968	$60,447,968
Interest-bearing deposits in banks	6,123,000	6,123,000	7,513,333	7,513,333
Investment securities	23,114,533	23,128,718	33,767,328	33,780,880
Loans	147,757,248	148,218,190	143,535,807	145,063,162
Federal Home Loan Bank stock	1,402,900	1,402,900	1,465,700	1,465,700
Bank owned life insurance	4,232,392	4,232,392	4,112,290	4,112,290
Accrued interest receivable	803,769	803,769	980,922	980,922
Financial Liabilities:
Deposits	240,667,688	240,605,588	232,786,978	232,900,612
Collateralized deposits	—	—	433,377	433,377
Other borrowings	3,000,000	3,363,000	3,000,000	3,423,000
Accrued interest payable	43,179	43,179	80,428	80,428
Junior subordinated deferrable interest debentures	6,392,000	4,267,000	6,392,000	4,242,000

The following methods and assumptions were used by management to estimate the fair value of its financial instruments at June 30, 2011 and September 30, 2010:

Cash and cash equivalents: For cash and cash equivalents, the carrying amount is estimated to be fair value.

Interest-bearing deposits in banks: The fair value of interest-bearing deposits in banks are estimated by discounting their future cash flows using rates at the reporting date for instruments with similar remaining maturities offered by comparable financial institutions.

F-2-24

NOTE K—FAIR VALUE MEASUREMENT (Continued)

Investment securities: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for the remaining loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness.

Investment in Federal Home Loan Bank stock: The stock may be redeemed at par at the Federal Home Loan Bank. Accordingly, the carrying amount, which reflects par value, is used as a reasonable estimate of fair value.

Bank owned life insurance: The fair value of life insurance policies are based upon cash surrender values at each reporting date as provided by the insurers.

Deposits: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Bank for certificates with similar remaining maturities.

Collateralized deposits: Collateralized deposits are comprised of fixed-rate certificates of deposit for which the fair values are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Other borrowings: The fair value of other borrowings is estimated using a discounted cash flow analysis using interest rates currently available to the Company for similar debt instruments.

Junior subordinated deferrable interest debentures: The fair value of junior subordinated deferrable interest debentures is estimated using a discounted cash flow analysis using interest rates currently available to the Company for similar debt instruments.

Accrued interest receivable and payable: For accrued interest receivable and payable, the carrying amount is estimated to be fair value.

NOTE L—SUBSEQUENT EVENTS

On July 29, 2011, the Company’s shareholders approved the 2011 Stock Incentive Plan (the “Plan”). The Plan allows for the grant of up to 130,000 shares of common stock as either restricted stock awards or performance-based awards in order to allow key employees and nonemployee directors an opportunity to acquire a proprietary interest in the Company and to attract, motivate and retain highly competent individuals. The terms of the stock awards are determined by the Administrator, which may be the full Board or a designated committee of outside Company directors. The Company’s designated committee is its Compensation Committee. To date, no awards have been granted under the Plan.

F-2-25

                 Shares

FIRST ULB CORP.

THE HOLDING COMPANY FOR

UNITED LABOR BANK

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by the Registrant.

Item:	Amount:
SEC registration fee	$3,295
FINRA filing fee	18,000
NASDAQ initial listing fee	5,000
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Transfer agent and registrar fees and expenses	*
Blue Sky fees and expenses	*
Miscellaneous fees and expenses	*
Total

*	To be furnished by amendment.

Item 14.	Indemnification of directors and officers

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our articles of incorporation provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by California law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by California law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent sales of unregistered securities

During the last three years, the Registrant made sales of the following unregistered securities in private placements: 48,627 shares of common stock in 2009 and 285,924 shares of common stock in 2010.

Item 16.	Exhibits and financial statements

(a) Exhibits

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation of First ULB Corp.

3.2	Amended and Restated Bylaws of First ULB Corp.

Exhibit Number	Description of Exhibit

4.1	Form of First ULB Corp. Common Stock Certificate

5.1*	Form of Opinion of McAndrews, Allen & Matson, PC

10.1+	2011 Stock Incentive Plan

10.2+	Form of Stock Incentive Plan Stock Award Agreement

10.3+	Executive Employment Agreement between United Labor Bank and Malcolm F. Hotchkiss dated January 1, 2007 and Amendment dated January 1, 2010

10.4+	Executive Employment Agreement between United Labor Bank and Mukhtar Ali dated May 1, 2011

10.5+	Executive Employment Agreement between United Labor Bank and Kelly Wong dated May 1, 2011

10.6+	Executive Transition Agreement between United Labor Bank and Malcolm F. Hotchkiss dated January 1, 2007 and Amendment dated January 1, 2010

10.7+	Executive Transition Agreement between United Labor Bank and Mukhtar Ali dated May 1, 2011

10.8+	Executive Transition Agreement between United Labor Bank and Kelly Wong dated May 1, 2011

10.9+	United Labor Bank Director Deferred Compensation Plan dated October 22, 2003, as amended

10.10+	United Labor Bank Executive Deferred Compensation Plan between United Labor Bank and Malcolm F. Hotchkiss dated May 17, 2005

10.11+	United Labor Bank Performance Driven Plan between United Labor Bank and Malcolm F. Hotchkiss dated December 15, 2009.

10.12+	United Labor Bank Performance Driven Plan between United Labor Bank and Cheryl Maderazo dated December 15, 2009.

10.13+	United Labor Bank Performance Driven Plan between United Labor Bank and Mukhtar Ali dated December 15, 2009.

10.14+	United Labor Bank Performance Driven Plan between United Labor Bank and Kelly Wong dated December 15, 2009.

10.15+	United Labor Bank Performance Driven Plan between United Labor Bank and Michael Creed dated December 15, 2009

10.16+	United Labor Bank Performance Driven Plan between United Labor Bank and Rick Hanson dated December 15, 2009

10.17+	United Labor Bank Performance Driven Plan between United Labor Bank and William Smith dated December 15, 2009

10.18+	United Labor Bank Performance Driven Plan between United Labor Bank and Steve Spector dated December 15, 2009

10.19+	United Labor Bank Performance Driven Plan between United Labor Bank and Terence J. Street dated December 15, 2009

10.20+	United Labor Bank Executive Deferred Compensation Agreement with Cheryl W. Maderazo dated May 24, 2005

10.21+	United Labor Bank Executive Deferred Compensation Agreement with Michael J. Creed dated May 23, 2005

10.22	First ULB Statutory Trust I: Indenture dated August 10, 2004

10.23	Amended and Restated Declaration of Trust dated August 10, 2004

10.24	Declaration of Trust dated August 3, 2004

21.1	List of subsidiaries

23.1*	Consent of McAndrews, Allen & Matson, PC (included in Exhibit 5.1)

23.2	Consent of Perry-Smith LLP, independent registered public accounting firm

24.1	Power of Attorney (see page II-4 to this registration statement)

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan.

(b) Financial statement schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakland, California on October 12, 2011.

FIRST ULB CORP.

/s/ MALCOLM F. HOTCHKISS
Malcolm F. Hotchkiss President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Malcolm F. Hotchkiss and Kelly Wong, signing singly, his true and lawful attorney, with full power to sign for each person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MICHAEL J. CREED	Dated: October 12, 2011
Michael J. Creed, Director

/s/ RICK HANSON	Dated: October 12, 2011
Rick Hanson, Director

/s/ MALCOLM F. HOTCHKISS	Dated: October 12, 2011
Malcolm F. Hotchkiss, Director

/s/ CHERYL A. MADERAZO	Dated: October 12, 2011
Cheryl A. Maderazo, Director

/s/ WILLIAM S. SMITH	Dated: October 12, 2011
William S. Smith, Director

/s/ STEVEN M. SPECTOR	Dated: October 12, 2011
Steven M. Spector, Director

/s/ TERENCE J. STREET	Dated: October 12, 2011
Terence J. Street, Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation of First ULB Corp.

3.2	Amended and Restated Bylaws of First ULB Corp.

4.1	Form of First ULB Corp. Common Stock Certificate

5.1*	Form of Opinion of McAndrews, Allen & Matson, PC

10.1+	2011 Stock Incentive Plan

10.2+	Form of Stock Incentive Plan Stock Award Agreement

10.3+	Executive Employment Agreement between United Labor Bank and Malcolm F. Hotchkiss dated January 1, 2007 and Amendment dated January 1, 2010

10.4+	Executive Employment Agreement between United Labor Bank and Mukhtar Ali dated May 1, 2011

10.5+	Executive Employment Agreement between United Labor Bank and Kelly Wong dated May 1, 2011

10.6+	Executive Transition Agreement between United Labor Bank and Malcolm F. Hotchkiss dated January 1, 2007 and Amendment dated January 1, 2010

10.7+	Executive Transition Agreement between United Labor Bank and Mukhtar Ali dated May 1, 2011

10.8+	Executive Transition Agreement between United Labor Bank and Kelly Wong dated May 1, 2011

10.9+	United Labor Bank Director Deferred Compensation Plan dated October 22, 2003, as amended

10.10+	United Labor Bank Executive Deferred Compensation Plan between United Labor Bank and Malcolm F. Hotchkiss dated May 17, 2005

10.11+	United Labor Bank Performance Driven Plan between United Labor Bank and Malcolm F. Hotchkiss dated December 15, 2009.

10.12+	United Labor Bank Performance Driven Plan between United Labor Bank and Cheryl Maderazo dated December 15, 2009.

10.13+	United Labor Bank Performance Driven Plan between United Labor Bank and Mukhtar Ali dated December 15, 2009.

10.14+	United Labor Bank Performance Driven Plan between United Labor Bank and Kelly Wong dated December 15, 2009.

10.15+	United Labor Bank Performance Driven Plan between United Labor Bank and Michael Creed dated December 15, 2009

10.16+	United Labor Bank Performance Driven Plan between United Labor Bank and Rick Hanson dated December 15, 2009

10.17+	United Labor Bank Performance Driven Plan between United Labor Bank and William Smith dated December 15, 2009

10.18+	United Labor Bank Performance Driven Plan between United Labor Bank and Steve Spector dated December 15, 2009

10.19+	United Labor Bank Performance Driven Plan between United Labor Bank and Terence J. Street dated December 15, 2009

Exhibit Number	Description of Exhibit

10.20+	United Labor Bank Executive Deferred Compensation Agreement with Cheryl W. Maderazo dated May 24, 2005

10.21+	United Labor Bank Executive Deferred Compensation Agreement with Michael J. Creed dated May 23, 2005

10.22	First ULB Statutory Trust I: Indenture dated August 10, 2004

10.23	Amended and Restated Declaration of Trust dated August 10, 2004

10.24	Declaration of Trust dated August 3, 2004

21.1	List of subsidiaries

23.1*	Consent of McAndrews, Allen & Matson, PC (included in Exhibit 5.1)

23.2	Consent of Perry-Smith LLP, independent registered public accounting firm

24.1	Power of Attorney (see page II-4 to this registration statement)

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan.

2